SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant [ X ]
Filed by a party other than the registrant [     ]
Check the appropriate box:
[     ] Preliminary Proxy Statement
[     ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

PAVILION BANCORP, INC.
(Name of registrant as specified in its charter)

________________________________________________________________________
(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[ X ] No fee required
[     ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies: ______________________________________
(2)	Aggregate number of securities to which transaction applies:______________________________________
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________________
(4)	Proposed maximum aggregate value of transaction: _____________________________________________
(5)	Total fee Paid: _________________________________________________________________________

[     ] Fee paid previously with preliminary materials
[     ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: _________________________________________________________________
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PAVILION BANCORP, INC.
135 East Maumee Street
Adrian, Michigan 49221
(517) 265-5144

_________________________________________
Notice of Special Meeting of Shareholders
To Be Held on March 11, 2008

        A special meeting of the shareholders of Pavilion Bancorp, Inc. (“Pavilion”) will be held on March 11, 2008 at 7:00 p.m., Eastern Time, at the main offices of Pavilion located at 135 East Maumee Street in Adrian, Michigan. The special meeting will be held for the purpose of considering and voting upon the following matters:

1.	To approve the Agreement and Plan of Merger, dated as of October 2, 2007 and amended as of January 21, 2008, by and between First Defiance Financial Corp. (“First Defiance”) and Pavilion, which provides for the merger of Pavilion into First Defiance and the exchange of each outstanding share of Pavilion common stock, other than common stock held in the Pavilion ESOP and 401(k) Plan, into the right to receive (a) 1.4209 shares of First Defiance common stock and (b) $37.50 in cash.

2.	To transact such other business that may properly come before the special meeting, including, if necessary, the adjournment of the special meeting to allow for additional solicitation of shareholder votes to obtain the required vote to approve the merger agreement.

        The Pavilion board of directors has established January 11, 2008, as the record date. Only record holders of shares of Pavilion common stock as of the close of business on that date will be entitled to receive notice of and vote at the special meeting.

        A prospectus/proxy statement and proxy card for the special meeting are enclosed.

        Your vote is important. Even if you plan to attend the special meeting, please complete, sign and return the proxy card in the enclosed postage-paid envelope as soon as possible.

        The Pavilion board of directors recommends that you vote FOR the approval of the Agreement and Plan of Merger.

February 5, 2008	By Order of the Board of Directors, Eileen Loveland, Secretary

PROSPECTUS FIRST DEFIANCE FINANCIAL CORP. For the issuance of up to 1,100,000 shares of common stock	PROXY STATEMENT PAVILION BANCORP, INC. For the Special Meeting of Shareholders

        The boards of directors of First Defiance Financial Corp. (“First Defiance”) and Pavilion Bancorp, Inc. (“Pavilion”) have agreed to a merger of Pavilion into First Defiance. If we complete the merger, each Pavilion shareholder will receive in exchange for each Pavilion share owned, other than shares that are held in the Pavilion ESOP and 401(k) Plan, (a) 1.4209 shares of First Defiance common stock and (b) $37.50 in cash. Shares of Pavilion stock held in the Pavilion ESOP and 401(K) Plan will be exchanged for the same consideration as other Pavilion shares, but may also be entitled to an additional amount of cash depending on the closing price of First Defiance stock immediately prior to the effective time of the merger. See “Description of the Merger—Merger consideration” below for more information.

        We cannot complete the merger unless the holders of at least 364,959 shares of Pavilion common stock, which is a majority of the issued and outstanding shares of Pavilion common stock on the record date, January 11, 2008, approve the merger agreement. The Pavilion board of directors has scheduled a special meeting for Pavilion shareholders to vote on the merger agreement. Whether or not you plan to attend Pavilion’s special meeting, please take the time to vote by completing and returning the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the approval of the merger agreement. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held by you in “street name”, the effect will be a vote against the merger agreement. The date, time and place of the special meeting are as follows:

March 11, 2008
7:00 p.m.
Main Office of Pavilion Bancorp, Inc.
135 East Maumee Street
Adrian, Michigan

        Shares of First Defiance common stock are listed on The NASDAQ Global Select Market under the symbol “FDEF.” On October 1, 2007, the trading day immediately preceding the public announcement of the merger, and February 5, 2008, the last practicable trading date before we printed this prospectus/proxy statement, the closing prices for First Defiance common stock were $25.83 and $21.24 per share, respectively.

This document contains a more complete description of the shareholders’ meeting and the terms of the merger. We urge you to review this entire document, including the section titled “Risk Factors” beginning on page 1, carefully. You may also obtain information about First Defiance and Pavilion from documents that each has filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus/proxy statement or determined if this prospectus/proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

        This prospectus/proxy statement is dated February 5, 2008, and is first being mailed to Pavilion shareholders on or about February 8, 2008.

TABLE OF CONTENTS

Summary	S-	1

Risk factors	1

Forward looking statements	3

Market price and dividend information	5

Selected financial information of First Defiance	6

Selected financial information of Pavilion	8

Comparative per share data	10

Pro forma unaudited consolidated financial information	11

The special meeting of Pavilion shareholders	19

Purpose, time and place	19
Shares outstanding and entitled to vote; record date	19
Votes required	19
Voting, solicitation and revocation of proxies	19
Dissenters' rights	20

Parties to the merger agreement	20

Description of the merger	20

First Defiance background and reasons for the merger	21
Pavilion background of the merger	22
Pavilion merger recommendation and reasons for the merger	24
Opinion of Pavilion's financial advisor	24
Merger consideration	32
Representations and warranties	33
Covenants	33
Conduct of business pending the merger	34
Conditions	36
Termination and amendment	36
Effective time	37
Exchange of Pavilion stock certificates	38
Employee matters	38
Interests of directors and officers	38
Resale of First Defiance common stock	39
Material federal income tax consequences of the merger as a reorganization	39
Treatment if merger does not qualify as a reorganization	42
Other tax considerations	42
Accounting treatment	43
Regulatory approval required	43

Comparison of rights of First Defiance shareholders and Pavilion shareholders	43

Authorized stock	43
Director nominations	43
Anti-takeover provisions	43
Anti-takeover statutes	45

Legal matters	47

Experts	47

Where you can find more information	47

Annex A	Agreement and Plan of Merger dated October 2, 2007 and amended as of January 21, 2008, by and between First Defiance Financial Corp. and Pavilion Bancorp, Inc.

Annex B	Opinion of Donnelly, Penman & Partners, dated as of February 5, 2008.

Additional Information

        This document incorporates important business and financial information about First Defiance from documents that First Defiance has filed with the Securities and Exchange Commission but have not included in or delivered with this document. If you write or call First Defiance, we will send you these documents, excluding exhibits, without charge. You can contact First Defiance at:

First Defiance Financial Corp.
601 Clinton Street
Defiance, Ohio 43512-3272
Attention: John C. Wahl
(419) 782-5015

If you would like to request documents, please be sure we receive your request by March 4, 2008. See “Where you can find more information” on page 47 for more information about the documents referred to in this prospectus/proxy statement.

        You should rely only on the information contained or incorporated by reference in this prospectus/proxy statement. We have not authorized anyone to provide you with information that is different. You should assume that the information contained or incorporated by reference in this prospectus/proxy statement is accurate only as of the date of this prospectus/proxy statement or the date of the document incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

SUMMARY

        This summary highlights selected information from this prospectus/proxy statement. It does not contain all of the information that may be important to you. To fully understand the merger, you should read this entire document carefully and the other documents to which we refer.

The parties (page 20)

First Defiance Financial Corp.
601 Clinton Street
Defiance, Ohio 43512-3272
(419) 782-5015

        First Defiance is a unitary thrift holding company organized under Ohio law with assets of $1.58 billion and stockholders’ equity of $164.8 million at September 30, 2007. Through its wholly-owned subsidiaries, First Federal Bank of the Midwest (“First Federal”) and First Insurance & Investments, First Defiance focuses on traditional banking and the sale of property and casualty, life and group health insurance products.

        First Federal is a federally chartered savings bank, conducting operations through its main office in Defiance, Ohio and 27 branch offices in several counties in northwest Ohio and northeast Indiana. First Federal is primarily engaged in community banking. It attracts deposits from the general public through its offices and uses those and other available sources of funds to originate residential real estate loans, non-residential real estate loans, commercial loans, home improvement and home equity loans, and consumer loans.

Pavilion Bancorp, Inc.
135 East Maumee Street
Adrian, Michigan 49221
(517) 265-5144

        Pavilion is a bank holding company organized under Michigan law with assets of $278.6 million and stockholders’ equity of $29.4 million at September 30, 2007. Through its wholly-owned subsidiary, Bank of Lenawee, Pavilion operates a single line of business. Bank of Lenawee is a full service bank chartered under Michigan laws and offers a broad range of loan and deposit products to business and individual customers.

The merger (page 20)

        The merger agreement provides for the merger of Pavilion into First Defiance and the subsequent merger of the Bank of Lenawee into First Federal. The mergers cannot be completed unless at least 364,959 shares of Pavilion common stock, which is a majority of the issued and outstanding Pavilion common stock on January 11, 2008, approve the merger. The merger agreement is attached to this document as Annex A and is incorporated in this prospectus/proxy statement by reference. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

What you will receive in the merger (page 32)

        If the merger is completed, each Pavilion shareholder will receive in exchange for each Pavilion common share owned as of the effective date of the merger:

•	1.4209 shares of First Defiance common stock; and

•	$37.50 in cash.

        Each of the Pavilion shares held by the Pavilion ESOP and 401(k) plan will also be exchanged for 1.4209 shares of First Defiance common stock and $37.50 in cash. However, if the value of the 1.4209 First Defiance shares to be issued for each Pavilion share held in this plan is less than $37.50 based on the closing price of First Defiance shares on the last trading day prior to the closing, then the cash paid for each Pavilion share owned by the plan will be increased so that the value of the cash and First Defiance stock exchanged for each Pavilion share owned by the Pavilion ESOP and 401(k) plan equals $75.00.

        The merger agreement permits First Defiance to increase the number of shares to be received in exchange for each share of Pavilion common stock if necessary to (i) preserve the status of the merger as a tax-free reorganization or (ii) prevent Pavilion from terminating the merger agreement if the average closing price per share for First Defiance common stock is less than $22.08 and First Defiance common stock underperforms the common stock of an established peer group of companies by more than 17.5%.

Special meeting of Pavilion shareholders (page 19)

        The Pavilion special meeting of shareholders will take place at the main office of Pavilion located at 135 East Maumee Street in Adrian, Michigan on March 11, 2008 at 7:00 p.m. If you owned shares of Pavilion common stock on January 11, 2008, you are entitled to vote at the special meeting. The holders of at least 364,959 shares of Pavilion common stock, which is a majority of the issued and outstanding Pavilion common stock as of the record date, must vote to approve the merger agreement.

        As of the record date, directors and executive officers of Pavilion and their affiliates collectively owned approximately 13.2% of the outstanding Pavilion common stock. All of the directors and one non-director executive officer of Pavilion entered into voting agreements with First Defiance pursuant to which they agreed to vote all of their shares of Pavilion common stock in favor of the approval of the merger agreement.

Background and reasons for the merger (page 21)

        The Pavilion board of directors believes that the terms of the merger agreement are fair and in the best interests of Pavilion and its shareholders. In reaching this decision, the board of directors considered several factors, including the opinion of its financial advisor. The Pavilion board unanimously recommends that you vote FOR the approval of the merger agreement.

Opinion of financial advisor (page 24)

        In deciding to approve the merger, the Pavilion board of directors considered the opinion of its financial advisor, Donnelly, Penman & Partners, dated October 2, 2007, that the per share merger consideration was fair to Pavilion shareholders from a financial point of view. The Donnelly, Penman opinion has been updated as of the date of this prospectus/proxy statement and is attached as Annex B. We encourage you to read the opinion.

How to cast your vote (page 19)

        Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares of Pavilion common stock may be represented at the Pavilion special meeting. If you properly sign and return a proxy card but do not include instructions on how to vote your shares, they will be voted FOR approval of the merger agreement.

        If your shares are held by your broker or other nominee in street name, your broker does not have authority to vote your shares unless you provide your broker instructions on how you want to vote. Your broker should send you a form to give instructions on voting or you may request such a form from your broker.

        If you do not provide your broker with voting instructions, your shares will not be voted at the special meeting. Failure to vote Pavilion shares will have the same effect as voting against approval of the merger agreement.

Regulatory approval required (page 43)

        The merger must be approved by the Office of Thrift Supervision (“OTS”). First Defiance has submitted an application to the OTS seeking approval of the merger and is not aware of any reason why the OTS would not grant such approval.

Material federal income tax consequences of the merger (page 39)

        The obligation of First Defiance and Pavilion to complete the merger is conditioned upon First Defiance and Pavilion receiving an opinion of First Defiance’s counsel, Vorys, Sater, Seymour and Pease LLP, dated as of the closing date of the merger and substantially to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code and that the federal income tax consequences of the merger will be as described in “Description of the Merger—Material federal income tax consequences of the merger as a reorganization” below. However, the opinion contains certain assumptions that may not prove to be true. If any assumption set forth in the opinion does not prove to be true, the merger will have different, and potentially materially adverse, tax consequences to Pavilion shareholders, First Defiance, and Pavilion, as described below under the heading “Description of the Merger—Tax treatment if merger does not qualify as a reorganization”.

        Determining the actual tax consequences of the merger to Pavilion shareholders can be complicated. Each Pavilion shareholder should consult his, her or its own tax advisor to determine the tax consequences of the merger that are particular to the shareholder.

Interests of directors and officers (page 38)

        Some of Pavilion’s directors and officers may have interests in the merger that are different from, or in addition to, the interests of Pavilion shareholders generally. These include:

•	payments that certain officers will receive under existing employment agreements;

•	the acceleration of stock options and vesting under certain benefit plans;

•	provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Pavilion for events occurring before the merger;

•	the appointment of one Pavilion director to the First Defiance board of directors; and

•	the appointment of up to six Pavilion directors who do not become employees or directors of First Defiance or First Federal to an advisory board of First Federal.

Pavilion’s board of directors was aware of these interests and took them into account in approving the merger.

Termination and amendment of the merger agreement (page 36)

        First Defiance and Pavilion may agree to terminate the merger agreement and abandon the merger at any time before the effective time of the merger:

•	by the mutual written consent of First Defiance and Pavilion;

•	by either First Defiance or Pavilion if the merger is not completed on or before June 30, 2008;

•	by either First Defiance or Pavilion if any event occurs which would prevent the satisfaction of certain conditions described in the merger agreement;

•	by either First Defiance or Pavilion if Pavilion executes a definitive agreement with any person or entity other than First Defiance providing for the acquisition of all, or a material amount, of the assets or shares of Pavilion common stock, including by merger, consolidation or business combination;

•	by Pavilion if First Defiance does not increase the number of shares of First Defiance common stock to be exchanged for the shares of Pavilion common stock if necessary to preserve the status of the merger as a tax-free reorganization;

•	by Pavilion if the failure to terminate the merger agreement could be expected to constitute a breach of the Pavilion board of directors’ fiduciary duties; or

•	by First Defiance if the cost to perform any environmental remediation activities on real properties owned by Pavilion, if required, is expected to exceed $750,000 in the aggregate.

Pavilion may also terminate the merger agreement if both of the following occur: (1) the average closing price per share of First Defiance common stock for the 20 trading days ending 10 calendar days before the closing is less than $22.08 and (2) the share price of First Defiance common stock underperforms the share prices of an established index of peer companies between October 2, 2007, and the date that is 10 calendar days prior to the closing by more than 17.5%, unless First Defiance agrees to increase the exchange ratio pursuant to a formula described in the merger agreement.

        If Pavilion enters into or closes an acquisition transaction with a company other than First Defiance within 12 months after the merger agreement is terminated, Pavilion must pay First Defiance a termination fee of $2,000,000.

        We may amend the merger agreement in writing at any time before or after the Pavilion shareholders approve the merger agreement. If the Pavilion shareholders have already approved the merger agreement, however, we will not amend it without shareholder approval if the amendment would have a material adverse effect on the Pavilion shareholders.

Comparative stock prices (page 10)

        The following table sets forth the closing sales prices per share of First Defiance and Pavilion common stock on the last full trading day prior to the announcement of the merger and on the last practicable trading day prior to printing this prospectus/proxy statement. The table also presents the equivalent price per share of Pavilion, giving effect to the merger as of such dates.

	First Defiance	Pavilion	Pavilion equivalent per share price

October 1, 2007	$25.83	$47.00	$74.20

February 5, 2008	$21.24	$65.00	$67.68

RISK FACTORS

        In deciding how to vote on the merger agreement, you should consider carefully all of the information contained in this document, especially the following factors.

Fluctuation in the market price of First Defiance stock will affect the value of the consideration you receive.

        On February 5, 2008, the last trading date before we printed this prospectus/proxy statement, First Defiance stock closed at $21.24 per share. If First Defiance’s stock price were to remain at $21.24 per share until the closing, 1.4209 shares of First Defiance common stock, with a value of approximately $30.18, and a cash payment of $37.50 would be issued in exchange for each share of Pavilion common stock.

        On the day the merger closes, the market price of a share of First Defiance stock may be higher or lower than the market price on the date the merger agreement was signed, on the date this document was mailed to you, or on the date of the special meeting of Pavilion shareholders. Therefore, you cannot be assured of receiving any specific market value of First Defiance stock.

        You will not receive your merger consideration until several weeks after the closing of the merger. During this time, the market price of First Defiance stock may fall. You will not be able to sell your First Defiance stock to avoid losses resulting from any decline in the trading prices of First Defiance stock during this period.

First Defiance may fail to realize the anticipated benefits of the merger.

        First Defiance and Pavilion may not be able to integrate their operations without encountering difficulties, including the loss of key employees and customers, the disruption of ongoing business or possible inconsistencies in standards, controls, procedures and policies. Future results of the combined company may be materially different from those shown in the pro forma financial statements, which only show a combination of the historic results of First Defiance and Pavilion. Merger-related charges may be higher or lower than estimated, depending on how costly and difficult it is to integrate the two companies. Additionally, in determining that the merger is in the best interests of First Defiance and Pavilion, the First Defiance and the Pavilion boards of directors considered enhanced earnings opportunities. There can be no assurance, however, that any enhanced earnings will result from the merger.

Certain of Pavilion’s officers and directors have interests that are different from, or in addition to, interestsof Pavilion’s shareholders generally.

        Some of the directors and officers of Pavilion have interests in the merger that are different from, or in addition to, the interests of Pavilion shareholders generally. These include: payments that certain officers will receive under existing employment agreements; the acceleration of stock options; the acceleration of vesting under certain benefit plans; provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Pavilion for events occurring before the merger; the appointment of one director of Pavilion to the board of directors of First Defiance; and the formation of an advisory board comprised of certain other directors of Pavilion. For a more detailed discussion of these interests, see “Description of the Merger — Interests of Certain Persons in the Merger” below.

If the average closing price of First Defiance common shares for the 20 trading days ending 10 calendar days prior to closing is less than $22.08, First Defiance shares underperform the stocks of an established peer group of companies by more than 17.5%, and First Defiance does not elect to increase the consideration paid toPavilion shareholders pursuant to a formula set forth in the merger agreement, Pavilion has the right toterminate the merger agreement.

        The merger agreement provides that if (1) the average closing price of First Defiance common shares for the 20 trading days ending 10 calendar days before the closing is less than $22.08, and (2) First Defiance common shares underperform an established index of 16 peer companies by more than 17.5% as measured by dividing the weighted average closing prices of the peer companies on October 2, 2007 against the weighted average of the closing prices for the 20 trading days ending 10 calendar days before the closing, then Pavilion will be entitled to terminate the merger agreement unless First Defiance agrees to increase the consideration paid to Pavilion shareholders pursuant to a formula set forth in the merger agreement. As a result, even if the merger is approved by Pavilion shareholders, the merger may ultimately not be completed.

If the aggregate value of the First Defiance shares to be issued in the merger is less than 40% of the total consideration to be paid to Pavilion shareholders and First Defiance does not elect to increase the considerationpaid to Pavilion shareholders to preserve the status of the merger as a reorganization for federal income taxpurposes, either party may terminate the merger agreement, or the merger could proceed with different taxconsequences that may be adverse to Pavilion shareholders and First Defiance

        In order to preserve the status of the merger as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code with the tax consequences described below under the heading “Description of the Merger – Material federal income tax consequences of the merger as a reorganization”, the aggregate value of First Defiance shares to be issued in connection with the merger, based upon the market value of a share of First Defiance common stock at the end of trading on the business day immediately before the effective time of the merger, may not be less than 40% of the total consideration to be paid to Pavilion shareholders in exchange for Pavilion shares. The total consideration consists of (x) the aggregate cash consideration to be paid by First Defiance (which is equal to the sum of (1) $37.50 per share multiplied by the number of shares of Pavilion common stock outstanding at the effective time of the merger, (2) the amount of additional cash paid, if any, to bring the total value of consideration paid for each Pavilion common share held in the Pavilion ESOP and 401(k) Plan to $75.00, and (3) the aggregate cash consideration to be paid in lieu of fractional shares of First Defiance common stock) and (y) the aggregate value of the First Defiance common stock to be received by Pavilion shareholders as consideration in the merger.

        If the aggregate value of the First Defiance common stock to be issued in connection with the merger would be less than 40% of the total consideration to be paid to Pavilion shareholders, then First Defiance may elect to increase the number of shares of First Defiance common stock that Pavilion shareholders will receive in exchange for each share of Pavilion common stock so that the aggregate value of First Defiance common stock to be issued in connection with the merger is equal to or greater than 40% of the total consideration to be paid to Pavilion shareholders.

        If First Defiance does not elect to increase the number of shares of First Defiance common stock to be issued, then one of the following will occur:

•	Pavilion may elect to terminate the merger agreement in accordance with Section 8.02(e) or 8.03(e) of the Agreement;

•	First Defiance may elect to terminate the merger agreement in accordance with Section 8.03(e) of the Agreement; or

•	If neither Pavilion nor First Defiance elects to terminate the merger agreement, the merger will proceed with different tax consequences.

        If the merger is completed but does not qualify as a reorganization, shareholders of Pavilion will likely have a higher tax liability than if the merger qualifies as a reorganization. This is because Pavilion shareholders will generally be required to take into account both the cash they receive from First Defiance in the merger and the value of the shares of First Defiance common stock they receive in calculating the amount of their taxable gain as a result of the merger. In addition, if the merger does not constitute a reorganization, First Defiance will likely incur an additional tax liability in connection with the merger. These anticipated tax consequences are described in “Description of the Merger — Tax consequences if the merger does not qualify as a reorganization” below.

        Based on the number of Pavilion shares outstanding as of the date hereof and the number of Pavilion shares held in the Pavilion ESOP and 401(k) Plan as of the date hereof (and disregarding any cash paid in lieu of fractional First Defiance common stock), if the market value of a share of First Defiance common stock at the end of trading on the business day immediately before the effective time of the merger is at least $18.03, the aggregate value of the First Defiance common stock to be issued in connection with the merger will not be less than 40% of the total consideration to be paid to Pavilion shareholders.

Changes in interest rates could reduce First Defiance’s income.

        First Defiance’s net income depends to a great extent on the difference between the interest rates earned on interest-earning assets, such as loans and investment securities, and the interest rates paid on interest-bearing liabilities, such as deposits and borrowings. These rates are highly sensitive to many factors that are beyond First Defiance’s control, including general economic conditions and the policies of various governmental and regulatory agencies. Changes in interest rates influence the volume of loan originations, the generation of deposits, the yield on loans and investment securities and the cost of deposits and borrowings. Fluctuations in these areas may adversely affect First Defiance.

Changing economic conditions and the geographic concentration of our markets may unfavorably impact First Defiance’s financial condition and results of operations.

        The operations of First Defiance and Pavilion are concentrated in northwestern Ohio and southeastern Michigan, and their operating results largely depend upon economic conditions in these market areas. A deterioration in economic conditions in one or more of these markets could result in one or more of the following:

•	an increase in loan delinquencies;

•	an increase in problem assets and foreclosures;

•	a decrease in demand for our products and services; and

•	a decrease in the value of collateral for loans, especially real estate, in turn reducing customers’ borrowing power, and the value of assets associated with problem loans.

FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements include the information concerning future results of operations, cost savings and synergies of First Defiance and Pavilion after the merger and those statements proceeded by, followed by or that otherwise include the terms “should,” “believe,” “expect,” “anticipate,” “intend,” “may,” “will,” “continue,” “estimate” and other expressions that indicate future events and trends. Although First Defiance and Pavilion believe, in making such statements, that their expectations are based on reasonable assumptions, these statements may be influenced by risks and uncertainties which could cause actual results and trends to be substantially different from historical results or those anticipated, depending on a variety of factors. These risks and uncertainties include, without limitation:

•	expected cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected or deposit withdrawals, operating costs or customer loss and business disruption following the merger may be greater than expected;

•	competition among depository and other financial services companies may increase significantly;

•	costs or difficulties related to the integration of First Defiance and Pavilion may be greater than expected;

•	general economic or business conditions, such as interest rates, may be less favorable than expected;

•	adverse changes may occur in the securities market; and

•	legislation or changes in regulatory requirements may adversely affect the businesses in which First Defiance is engaged.

        You should understand that these factors, in addition to those discussed elsewhere in this document and in documents that have been incorporated by reference, could affect the future results of First Defiance and Pavilion, and could cause those results to be substantially different from those expressed in any forward-looking statements. First Defiance and Pavilion do not undertake any obligation to update any forward-looking statement to reflect events or circumstances arising after the date of this document.

MARKET PRICE AND DIVIDEND INFORMATION

        First Defiance common stock is listed on the NASDAQ Global Select Market under the symbol “FDEF”. Pavilion common stock is listed on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “PVLN.OB”. The following table lists the high and low prices per share for First Defiance common stock and Pavilion common stock and the cash dividends declared by each company for the periods indicated.

	First Defiance common stock			Pavilion common stock
	High	Low	Dividends	High	Low	Dividends

Quarter ended:

December 31, 2007	$26.93	$20.58	$0.26	$70.30	$47.00	$0.26
September 30, 2007	29.64	23.99	0.25	47.00	43.15	0.26
June 30, 2007	30.00	26.71	0.25	48.00	45.00	0.26
March 31, 2007	30.25	27.25	0.25	47.00	43.20	0.25

December 31, 2006	30.70	26.87	0.25	47.00	43.25	0.35
September 30, 2006	28.69	25.18	0.24	48.00	45.50	0.24
June 30, 2006	30.29	25.09	0.24	46.50	44.75	0.24
March 31, 2006	28.88	25.39	0.24	49.00	43.50	0.24

December 31, 2005	30.06	25.56	0.24	50.25	46.15	0.24
September 30, 2005	31.44	26.21	0.22	55.00	50.00	0.24
June 30, 2005	30.46	25.29	0.22	67.00	53.00	0.24
March 31, 2005	29.90	26.00	0.22	59.80	54.00	0.24

        You should obtain current market quotations for shares of First Defiance common stock, as the market price of the First Defiance common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet, or by calling your broker.

        Following the merger, the declaration of dividends will be at the discretion of First Defiance’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of First Defiance, applicable state law and government regulations and other factors deemed relevant by First Defiance’s board of directors.

        On October 1, 2007, the trading day immediately preceding the public announcement of the merger, and on February 5, 2008, the last practicable trading day before the printing of this document, the closing prices per share of First Defiance common stock as reported on NASDAQ were $25.83 and $21.24, respectively, and the closing prices per share of Pavilion common stock as reported on the OTCBB were $47.00 and $65.00 per share, respectively.

SELECTED FINANCIAL INFORMATION OF FIRST DEFIANCE

The tables below contain information regarding the financial condition and earnings of First Defiance for the five years ended December 31, 2006, and the nine months ended September 30, 2006 and 2007. This information is based on information contained in First Defiance’s quarterly report on Form 10-Q and annual reports on Form 10-K filed with the Securities and Exchange Commission. This information is only a summary. You should read it in conjunction with the historical financial statements (and related notes) contained or incorporated by reference in First Defiance’s annual reports on Form 10-K and quarterly reports on Form 10-Q and other information filed by First Defiance with the Securities and Exchange Commission. See “Where you can find more information” on page 47 below.

First Defiance consolidated statement of financial data:	At September 30		At December 31,

	2007	2006	2006	2005	2004	2003	2002

	(Unaudited)			(in thousands)

Total assets	$1,579,946	$1,524,679	$1,527,879	$1,461,082	$1,126,667	$1,040,599	$884,245
Loans held-to maturity, net	1,251,445	1,222,414	1,226,310	1,164,481	878,912	735,255	561,041
Loans held-for-sale	7,426	3,669	3,426	5,282	2,295	5,872	15,336
Allowance for loan losses	13,427	14,298	13,579	13,673	9,956	8,844	7,496
Non-performing assets	11,915	10,044	9,675	5,356	1,990	2,949	2,731
Securities available-for-sale	111,236	118,429	110,682	113,079	137,003	168,259	209,604
Securities held-to maturity	1,236	1,588	1,441	1,775	2,255	2,776	3,921
Mortgage servicing rights	5,917	5,430	5,529	5,063	3,598	3,431	2,090
Deposits and borrowers'
escrow balances	1,208,594	1,130,919	1,139,112	1,070,106	797,979	729,227	599,889
FHLB advances	128,461	176,442	162,228	180,960	178,213	164,522	149,096
Stockholders' equity	164,706	158,155	159,825	151,216	126,874	124,269	120,110

First Defiance consolidated operating results:	Nine months ended September 30,		Year ended December 31,

	2007	2006	2006	2005	2004	2003	2002

	(Unaudited)		(In thousands, except per share data)

Interest income from	$73,553	$68,755	$93,065	$76,174	$54,731	$50,629	$46,908
continuing operations
Interest expense from	37,420	31,978	44,043	28,892	20,381	20,855	22,044
continuing operations
Net interest income from	36,133	36,777	49,022	47,282	34,350	29,774	24,864
continuing operations
Provision for loan losses	1,704	1,438	1,756	1,442	1,548	1,719	1,451
Non-interest income	16,862	14,702	19,624	15,925	13,996	16,843	10,401
Settlement of contingent	-	-	-	-	1,927	-	-
liability
Acquisition related charges	-	-	-	3,476	-	-	-
Other non-interest expense	35,950	32,629	43,839	40,466	29,273	27,126	24,408
Income before income taxes	15,341	17,412	23,051	17,823	15,598	17,772	9,406
Income taxes	4,995	5,785	7,451	5,853	4,802	5,690	2,986
Income from continuing	10,346	11,627	15,600	11,970	10,796	12,082	6,420
operations
Discontinued operations, net	-	-	-	-	-	-	8,853
of tax
Cumulative effect of change in	-	-	-	-	-	-	(194)
method of accounting for
goodwill
Net income	10,346	11,627	15,600	11,970	10,796	12,082	15,079
Basic earnings per share from
continuing operations	1.46	1.66	2.22	1.75	1.77	2.00	1.01
Basic earnings per share	1.46	1.66	2.22	1.75	1.77	2.00	2.37
Diluted earnings per share from
continuing operations	1.44	1.62	2.18	1.69	1.69	1.91	0.97
Diluted earnings per share	1.44	1.62	2.18	1.69	1.69	1.91	2.28
Other data:	At or for the nine months ended September 30*		Year ended December 31,

	2007	2006	2006	2005	2004	2003	2002

Return on average assets	0.90%	1.04%	1.04%	0.88%	1.01%	1.24%	0.77%
Return on average equity	8.46%	10.08%	10.03%	8.26%	8.57%	9.97%	5.39%
Interest rate spread	3.18%	3.40%	3.37%	3.63%	3.37%	3.13%	2.92%
Net interest margin	3.56%	3.71%	3.68%	3.87%	3.60%	3.42%	3.38%
Ratio of operating expense
to average total assets	3.14%	2.93%	2.93%	3.22%	2.98%	2.91%	3.16%

* Performance ratios are annualized

SELECTED FINANCIAL INFORMATION OF PAVILION

The tables below contain information regarding the financial condition and earnings of Pavilion for the five years ended December 31, 2006, and the nine months ended September 30, 2006 and 2007. This information is based on information contained in Pavilion’s quarterly report on Form 10-Q and annual reports on Form 10-K filed with the Securities and Exchange Commission. This information is only a summary. You should read it in conjunction with the historical financial statements (and related notes) contained or incorporated by reference in Pavilion’s annual reports on Form 10-K and quarterly reports on Form 10-Q and other information filed by Pavilion with the Securities and Exchange Commission. See “Where you can find more information” below.

Pavilion consolidated statement of financial condition:	At September 30,		At December 31,

	2007	2006	2006	2005	2004	2003	2002

	(Unaudited)		(In thousands)

Total assets	$278,636	$298,430	$295,023	$287,881	$259,322	$323,382	$287,286
Securities available for sale	11,818	24,005	17,828	25,407	27,886	20,436	25,216
Loans receivable	240,667	245,269	246,129	237,598	207,159	209,467	184,837
Allowance for loan losses	3,085	2,759	2,817	2,683	2,495	2,302	2,100
Deposits	228,948	233,319	235,944	210,748	199,992	202,366	189,046
Shareholders' equity	29,364	27,835	27,936	26,384	31,857	26,524	25,069

Pavilion consolidated statement of operations:	At or for the nine months ended September 30,		Year Ended December 31,

	2007	2006	2006	2005	2004	2003	2002

	(Unaudited)		(In thousands, except per share data)

Interest and dividend income	$14,774	$14,018	$18,875	$16,130	$14,885	$15,039	$16,021
Interest expense	5,654	5,136	7,050	4,449	2,795	3,252	4,777
Net interest income	9,120	8,882	11,825	11,681	12,090	11,787	11,424
Provision for loan losses	458	225	333	342	693	595	667
Net interest income after
provision for loan losses	8,662	8,657	11,492	11,339	11,397	11,192	10,757
Noninterest income	2,276	2,272	3,068	3,277	3,566	5,840	5,625
Noninterest expense	8,307	8,285	11,088	12,075	11,809	12,110	11,384
Income from continuing
operations
before income taxes	2,631	2,644	3,472	2,541	3,154	4,922	4,998
Income taxes from continuing
operations	875	766	1,071	603	1,001	1,563	1,590
Income from continuing
operations	1,756	1,878	2,401	1,938	2,153	3,359	3,408
Income from discontinued
operations, net of tax	-	-	-	-	4,979	(124)	(553)
Net income	1,756	1,878	2,401	1,938	7,132	3,235	2,855
Basic earnings per share from
continuing operations	2.42	2.55	3.27	2.47	2.54	3.92	3.85
Basic earnings per share from
discontinued operations	-	-	-	-	5.88	(0.14)	(0.63)
Basic earnings per share	2.42	2.55	3.27	2.47	8.42	3.78	3.23
Diluted earnings per share from
continuing operations	2.41	2.54	3.26	2.45	2.52	3.89	3.83
Diluted earnings per share from
discontinued operations	-	-	-	-	5.82	(0.14)	(0.62)
Diluted earnings per share	2.41	2.54	3.26	2.45	8.34	3.75	3.21

Other data:	At or for the nine months ended September 30*		Year ended December 31,

	2007	2006	2006	2005	2004	2003	2002

Return on average assets from	0.81%	0.86%	0.82%	0.71%	2.45%	1.06%	1.01%
continued operations
Return on average equity from	8.23%	9.28%	8.84%	6.66%	24.43%	12.54%	11.74%
continued operations
Interest rate spread	3.84%	3.70%	3.69%	4.06%	4.68%	4.95%	4.81%
Net interest margin	4.60%	4.39%	4.39%	4.59%	5.02%	5.38%	5.44%
Ratio of operating expense	3.85%	3.80%	3.81%	4.41%	4.48%	5.18%	4.94%
to average total assets

* Performance ratios are annualized

Recent Developments Related to Pavilion

        On or about December 7, 2007, Pavilion’s wholly-owned bank subsidiary, the Bank of Lenawee, provided notice to customers of its branch located in Waldron, Michigan, of the decision to close the Waldron branch in connection with the merger. The branch is expected to be closed on or about the effective date of the merger.

COMPARATIVE PER SHARE DATA

        The following table shows First Defiance’s and Pavilion’s diluted income, dividends and book value per share of common stock, after giving effect to the merger (which we refer to as “pro forma” information). In presenting the comparative pro forma information for the time periods shown, we assumed that we had been merged on the dates or at the beginning of the periods indicated. See “Pro Forma Unaudited Consolidated Financial Information” below.

        The information listed as “per equivalent Pavilion share” was obtained by multiplying the pro forma amounts by 2.8726, which is the ratio of the Pavilion equivalent per share price as of October 1, 2007 divided by the First Defiance closing stock price on that date. The Pavilion equivalent per share price was determined by multiplying the First Defiance closing price of $25.83 times the number of shares of First Defiance stock to be issued in the transaction for each share of Pavilion stock (1.4209) and adding the amount of cash to be received by each Pavilion shareholder ($37.50). We present this information to reflect the fact that Pavilion shareholders will receive shares of First Defiance and cash for each share of Pavilion common stock exchanged in the merger. First Defiance anticipates that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of First Defiance following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of First Defiance would have been had our companies been combined during these periods.

        The information in the following table is based on, and should be read together with, the historical financial information that we have presented in or incorporated by reference into this document.

	First Defiance historical	Pavilion historical	Pro forma (1) (2)	Per equivalent Pavilion share

Book value per share:

At September 30, 2007	$23.21	$40.44	$23.66	$67.97

Cash dividends declared per share:

Nine months ended September 30, 2007	$0.75	$0.77	$0.75	$2.15

Year ended December 31, 2006	$0.97	$1.07	$0.97	$2.79

Diluted net income per share:

Nine months ended September 30, 2007	$1.44	$2.41	$1.26	$3.62

Year ended December 31, 2006	$2.18	$3.26	$1.92	$5.52

______________________________

(1)	Pro forma dividends per share represent First Defiance’s historical dividends per share.
(2)	The pro forma book value per share of First Defiance is based on the pro forma common shareholders’ equity for First Defiance and Pavilion divided by total pro forma common shares of the combined entities.

PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined consolidated balance sheet and statement of income are based on the historical consolidated financial statements of First Defiance and Pavilion, giving effect to the merger to be accounted for under the purchase method of accounting.

        Under the purchase method of accounting, the tangible and identifiable assets and liabilities of Pavilion will be recorded at estimated fair values at the time the merger is consummated. The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets will be recorded as goodwill. The adjustments necessary to record tangible and identifiable intangible assets and liabilities at fair value will be amortized to income and expense over the estimated remaining lives of the related assets and liabilities. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged to expense at the time of impairment.

        The following unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2007 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2006 and the nine months ended September 30, 2007 have been prepared to reflect First Defiance’s acquisition of Pavilion as if the acquisition had occurred on September 30, 2007 with respect to the balance sheet, as of January 1, 2006 with respect to the statement of income for the year ended December 31, 2006, and as of January 1, 2007 with respect to the statement of income for the nine months ended September 30, 2007, in each case giving effect to the pro forma adjustments described in the accompanying notes.

        The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma financial statements. The actual adjustments to the accounts of First Defiance will be made based on the underlying historical financial data and fair value of Pavilion’s assets and liabilities at the time of the transaction. First Defiance’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.

        The pro forma condensed combined consolidated balance sheet and statements of income have been prepared based on the purchase method of accounting assuming 1,037,138 shares of First Defiance common stock will be issued. For a discussion of the number of shares of First Defiance common stock that may be issued in the merger, see “Description of the Merger – Merger consideration”. For a discussion of the purchase method of accounting, see “Description of the Merger – Accounting treatment”.

        The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2007 is not necessarily indicative of the combined financial position had the merger been effective at that date. The unaudited pro forma condensed combined consolidated statements of income are not necessarily indicative of the results of operations that would have occurred had the merger been effective at the beginning of the periods indicated, or of the future results of First Defiance. These pro forma financial statements should be read in conjunction with the historical financial statements and the related notes incorporated elsewhere in this document.

        These pro forma financial statements do not include the effects of any potential cost savings that management believes will result from operating the Pavilion banking offices as branches of First Federal and combining certain operating systems.

First Defiance Financial Corp.
Pavilion Bancorp, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
September 30, 2007

			Pro Forma Adjustment(1)

	First Defiance	Pavilion	Debit	Credit	Combined Pro Forma

	(In thousands, except per share data)

Assets:
Cash and due from banks	$30,558	$8,969	$30,469	$30,469	$39,527
Interest-earning deposits with financial
institutions	29,379	-	-	10,469	18,910

Total cash and cash equivalents	59,937	8,969	30,469	40,938	58,437
Securities
Available-for-sale	111,236	11,818	-	-	123,054
Held to maturity	1,236	-	-	-	1,236
Loans held for sale	7,426	939	-	-	8,365
Loans receivable, net	1,251,445	237,582	671	-	1,489,698
Mortgage servicing rights	5,917	2,253	-	-	8,170
Accrued interest receivable	8,102	2,488	-	-	10,590
Federal Home Loan Bank stock and
Other interest-earning assets	18,586	2,683	-	-	21,269
Bank Owned Life Insurance	28,315	-	-	-	28,315
Premises and equipment	38,287	10,112	-	-	48,399
Real estate and other assets held for sale	3,392	917	-	-	4,309
Goodwill	36,515	-	21,197	57,712
Core deposit and other intangibles	3,717	-	5,870	-	9,587
Other assets	5,835	875	-	-	6,710

Total assets	$1,579,946	$278,636	$58,207	$40,938	$1,875,851

Liabilities
Deposits
Non-interest-bearing	$109,128	$41,783	$-	$-	$150,911
Interest-bearing	1,099,036	187,165	193	-	1,286,008

Total deposits	1,208,164	228,948	193	-	1,436,919
Federal funds purchased	-	3,069	-	-	3,069
Securities sold under repurchase
agreements	24,645	1,552	-	-	26,197
Federal Home Loan Bank advances	128,461	10,657	19	-	139,099
Subordinated debentures	36,083	-	-	-	36,083
Other debt	-	-	-	20,000	20,000
Accrued interest payable and other
liabilities	17,887	5,046	3,283	2,364	22,014

Total liabilities	1,415,240	249,272	3,495	22,364	1,683,381

Stockholders' Equity
Common stock and paid in capital	112,704	10,668	10,668	27,764	140,468
Stock acquired by ESOP	(202)	-	-	-	(202)
Retained earnings	124,899	18,605	18,605	-	124,899
Treasury stock	(71,996)	-	-	-	(71,996)
Accumulated other comprehensive income	(699)	91	91	-	(699)

Total stockholders' equity	164,706	29,364	29,364	27,764	192,470

Total liabilities and stockholders' equity	$1,579,946	$278,636	$32,859	$50,128	$1,875,851

Shares outstanding	7,095	726	-	-	-
Retired shares	-	-	726	-	-
Newly issued shares	-	-	-	1,037	-
Resulting shares outstanding	-	-	-	-	8,132
Book value per share	$23.21	$40.45	$-	$-	$23.67
Tangible book value per share	$17.54	$40.45	$-	$-	$15.39

(1)     See notes 3 and 4.

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

First Defiance Financial Corp.
Pavilion Bancorp, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
For the Year Ended December 31, 2006

	First Defiance	Pavilion	Pro Forma Adjustments(1)	Pro Forma Combined

	(In thousands, except per share data)

Interest Income:
Loans	$86,213	$17,711	$(388)	$103,536
Securities	5,645	796	(487)	5,954
Federal Funds sold and other	165	206	-	371
FHLB stock dividends	1,042	162	-	1,204

Total interest income	93,065	18,875	(875)	111,065

Interest Expense:
Deposits	33,273	5,467	132	38,872
Advances and other borrowed funds	9,462	1,164	1,365	11,991
Subordinated debentures	1,308	419	-	1,727

Total interest income	44,043	7,050	1,497	52,590
Net interest income	49,022	11,825	(2,372)	58,475
Provision for loan losses	1,756	333	-	2,089

Net interest income after provision for loan losses	47,266	11,492	(2,372)	56,386
Non-interest income:
Service fees and other charges	9,303	1,354	-	10,657
Mortgage banking income	3,389	1,073	-	4,462
Insurance commissions	4,531	-	-	4,531
Gain on sale of non-mortgage loans	526	-	-	526
Loss on sale of securities	(2)	-	-	(2)
Trust income	312	-	-	312
Income from Bank Owned Life Insurance	980	-	-	980
Other non-interest income	585	641	-	1,226

Total non-interest income	19,624	3,068	-	22,692

Non-interest expense:
Compensation and benefits	24,152	6,217	-	30,369
Occupancy	5,103	1,029	-	6,132
Data processing	3,689	756	-	4,445
Other non-interest expense	10,895	3,086	1,176	15,157

Total non-interest expense	43,839	11,088	1,176	56,103
Income before income taxes	23,051	3,472	(3,548)	22,975
Income tax expense	7,451	1,071	(1,242)	7,280

Net income	$15,600	$2,401	$(2,306)	$15,695

Earnings per share:
Basic	$2.22	$3.27	$-	$1.95
Diluted	2.18	3.26	-	1.91
Average shares outstanding
Basic	7,028	734	-	-
Retired -- basic	-	-	(734)	-
Newly issued -- basic	-	-	1,037	-
Resulting basic	-	-	-	8,065
Diluted	7,163	736	-	-
Retired -- diluted	-	-	(736)	-
Newly issued -- diluted	-	-	1,037	-
Resulting diluted	-	-	-	8,200

(1)     See note 6.

The accompanying notes are an integral part of the unaudited pro forma condenses consolidated financial statements

First Defiance Financial Corp.
Pavilion Bancorp, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
For the Nine Months Ended September 30, 2007

	First Defiance	Pavilion	Pro Forma Adjustments(1)	Pro Forma Combined

	(In thousands, except per share data)

Interest Income:
Loans	$67,882	$13,941	$(251)	$81,572
Securities	4,290	526	-	4,816
Federal Funds sold and other	483	210	(365)	328
FHLB stock dividends	898	97	-	995

Total interest income	73,553	14,774	(616)	87,711

Interest Expense:
Deposits	30,130	5,083	106	35,319
Advances and other borrowed funds	5,772	571	1,028	7,371
Subordinated debentures	1,518	-	-	1,518

Total interest income	37,420	5,654	1,134	44,208
Net interest income	36,133	9,120	(1,750)	43,503
Provision for loan losses	1,704	458	-	2,162

Net interest income after provision for loan losses	34,429	8,662	(1,750)	41,341
Non-interest income:
Service fees and other charges	7,997	1,650	-	9,647
Mortgage banking income	2,780	651	-	3,431
Insurance commissions	4,244	-	-	4,244
Gain on sale of non-mortgage loans	204	-	-	204
Gain on sale of securities	21	-	-	21
Trust income	280	-	-	280
Income from Bank Owned Life Insurance	929	-	-	929
Other non-interest income	407	(25)	-	382

Total non-interest income	16,862	2,276	-	19,138

Non-interest expense:
Compensation and benefits	19,610	4,541	-	24,151
Occupancy	4,324	961	-	5,285
Data processing	2,838	636	-	3,474
Other non-interest expense	9,178	2,169	894	12,241

Total non-interest expense	35,950	8,307	894	45,151
Income before income taxes	15,341	2,631	(2,644)	15,328
Income tax expense	4,995	875	(926)	4,944

Net income	$10,346	$1,756	$(1,718)	$10,384

Earnings per share:
Basic	$1.46	$2.42	$-	$1.28
Diluted	$1.44	$2.42	$-	$1.26
Average shares outstanding
Basic	7,101	726	-	-
Retired -- basic	-	-	(726)	-
Newly issued -- basic	-	-	1,037	-
Resulting basic	-	-	-	8,138
Diluted	7,201	726	-	-
Retired -- diluted	-	-	(726)	-
Newly issued -- diluted	-	-	1,037	-
Resulting diluted	-	-	-	8,238

(1)     See note 6.

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1 – Basis of Presentation

        The unaudited pro forma condensed consolidated financial statements have been prepared using the purchase method of accounting. The unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2007 and the year ended December 31, 2006 are presented as if the merger occurred at the beginning of the applicable period. The unaudited pro forma condensed balance sheet as of September 30, 2007 is presented as if the merger occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the merger actually occurred on those dates.

Note 2 – Purchase Price and Funding of Pavilion

        Based on the First Defiance closing price of $26.77 on October 2, 2007, the merger value per Pavilion share was $75.54, for a total transaction value of $55.7 million based on 729,916 Pavilion shares outstanding, plus the value of outstanding stock options. Except as described below with respect to shares held by Pavilion’s ESOP and 401(k) Plan, Pavilion shareholders will receive consideration in the merger as follows:

1.	Cash in the amount of $37.50 per share; and
2.	Shares of First Defiance common stock based on an exchange ratio of 1.4209 First Defiance shares for every one share of Pavilion.

        All Pavilion stock options will be exchanged for cash representing the difference between $75.00 and the exercise price of the stock options. The estimated payment of $553,000 is included in the cash consideration in the pro forma financial statements. Shares in Pavilion’s ESOP and 401(k) Plan (“ESOP”) will be exchanged for $37.50 per share cash and 1.4209 shares of First Defiance stock. To the extent that the total per share value received by the ESOP participants at closing is less than $75.00, an additional cash payment will be made for each Pavilion share held by the ESOP plan equal to the difference between $75.00 and the value received. The ESOP plan holds approximately 55,905 shares of Pavilion stock. The pro forma financial statements do not reflect any additional payments to the ESOP.

        First Defiance will have approximately 8,132,000 shares outstanding after the merger.

Note 3 – Allocation of Purchase Price of Pavilion

        In accordance with purchase accounting, Pavilion’s assets and liabilities and any identifiable intangible assets are required to be adjusted to their estimated fair values. The estimated fair values have been determined by First Defiance based on currently available information. First Defiance makes no assurance that such estimated values represent the fair value that will ultimately be determined as of the merger date. The following are pro forma adjustments made to record the transaction and to adjust Pavilion’s assets and liabilities to their estimated fair values at September 30, 2007.

Note 3 – Allocation of Purchase Price of Pavilion (continued)

(in thousands)

Purchase Price of Pavilion:
Cash consideration paid for the transaction (including stock options)	$27,915
Stock consideration paid for the transaction	27,764

Total consideration	55,679
Capitalized costs	1,982

Total cost	$57,661

Net historical assets of Pavilion	$29,364
Fair market value adjustments as of September 30, 2007
ESOP stock put obligation	2,711
Loans	671
Goodwill	21,197
Core deposit intangible	5,000
Customer relationship intangible	870
Deposits	193
Federal Home Loan Bank Advances	19
Recognition of deferred tax liability on fair market value adjustments	(2,364)

$57,661

        The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and its life for amortization purposes. For pro forma presentation purposes only, First Defiance has included an estimated core deposit intangible calculated as 1.9% of deposits, rounded to the next highest million. This level of core deposit intangible is consistent with intangibles recorded in previous acquisitions. The customer relationship intangible asset is estimated at .5% of outstanding commercial loan balances as of September 30, 2007. In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” and No. 142 “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite lives are not amortized for acquisitions initiated after June 30, 2001. Therefore, no goodwill amortization is presented in the pro forma financial statements. However, the core deposit intangible and customer relationship intangible will be amortized over their estimated useful lives as an operating expense. Management believes the recorded book value of mortgage servicing rights and fixed assets is a reasonable approximation of those assets fair value. In conjunction with the closing of the transaction, management will obtain a valuation of all significant tangible and intangible assets including real estate, which may result in adjustments to the fair value of those assets.

        Pavilion ESOP participants receive the shares at the end of employment. A participant may require stock received to be repurchased by Pavilion unless the stock is traded on an established market. The OTCBB that Pavilion shares are traded on is not considered an established market according to the Internal Revenue Code. As a result, allocated shares are subject to a repurchase obligation and this amount is reclassified out of equity on Pavilion’s balance sheet.

Note 4 – Merger Costs of Pavilion

        The table below reflects First Defiance’s current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $2.0 million (net of taxes of $599,000) expected to be incurred in connection with the acquisition. For purposes of the pro forma calculations, only 25% of the investment banking and other fees are assumed to be tax deductible items. All employee severance costs are assumed to be tax deductible. The tax benefit is calculated at First Defiance’s 35% tax rate. While a portion of these costs may be required to be recognized over time, the current estimate of these costs, primarily comprised of anticipated cash charges, include the following (in thousands):

Employee severance costs	$1,329
Investment banking and other fees	1,225
Deferred tax benefit	(572)

Total estimated costs, net of tax benefits	$1,982

        First Defiance’s cost estimates are forward-looking. While the costs represent First Defiance’s current estimate of merger costs associated with the merger that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the merger. The completion of the integration and other actions that may be taken into consideration with the merger will likely impact these cost estimates. The type and amount of actual costs incurred could vary from these amounts if future developments differ from assumptions used by management in determining the current estimates of these costs. Any changes in the estimate of investment banking and other professional fees (capitalization costs) may change the total cost and therefore the goodwill associated with the merger. For additional factors that may cause actual results to differ, please see “Forward-Looking Statements” on page 3.

Note 5 – Funding Costs

        For purposes of these pro forma financial statements, First Defiance assumed the cash portion of the purchase price will be paid through (i) a dividend of $10.5 million from First Federal Bank to First Defiance to be funded with existing overnight investments, assuming an opportunity cost of 4.65% and (ii) debt of $20.0 million to be borrowed under a committed line of credit with a commercial bank at a rate of three-month Libor plus 1.50%. First Defiance assumed a rate of 6.73% for purposes of preparing the pro forma financial statements.

Note 6 – Pro Forma Condensed Statement of Income Adjustments

        For purposes of determining the pro forma effect of the merger on the statement of income, the following pro forma adjustments have been made as it the acquisition occurred as of January 1, 2006 and 2007:

	For the Nine Months Ended September 30, 2007	For the Year Ended December 31, 2006

	(in thousands)

Yield adjustment on loans	$(251)	$(388)
Yield adjustment on deposits	(106)	(132)
Yield adjustment on Federal Home Loan Bank advances	(19)	(19)
Interest expense on bank debt	(1,009)	(1,346)
Reduction of interest income on securities used for
consideration	(365)	(487)
Amortization of core deposit intangible	(719)	(946)
Amortization of customer relationship intangible	(175)	(230)

Total pro forma income adjustments	(2,644)	(3,548)
Tax on pro forma adjustments	926	1,242

Total pro forma income adjustments, net	$(1,718)	$(2,306)

        The following assumptions were used for purposes of determining the pro forma effect of the merger on the statement of income. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized, but will be reviewed for impairment at least annually.

	Weighted Average Remaining Term/ Useful Life/ Duration	Method of Amortization or Accretion

Loans	1.5 years	Level yield
Deposits	.5 years	Level yield
FHLB Advances	.25 years	Level yield
Core deposit intangibles	10 years	Accelerated
Customer relationship intangibles	7 years	Accelerated

THE SPECIAL MEETING OF PAVILION SHAREHOLDERS

Purpose, time and place

        This prospectus/proxy statement is being sent to you in connection with the solicitation of proxies by the Pavilion board of directors for use at the special meeting to be held at 7:00 p.m., on March 11, 2008, at the main office of Pavilion located at 135 East Maumee Street in Adrian, Michigan. At the special meeting, shareholders will be asked to consider and vote upon a proposal to approve the merger agreement.

Shares outstanding and entitled to vote; record date

        Only shareholders of record on January 11, 2008, will be entitled to notice of and to vote at the special meeting of shareholders. At the close of business on the record date, January 11, 2008, there were 729,916 shares of Pavilion common stock issued and outstanding and entitled to vote. Shares of Pavilion common stock were held of record by approximately 547 shareholders. Each share of Pavilion common stock entitles the holder to one vote on all matters properly presented at the special meeting of shareholders.

Votes required

        Approval of the merger agreement requires the holders of a majority of the outstanding shares of Pavilion common stock, or 364,959 shares, to vote in favor of the merger agreement. As of January 11, 2008, the directors and executive officers of Pavilion and Bank of Lenawee and the affiliates of such directors and executive officers had sole or shared voting power with respect to 96,597 shares of Pavilion common stock, or approximately 13.2% of the outstanding shares of Pavilion common stock. The directors and one non-director executive officer of Pavilion have agreed to vote their shares of Pavilion common stock for the approval of the merger agreement.

        Each share of Pavilion common stock is entitled to one vote on the proposal. A quorum, consisting of the holders of a majority of the outstanding shares of Pavilion common stock, must be present in person or by proxy at the special meeting before any action can be taken. Shares not voted at the meeting, whether by abstention, broker non-vote or otherwise, will count as votes cast against the approval of the merger agreement.

Voting, solicitation and revocation of proxies

        A proxy card for use at the special meeting of shareholders accompanies each copy of this prospectus/proxy statement mailed to Pavilion shareholders. This proxy is solicited by the Pavilion board of directors. Whether or not you plan to attend the special meeting, the Pavilion board of directors urges you to return the enclosed proxy card. If you have executed a proxy, you may revoke it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the Secretary of Pavilion, at 135 East Maumee Street, Adrian, Michigan 49221;

•	executing and returning a later-dated proxy received by Pavilion prior to a vote being taken at the special meeting; or

•	attending the special meeting and giving notice of revocation or simply voting in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

        If you are a Pavilion shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote your shares in person at the special meeting. If you hold your Pavilion shares through a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

        We do not expect any matter other than the merger agreement to be brought before the Pavilion special meeting of shareholders. If any other matters are properly brought before the special meeting for consideration, including a motion to adjourn the special meeting for the purpose of soliciting additional proxies, shares of Pavilion common stock represented by properly executed proxies will be voted in the discretion of the persons named in the proxy card in accordance with their best judgment.

        Pavilion and First Defiance will each pay half of all expenses incurred in connection with printing and mailing this prospectus/proxy statement, the accompanying proxy and any other related materials. Pavilion will pay all other costs incurred in connection with the solicitation of proxies on behalf of the Pavilion board of directors. Proxies will be solicited by mail and may also be solicited, for no additional compensation, by officers, directors or employees of Pavilion. Pavilion will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of shares of Pavilion common stock not beneficially owned by them, for forwarding the proxy materials to, and obtaining proxies from, the beneficial owners of shares of Pavilion common stock entitled to vote at the special meeting of Pavilion shareholders.

Dissenters’ rights

        Pavilion shareholders are not entitled to dissenters’ rights in the merger.

PARTIES TO THE MERGER AGREEMENT

First Defiance

        First Defiance is a unitary thrift holding company organized under Ohio law. Through its wholly-owned subsidiaries, First Federal and First Insurance & Investments, First Defiance focuses on traditional banking and sales, as agent, of property and casualty, life and group health insurance products. First Defiance’s traditional banking activities include originating and servicing residential real estate, nonresidential real estate, commercial, and consumer loans and providing a broad range of depository services. First Defiance’s insurance activities consist primarily of earning commissions through the sale of property and casualty, life and group health insurance and investment products.

        First Federal is a full-service provider of financial products with a main office in Defiance, Ohio and 27 branches located throughout northwest Ohio and northeast Indiana. First Federal’s primary lending activities include the origination of conventional fixed-rate and variable-rate mortgage loans for the acquisition, construction or refinancing of single-family homes located in First Federal’s primary market areas. First Federal also originates mortgage loans on multifamily properties and nonresidential properties, and originates a variety of consumer loans and commercial loans.

Pavilion

        Pavilion is a Michigan corporation that was formed in 1992. The only business of Pavilion is holding the common stock of its subsidiary, Bank of Lenawee. Bank of Lenawee makes first mortgage loans, commercial loans and consumer loans and accepts deposits from its branches in southwestern Michigan.

DESCRIPTION OF THE MERGER

        If the holders of at least a majority of the shares of Pavilion common stock approve the merger agreement, if the necessary regulatory approval is received and if all conditions to the completion of the merger are satisfied or waived, the acquisition of Pavilion and Bank of Lenawee will be accomplished through a two-step process. First, Pavilion will merge into First Defiance, with First Defiance being the surviving company. Second, Bank of Lenawee will merge into First Federal with First Federal being the surviving federal savings bank.

First Defiance background and reasons for the merger

        In order to improve profitability and shareholder value, management believes First Defiance needs to grow both organically, by selling more products and services through its existing banking offices, and through acquisitions. In pursuing its acquisition strategy, First Defiance focuses on opportunities in geographic areas that are contiguous to its existing markets and in communities that management believes would be receptive to its traditional community banking approach. Several acquisitions in the last four years have helped First Defiance to expand its branch network in northwest and westcentral Ohio, including: the June 2003 acquisition of banking offices in Findlay, Ottawa and McComb, Ohio, from RFC Banking Company; the January 2005 acquisition of Combanc, Inc. and its wholly owned subsidiary, The Commercial Bank, with offices in Delphos, Lima and Elida, Ohio; and the April 2005 acquisition of the Genoa Savings and Loan Company, with offices in Genoa, Perrysburg, Oregon and Maumee, Ohio.

        When Donnelly, Penman & Partners (“Donnelly”), financial advisor to Pavilion, contacted First Defiance in June 2007 to determine whether First Defiance would have an interest in pursuing the possibility of a merger with an institution located in southeastern Michigan, senior management recognized this as an important opportunity for First Defiance to expand its branch network outside of Ohio. A merger with Pavilion presented First Defiance with the opportunity to enter the competitive southeastern Michigan market with nine branches and approximately $231 million in deposits, a meaningful presence that would take years to achieve through de novo branching. Pavilion’s footprint includes two Michigan counties that will extend further northward First Defiance’s existing, strong presence in northwestern Ohio. First Defiance believes it can enhance the relationships already established by Pavilion by offering products and services not presently offered by Pavilion, including wealth management and insurance services. The expanded market presence and entry into the Michigan market that First Defiance will derive from the merger provide further opportunities for growth and profitability.

        After signing a confidentiality agreement on July 2, 2007, First Defiance received a Confidential Offering Memorandum containing substantial information about the business, operations and financial condition of Pavilion. The Confidential Offering Memorandum also set forth a schedule for submitting a written, non-binding indication of interest to Donnelly to pursue a transaction with Pavilion.

        To assist the Board in analyzing the financial impact on First Defiance of a possible Pavilion merger, First Defiance retained Keefe, Bruyette & Woods (“KBW”) as its financial advisor. A number of possible pricing scenarios were developed by KBW to evaluate the impact of the potential Pavilion acquisition on First Defiance’s future earnings per share, capital position and other items of significance to First Defiance and its shareholders.

        At a meeting of the First Federal Board on July 16, 2007, the directors discussed the transaction with management, including the general parameters of the indication of interest. The Board authorized management to submit a non-binding indication of interest to Donnelly.

        The non-binding indication of interest submitted by First Defiance in July 2007 outlined the financial structure and other aspects of a possible business combination with Pavilion. The indication provided for a transaction in which Pavilion would be merged into First Defiance and each share of Pavilion would be converted into the right to receive between $68.00 to $72.00 in value in cash, First Defiance shares or a combination of cash and shares. The ultimate merger consideration would be determined after a due diligence review of the books and records of Pavilion.

        After the Pavilion Board reviewed First Defiance’s indication of interest, Donnelly invited First Defiance to conduct a due diligence investigation of the books, records, loans, deposits and other aspects of Pavilion’s business. A team of First Defiance senior management and outside advisors, including KBW representatives, conducted the investigation in Adrian, Michigan between August 9 and August 13, 2007.

        Senior management updated the First Federal Board of Directors regarding its due diligence investigation at a meeting on August 20, 2007. At a subsequent meeting of the First Defiance Board of Directors on August 31, 2007, KBW provided an updated rate of return analysis and reassessed the impact on First Defiance’s financials if a revised offer of $74.00 per share was made for the Pavilion stock. The First Defiance Board authorized an updated indication of interest to be submitted to Donnelly in which each Pavilion share would be converted into the right to receive between $74.00 and $76.00 in value, payable, at the election of each Pavilion shareholder, in cash, First Defiance shares or a combination of cash and First Defiance shares, provided that 50% of the Pavilion shares would be exchanged for cash and 50% would be exchanged for First Defiance shares. An updated indication of interest was submitted to Donnelly on August 31, 2007, offering a value of $74.00 per share.

        On September 16, 2007, senior management of First Defiance received notice that Pavilion was prepared to commence the negotiation of a merger agreement with First Defiance at a price of $75.00 per share, to which senior management agreed. During the next several weeks, First Defiance, Pavilion and their respective representatives negotiated the terms of the merger agreement and related documents. On October 1, 2007, the First Defiance Board approved the merger agreement and the transactions contemplated in the merger agreement after receiving the advice of counsel and reviewing pro forma analyses prepared by KBW. Pavilion and First Defiance executed the merger agreement and First Defiance signed a voting agreement with each of the directors of Pavilion.

        In deciding to approve the terms and conditions of the merger agreement with Pavilion, the First Defiance Board consulted with management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

        (i)        The merger will facilitate the natural and logical expansion of First Defiance’s business into southeastern Michigan;

        (ii)        The merger will increase First Defiance’s asset size to approximately $1.876 billion on a pro forma basis (as of September 30, 2007), creating additional opportunities to benefit from economies of scale and provide opportunities for asset growth and earnings growth in an extremely competitive environment; and

        (iii)        Pavilion’s management philosophies and its reputation of excellent customer service are consistent with First Defiance’s emphasis on local decision-making, community banking, quality staff and a customer-centric service culture.

        The First Defiance Board considered many different factors in its evaluation and did not believe it was practical to, and did not quantify or otherwise assign relative weights to, the individual factors considered in reaching its determination.

Pavilion background of the merger

        The Bank of Lenawee was chartered in 1869. In 1993, Pavilion (then known as Lenawee Bancorp, Inc.) was formed as the holding company for the Bank of Lenawee and the Bank of Washtenaw. Pavilion owned 100% of both the Bank of Lenawee and the Bank of Washtenaw until October 2004, when Pavilion sold the Bank of Washtenaw to Dearborn Bancorp, Inc. Since that time, Pavilion has been a single bank holding company with the Bank of Lenawee as its wholly owned subsidiary.

        Pavilion’s Board of Directors has periodically reviewed strategic alternatives for enhancing profitability and maximizing shareholder value, giving consideration to the softening southeast Michigan economy, the particular problems faced in the real estate markets (both commercial and residential), the difficult interest rate environment, and the ongoing consolidation of the financial services industry. The strategic alternatives considered by the Board included the possibility of purchasing other financial institutions, deregistering Pavilion’s common stock with the SEC, and a sale of Pavilion. Pavilion has discussed these alternatives from time to time with its investment bankers and legal advisers.

        In May of 2007, Pavilion’s Board of Directors met with Donnelly to discuss Pavilion’s expected future financial performance and shareholder return as an independent institution and the prospects of a sale of Pavilion. Based on such discussion and further deliberation of the Board of Pavilion, the Board determined to pursue a sale of Pavilion.  Pursuant to a letter agreement dated May 25, 2007, Pavilion engaged Donnelly to act as Pavilion’s financial advisor and investment banker. Prior to such engagement, Donnelly had periodically provided consulting and investment banking services to Pavilion. Pavilion’s Board of Directors was familiar with the experience and expertise of Donnelly in advising companies on strategic alternatives, as well as responding to business combination proposals. The Board authorized Donnelly to solicit potential acquirers for Pavilion.

        In late June, Donnelly contacted 30 prospective parties with respect to signing a confidentiality agreement. Donnelly received executed confidentiality agreements from 16 parties and distributed offering materials to them asking for non-binding indications of interest for a purchase of Pavilion. By July 26, 2007, Donnelly received written non-binding indications of interest from five parties. On July 30, Pavilion’s Board of Directors met to discuss the letters received. The Board requested that Donnelly respond to five of the potentially interested parties indicating Pavilion’s desire to receive a higher offer price. As a result of these further discussions, two of the five interested parties submitted updated bids for the purchase of Pavilion. Both of these parties were permitted to conduct extensive diligence of Pavilion and the Bank of Lenawee. In addition, a team of representatives of Pavilion, including various executive officers and directors, met with the management of each of the two interested parties to discuss their respective businesses and prospects. One of the two interested parties was First Defiance.

        At a September 5, 2007, Pavilion Board meeting, Donnelly presented First Defiance’s offer and the offer of the other interested party to Pavilion’s Board of Directors for consideration. Pavilion’s Board discussed the two offers and determined that the offer made by First Defiance was superior to the offer made by the other interested party. Pavilion’s Board unanimously agreed to pursue a transaction with First Defiance, based on the fact that First Defiance’s offer represented the highest consideration payable to Pavilion’s shareholders. The Board also considered the dividend payout and market capitalization of First Defiance and reviewed information on its financial performance. However, the Board requested that Donnelly approach First Defiance about increasing the offer by the price of $1.00 per share. This communication was made and, as a result, First Defiance provided a revised offer, increasing the previous offer by $1.00.

        Based on its previous discussions and deliberations, the Board unanimously agreed to accept the offer made by First Defiance and authorized Pavilion’s management to negotiate with First Defiance with respect to a merger agreement to acquire Pavilion.

        Negotiations between Pavilion and First Defiance ensued, and First Defiance’s legal counsel began preparing the merger agreement.  During September and early October of 2007, the details of the merger were negotiated and finalized. During this time, Pavilion also conducted a due diligence review of First Defiance.

        On October 1, 2007, Pavilion’s management, along with Donnelly and Pavilion’s legal counsel, presented to the Pavilion Board of Directors the proposed form of merger agreement by and between First Defiance and Pavilion pursuant to which Pavilion would be merged with and into First Defiance.  Pavilion’s legal counsel and Donnelly presented a detailed review and analysis of the proposed merger agreement.  Donnelly gave the Board of Directors its oral opinion that the consideration to be received pursuant to the terms of the proposed merger agreement was fair to Pavilion and its shareholders from a financial point of view. Pavilion’s Board of Directors then discussed the proposed merger and voted to approve and authorize the merger and the merger agreement and all incidental actions. Donnelly later issued its written opinion as of October 2, 2007.

        The merger agreement was executed on October 2, 2007.  A joint press release regarding the merger was issued after the close of the stock market on October 2, 2007.

        The decision of the Board of Directors of Pavilion to authorize and approve the merger, the merger agreement, and the related agreements was the result of a thorough process for finding potentially interested acquirers and extensive discussion and lengthy deliberation by the Pavilion Board. In reaching its decision, the Board of Directors of Pavilion considered the following factors, among others:

•	the financial value of First Defiance’s proposal and the premium that value represented over the other offers for the acquisition of Pavilion and over the then-recent sales of Pavilion common stock;

•	the fact that Pavilion shareholders would benefit from the increased liquidity of the First Defiance shares to be received;

•	the dividend payout and market capitalization of First Defiance;

•	the social and economic impact of First Defiance's proposal on Pavilion and its employees, customers, suppliers, and the communities in which Pavilion and its subsidiaries operate; and

•	the perception of Pavilion’s Board of Directors of the strategic and synergistic business opportunities for the combined First Defiance — Pavilion organization to grow into an organization that provides greater value to its shareholders than the sum of the two previously separate corporations.

        Based on these considerations, the Board of Directors determined that First Defiance’s proposal would be in the best interests of Pavilion and its shareholders. In the proposed merger, subject to certain possible adjustments described above, Pavilion’s shareholders will receive 1.4209 shares of First Defiance common stock and $37.50 in cash per share of Pavilion common stock.

Pavilion merger recommendation and reasons for the merger

        The Pavilion Board of Directors, with the assistance of outside financial and legal advisors, evaluated the financial, legal, and market considerations impacting the decision to proceed with the merger. The terms of the merger, including the consideration to be paid to Pavilion’s shareholders, are the result of arm’s-length negotiations between the representatives of Pavilion and First Defiance. In deciding to proceed with the transaction, the Board of Directors considered a number of material factors with a view to maximizing shareholder value in the intermediate and long-term, including the following:

•	the fact that the market value of the consideration to be received by Pavilion’s shareholders in the merger represented a premium over other offers received and reviewed by Pavilion’s Board of Directors and over the then-recent sales of Pavilion common stock;

•	the fact that Pavilion shareholders would benefit from the increased liquidity of the First Defiance shares to be received;

•	the historical performance of First Defiance and its perceived future prospects;

•	the apparent competence, experience, community banking philosophy, and integrity of First Defiance's management; and

•	the opinion of Donnelly that the financial terms of the merger are fair to Pavilion shareholders from a financial point of view.

        The Board of Directors of Pavilion also believes that, by becoming part of a larger organization with greater resources, Pavilion will be able to better serve its customers and communities and provide a broader array of products and services that will be competitive with other financial service providers in southeast Michigan.

Pavilion's Board of Directors recommends that you vote FOR the approval of the merger agreement.

Opinion of Pavilion’s financial advisor

        Pavilion retained Donnelly to act as Pavilion’s financial advisor in connection with the merger and related matters based upon its qualifications, expertise and reputation, as well as its familiarity with Pavilion. Donnelly is an investment-banking firm of recognized standing. As part of its investment banking services, it is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for stock plans, corporate and other purposes. Donnelly is acting as financial advisor to Pavilion in connection with the merger and will receive fees from Pavilion for our services pursuant to the terms of its engagement letter with Pavilion, dated as of May 25, 2007.

        On October 2, 2007 First Defiance, a bank holding company headquartered in Defiance, Ohio, and Pavilion, holding company for Bank of Lenawee, entered into an Agreement and Plan of Merger pursuant to which First Defiance would acquire Pavilion. In accordance with the terms of the merger agreement, Bank of Lenawee will merge with and into First Federal Bank of the Midwest, a wholly-owned subsidiary of First Defiance. Per the terms of the merger agreement, each share of Pavilion common stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive 1.4209 shares of First Defiance common stock and $37.50 in cash, for total consideration of $75.54 per share (based on a trading value of $26.77 per share for First Defiance stock as of October 2, 2007). Also, as part of the merger, Pavilion’s outstanding options will be cashed out at a fixed amount of $75.00. On October 1, 2007 Donnelly delivered its opinion to the Board of Directors of Pavilion that the exchange ratio and per share consideration is fair to Pavilion’s shareholders from a financial point of view. Donnelly notes that on the day the merger finally closes, the market price of a share of First Defiance stock may be higher or lower, thereby, impacting the ultimate value of the stock consideration received by shareholders. No limitations were imposed by Pavilion on the scope of Donnelly’s investigation or on the procedures followed by Donnelly in rendering its opinion.

        The full text of the opinion of Donnelly, which sets forth, among other things, assumptions made, procedures followed, matters considered and limits on the review undertaken by Donnelly, is attached as Annex B to this proxy statement. Holders of Pavilion common stock are urged to read the opinion in its entirety. Donnelly’s opinion is directed only to the merger consideration described in the merger agreement and does not constitute a recommendation to any Pavilion shareholder as to how such shareholder should vote at the Pavilion special shareholder meeting. The summary set forth in this proxy statement of the opinion of Donnelly is qualified in its entirety by reference to the full text of its opinion attached to this document as Annex B.

        In arriving at its opinion, Donnelly engaged in discussions with members of the management of each of First Defiance and Pavilion concerning the historical and current business operations, financial conditions and prospects of First Defiance and Pavilion, and reviewed:

•	the Agreement and Plan of Merger dated October 2, 2007;

•	certain publicly-available information for Pavilion, including each of the Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2004, 2005 and 2006 and the quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 in addition to Pavilion management’s unaudited balance sheet and statement of income for the eight months ended August 31, 2007;

•	certain information, including financial forecasts and projections (and the assumptions and bases therefor which were deemed reasonable by management), relating to earnings, assets, liabilities and prospects of Pavilion as a stand alone company with the management of Pavilion. Donnelly confirmed with management that such forecasts and projections reflected the best currently available estimates and judgments of management;

•	certain publicly-available information for First Defiance, including each of the Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2004, 2005 and 2006 and the quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	certain information, including financial forecasts and projections (and the assumptions and bases therefore which were deemed reasonable by management), relating to earnings, assets, liabilities and prospects of First Defiance with the management of First Defiance. Donnelly confirmed with management that such forecasts and projections reflected the best currently available estimates and judgments of management;

•	the historical stock prices and trading volumes of Pavilion's common stock;

•	the historical stock prices and trading volumes of First Defiance's common stock;

•	the terms of acquisitions of banking organizations which Donnelly deemed generally comparable to Pavilion;

•	the amount and timing of the cost savings, income from additional growth, and other expenses and adjustments expected to result from the merger furnished by senior management of First Defiance and deemed reasonable by them;

•	the financial condition and operating results of First Defiance compared to the financial conditions and operating results of certain other financial institutions that Donnelly deemed comparable; and

•	such other information, financial studies, analyses and investigations and such other factors that Donnelly deemed relevant for the purposes of its opinion.

        In conducting its review and arriving at its opinion, as contemplated under the terms of its engagement by Pavilion, Donnelly, with the consent of First Defiance and Pavilion, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by First Defiance and Pavilion or upon publicly-available information. Donnelly participated in meetings and telephone conferences with certain members of First Defiance’s and Pavilion’s senior management to discuss First Defiance’s and Pavilion’s past and current business operations, regulatory standing, financial condition and future prospects, including any potential operating efficiencies and synergies that may arise as a result of the merger. With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and other information prepared by and/or reviewed with the management of First Defiance and used in our analyses, First Defiance’s management confirmed to us that they reflected the best currently available estimates and judgments of management with respect to such information. With respect to anticipated earnings of Pavilion and other information prepared by and/or reviewed with the management of Pavilion and used by us in our analyses, Pavilion’s management confirmed to us that they reflected the best currently available estimates and judgments of management with respect to such information. Donnelly did not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. Donnelly further relied upon the assurance of management of First Defiance and Pavilion that they were unaware of any facts that would make the information provided or available to Donnelly incomplete or misleading in any respect. Donnelly did not make any independent evaluations, valuations or appraisals of the assets or liabilities of First Defiance or Pavilion. Donnelly is not an expert in the evaluation of loan portfolios or the allowance for loan losses and did not review any individual credit files of First Defiance or Pavilion and assumed for purposes of its opinion that the aggregate allowances for credit losses for First Defiance and Pavilion were and are adequate under current economic conditions to cover such losses.

        Donnelly’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and evaluated by Donnelly on the date of its opinion. Donnelly does not have any obligation to update its opinion, unless requested by Pavilion in writing to do so, and Donnelly expressly disclaims any responsibility to do so in the absence of any written request by Pavilion. In connection with rendering its opinion to the Pavilion Board, Donnelly performed a variety of financial analyses, which are summarized below. Donnelly believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying Donnelly’s opinion. Donnelly arrived at its opinion based on the results of all the analyses it undertook assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a fairness opinion is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected comparable companies and analysis of selected comparable merger transactions summarized below, no public company utilized as a comparison is identical to First Defiance or Pavilion, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the relevant financial institutions and other factors that could affect the acquisition or public trading values of the financial institutions concerned.

        The financial forecast information and cost savings and other synergies expected to result from the merger furnished by management of First Defiance and Pavilion, respectively, and deemed reasonable by them contained in or underlying Donnelly’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. In that regard, Donnelly assumed, with First Defiance’s and Pavilion’s consent, that the financial forecasts, including the cost savings and other synergies expected to result from the merger, were reasonably prepared on a basis reflecting the best currently available judgments of First Defiance and Pavilion, respectively, and that such forecasts will be realized in the amounts and at the times that they contemplate. Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses. None of the analyses performed by Donnelly was assigned a greater significance by Donnelly than any other.

        The following is a brief summary of the analyses performed by Donnelly. Certain analyses have been updated to reflect currently available information for purposes of the written fairness opinion.

        Summary analysis of the transaction. The merger agreement provides that each share of Pavilion common stock issued and outstanding immediately prior to the effective time of the merger shall be converted into the right to receive 1.4209 shares of First Defiance common stock and $37.50 in cash, for total consideration of $75.54 per share (based on a trading value of $26.77 per share for First Defiance stock as of October 2, 2007). Additionally, as part of the merger, Pavilion’s outstanding options will be cashed out at a fixed amount of $75.00. As such, Donnelly utilized a per share value of $75.54 in its analysis below, which represents a 186.7% premium to the book value and tangible book value per Pavilion share of $40.46 as of August 31, 2007; 23.3 times latest twelve month (“LTM”) earnings of $3.24 per share as of August 31, 2007; and a 15.7% premium to core deposits as of August 31, 2007. Donnelly also noted that, based on the exchange ratio and cash consideration, that the transaction had an implied aggregate value of approximately $55.5 million (inclusive of the cost to cash out the outstanding Pavilion options, but exclusive of transaction costs) as of October 2, 2007. The complete aggregate deal metrics in relation to the Pavilion financial position as of August 31, 2007 are displayed below:

As of August 31, 2007 / For the Twelve Months Ended August 31, 2007[1]

Deal Price	Price/Book	Price/Tangible Book	Price/LTM Earnings	Price/Assets	Price/Deposits	Premium/Core Deposits	One-Day Trading Premium[3]

$55,490	186.7%	186.7%	23.3x	19.2%	23.1%	15.7%	51.1%

Footnote:
 (1) Although the deal price includes the cost to cash out current Pavilion options, Donnelly Penman excluded this amount from the implied transaction multiples as this value does not benefit the individual Pavilion shareholders.
(2) One-day trading premium is based on Pavilion's common stock trading price as of October 2, 2007.

        Additionally, Donnelly analyzed the implied transaction multiple after removing what Donnelly considered to be “excess capital” from Pavilion’s balance sheet, and normalized Pavilion’s book value to represent an 8.0% Tier One Capital Ratio (using average assets from December 31, 2006 and August 31, 2007). Donnelly calculated the “excess capital” to be approximately $6.1 million. Using the assumption that a willing buyer would only pay dollar-for-dollar on excess capital, Donnelly removed the “excess capital” from both the purchase price for common shares (excluding the cost to cash out current Pavilion options) and from Pavilion’s book value as of August 31, 2007. The implied purchase price after removing Pavilion’s “excess capital” as of August 31, 2007 indicates a price to normalized book value (8.0% Tier One Capital Ratio) of 209.6%.

        Donnelly also noted when considering the value of the transaction based on a discounted dividend analysis (see below) implied an equity value per share of First Defiance of $28.65 meant that the total consideration of $78.20 per share (constituted of 1.4209 shares of First Defiance stock valued at $28.65, or $40.70, plus $37.50 of cash per share of Pavilion) represents a 193.3% premium to the book value and tangible book value per Pavilion share of $40.46; 24.1 times LTM earnings of $3.24 per share; and a 16.9% premium to core deposits as of August 31, 2007. The $28.65 implied per share value for First Defiance is based on a discounted dividend analysis of First Defiance performed by Donnelly. This analysis utilized a discount rate of 12.0% and a terminal value multiple of 1.66 times projected 2011 tangible book value. The discount rate was derived utilizing the Ibbotson and Associates 2007 Yearbook(1) on cost of equity buildup, in addition to Donnelly analytical judgment. The terminal multiple was determined by reviewing the multiples for select publicly traded commercial banks and thrifts in Illinois, Indiana, Michigan, and Ohio, with assets between $1.0 billion and $3.0 billion and a LTM return on average equity between 6% and 12%.

        Donnelly also noted when considering the value of the transaction based on a comparable company analysis implied an equity value per share of First Defiance of $29.97 meant that the total consideration of $80.08 per share (constituted of 1.4209 shares of First Defiance stock valued at $29.97, or $42.58, plus $37.50 of cash per share of Pavilion) represents a 197.9% premium to the book value and tangible book value per Pavilion share of $40.46; 24.7 times LTM earnings of $3.24 per share; and a 17.7% premium to core deposits as of August 31, 2007. The $29.97 implied per share value for First Defiance is based on an average of four indications: $30.83 based on an assumed price to book multiple of 1.34 times First Defiance’s book value of $22.94 as of June 30, 2007; $28.77 based on an assumed price to tangible book multiple of 1.66 times First Defiance’s tangible book value of $17.31 as of June 30, 2007; $29.81 based on an assumed price to LTM earnings per share multiple of 14.3 times First Defiance’s LTM earnings per share of $2.08 for June 30, 2007. Additionally, the analysis assumed a premium to core deposits of 9.22% applied to First Defiance’s core deposits of $1.0 billion as of June 30, 2007,($13.14 per share), which when added to the tangible book value per share of $17.31 as of June 30, 2007 equates to $30.46 per share. The implied multiples are based on a review of the multiples for select publicly traded commercial banks in Illinois, Indiana, Michigan, and Ohio with assets between $1.0 billion and $3.0 billion and a LTM return on average equity between 6% and 12%.

________________________________
1Stocks, Bonds, Bills and Inflation -- Valuation Edition 2007 Yearbook, © Ibbotson Associates, Inc. 2007

        Contribution analysis. The contribution analysis performed by Donnelly compares the relative contribution of key balance sheet and income statement measures by First Defiance and Pavilion to the pro-forma company.

Contribution Analysis ($'s in thousands)

			Percent Contribution

	First Defiance 6/30/2007[1]	Pavilion 8/31/2007[2]	First Defiance	Pavilion

Total Assets	$1,540,675	$285,913	84.3%	15.7%

Total Loans, net	1,231,610	239,139	83.7%	16.3%

Total Deposits	1,167,198	237,273	83.1%	16.9%

Core Deposits	1,023,339	162,211	86.3%	13.7%

Total Equity	164,657	29,369	84.9%	15.1%

2007E FYE Net Income	16,230	2,253	87.8%	12.2%

2008E FYE Net Income	16,523	2,407	87.3%	12.7%

2009E FYE Net Income	18,945	2,651	87.7%	12.3%

Shares Outstanding (Proforma Company)	7,178,000	1,031,349	87.4%	12.6%

Average			85.8%	14.2%

Footnotes:
 1 Source: SNL Securities/SEC Filings (June 30, 2007 10-Q)
2 Source: Pavilion unaudited internal financial statements

        The range of contribution from Pavilion ranges from 12.2% to 16.9% in the pro forma company, with an average of 14.2%. Donnelly noted that in addition to owning 12.6% in the pro forma company, Pavilion shareholders receive $37.50 per share in cash consideration.

        Analysis of selected comparable transactions – Pavilion. Donnelly reviewed and compared actual information for 33 completed or pending bank merger transactions announced from a period of January 1, 2004 to July 31, 2007. Furthermore, the transactions listed involved commercial banks located in Illinois, Indiana, Michigan, and Ohio with total assets less than $500 million and a LTM return on average equity of between 6% and 12%. These transactions consisted of:

(Buyer/Seller)
      National Bancorp, Inc. / Antioch Bancshares, Inc.
      Community Bancshares, Inc. / Salt Creek Valley Bancshares, Inc.
      Southern Michigan Bancorp, Inc. / FNB Financial Corporation
      Standard Bancshares, Inc. / Community Bank of Lemont
      Firstbank Corporation / ICNB Financial Corporation
      Union County Bancshares, Inc. / Jonesboro Bancompany, Inc.
      Old National Bancorp / St. Joseph Capital Corporation
      FBOP Corporation / United Financial Holdings, Inc.
      Park National Corporation / Anderson Bank Company
      Sky Financial Group, Inc. / Wells River Bancorp, Inc.
      First Banks, Inc. / TEAMCO, Inc.
      Castle Creek Capital III LLC / BB&T Bancshares Corp.
      ChoiceOne Financial Services, Inc. / Valley Ridge Financial Corporation
      Commerce Bancshares, Inc. / West Pointe Bancorp, Incorporated
      Community Bank Shares of Indiana, Inc. / Bancshares, Incorporated
      First Mid-Illinois Bancshares, Incorporated / Mansfield Bancorp, Incorporated
      IBT Bancorp, Inc. / Farwell State Savings Bank
      German American Bancorp / Stone City Bancshares, Inc.
      PSB Bancorp / Oxford Bank Corporation
      Western Illinois Bancshares Inc. / Midwest Bank of Western Illinois
      Firstbank Corporation / Keystone Financial Corporation
      Horizon Bancorp / Alliance Financial Corporation
      Princeton National Bancorp, Inc. / Somonauk FSB Bancorp, Inc.
      Sky Financial Group, Inc. / Belmont Bancorp.
      Peoples Community Bancorp, Inc. / American State Corporation
      Croghan Bancshares, Inc. / Custar State Bank
      Illinois National Bancorp, Inc. / Riverton Community Bank
      Metropolitan Bank Group, Inc. / Allegiance Community Bank
      Oak Hill Financial, Inc. / Ripley National Bank
      Metropolitan Bank Group, Inc. / Citizens Bank Illinois, NA
      Camco Financial Corporation / London Financial Corporation
      Lincoln Bancorp / First Shares Bancorp, Inc.
      Harrodsburg First Financial Bancorp, Inc. / Independence Bancorp

        This comparison showed that based on the transaction price (based on First Defiance’s stock price as of October 2, 2007) calculated above compared with Pavilion’s financial condition as of August 31, 2007:

•	The transaction price was 186.7% of book value and tangible book value, compared with the comparable transaction group median of 206.0%;

•	The transaction price to LTM earnings multiple was 23.3 times, compared with the comparable transaction group median of 24.8 times LTM earnings;

•	The transaction price was 19.2% of total assets, compared with the comparable transaction group median of 18.5%;

•	The transaction price was 23.1% of deposits, compared with the comparable transaction group median of 22.7%;

•	The transaction price represented a 15.7% premium to core deposits, compared with the comparable transaction group median of 13.5%; and

•	The transaction price represented a 51.1% one-day trading premium to Pavilion’s common stock trading price as of October 2, 2007, compared with the comparable transaction group median of 40.9%.

        Donnelly recognized that no transaction reviewed was identical to the merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

        Dividend discount analysis – Pavilion. Donnelly calculated an estimated equity value per share for Pavilion based upon the values, discounted to the present, of estimates of projected dividends from the fiscal year ending December 31, 2007 through the fiscal year ending December 31, 2011 and a projected year 2011 terminal value assuming Pavilion continued to operate as an independent company until 2011. The valuation date contemplated is August 31, 2007, with the 2007 dividends (based on a 25% dividend payout ratio) distributed to-date removed from total 2007 distributions. In conducting its analysis, Donnelly utilized financial estimates provided by and deemed reasonable by Pavilion for 2007 through 2011. Donnelly further assumed, which was deemed reasonable by Pavilion management, a 25% dividend payout ratio in 2007 and each year thereafter.

        This analysis utilized a discount rate of 12.0% and a terminal value multiple of 2.06 times projected 2011 tangible book value. The discount rate was derived utilizing the Ibbotson and Associates 2007 Yearbook(2) on cost of equity buildup, in addition to Donnelly analytical judgment. The terminal multiple was determined by reviewing the multiples for select recent transactions of commercial banks in Illinois, Indiana, Michigan and Ohio with assets less than $500 million and LTM return on average equity between 6% and 12%. The analysis resulted in an estimated equity value per share of $69.66.

        Dividend discount analysis –First Defiance and Pavilion pro forma. Donnelly calculated an estimated equity value per share for Pavilion based upon the values, discounted to the present, of estimates of projected dividends from the fiscal year ending December 31, 2008 through the fiscal year ending December 31, 2012 and a projected year 2012 terminal value assuming First Defiance and Pavilion were combined. The valuation date contemplated is December 31, 2007. In conducting its analysis, Donnelly utilized financial estimates provided by and deemed reasonable by First Defiance for 2008 through 2012. Donnelly then combined First Defiance with the Pavilion estimates and factored in cost savings and other post-transaction adjustments. Donnelly further assumed, which was deemed reasonable by First Defiance management, a dividend payout of $1.05 per share in 2008 and increasing by 5% per share each year thereafter.

        This analysis utilized a discount rate of 12.0% and a terminal value multiple of 1.66 times projected 2012 tangible book value. The discount rate was derived utilizing the Ibbotson and Associates 2007 Yearbook(2) on cost of equity buildup, in addition to Donnelly analytical judgment. The terminal multiple was determined by reviewing the price to tangible book value multiples of commercial banks in Illinois, Indiana, Michigan and Ohio with assets between $1.0 billion and $3.0 billion and LTM return on average equity between 6% and 12%. The analysis resulted in an estimated equity value per share of $30.53. Donnelly noted this is slightly higher than the equity value per share derived from the dividend discount analysis performed for First Defiance stand-alone and also higher than the First Defiance stock price as of October 2, 2007.

_____________________________________
2Stocks, Bonds, Bills and Inflation – Valuation Edition 2007 Yearbook, © Ibbotson Associates, Inc. 2007

        The above analyses were based upon First Defiance and Pavilion senior management’s projections of future performance on a stand alone basis and on a combined basis, which were based upon many factors and assumptions deemed reasonable by First Defiance and Pavilion senior management. This analysis did not purport to be indicative of actual values or actual future results and did not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Donnelly included this analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

Merger consideration

        If Pavilion’s shareholders approve the merger agreement and the merger is completed, Pavilion will merge into First Defiance and, as a result, First Defiance will own the Bank of Lenawee and all of the other assets of Pavilion. Except as noted below with respect to shares held by the Pavilion ESOP and 401(k) Plan, at the effective time of the merger, each Pavilion shareholder will receive, in exchange for each Pavilion share, (a) 1.4209 shares of First Defiance common stock and (b) $37.50 in cash.

        Each of the Pavilion shares held by the Pavilion ESOP and 401(k) plan will also be exchanged for 1.4209 shares of First Defiance common stock and $37.50 in cash. However, if the value of the 1.4209 First Defiance shares to be issued for each Pavilion share held in this plan is less than $37.50 based on the closing price of First Defiance shares on the last trading day prior to the closing, then the cash paid for each Pavilion share owned by the plan will be increased so that the value of the cash and First Defiance stock exchanged for each Pavilion share owned by the Pavilion ESOP and 401(k) plan equals $75.00, based on the closing price of a First Defiance share on the last trading day prior to the closing.

        On February 5, 2008, the last trading date before we printed this prospectus/proxy statement, the closing sales price per share of First Defiance common stock was $21.24 on NASDAQ. If First Defiance’s stock price were to remain at $21.24 per share until the closing, then a cash amount of $37.50 and 1.4209 shares of First Defiance common stock, having a value of approximately $30.18, would be issued in exchange for each share of Pavilion common stock to be exchanged.

        Based on the 729,916 shares of Pavilion common stock issued and outstanding on January 11, 2008, the total number of shares of First Defiance common stock to be issued to Pavilion shareholders would be approximately 1,037,138 shares. Based on the 7,060,202 shares of First Defiance common stock issued and outstanding on January 11, 2008, the total number of shares of First Defiance common stock outstanding after the merger would be 8,097,340, of which approximately 12.8% would be held by the former Pavilion shareholders.

        First Defiance will not issue fractional shares of First Defiance common stock in the merger. Each Pavilion shareholder who otherwise would be entitled to receive a fractional share of First Defiance common stock will receive cash in an amount equal to the fractional share interest multiplied by $75.00.

        The merger agreement provides that in order to preserve the status of the merger as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code, the aggregate value of First Defiance common stock to be issued in connection with the merger, based upon the market value of a share of First Defiance common stock at the end of trading on the business day immediately before the effective time of the merger, may not be less than 40% of the total consideration to be paid to Pavilion shareholders in exchange for Pavilion common stock. The total consideration consists of (x) the aggregate cash consideration to be paid by First Defiance (which is equal to the sum of (1) $37.50 per share multiplied by the number of shares of Pavilion common stock outstanding at the effective time of the merger, (2) the amount of additional cash paid, if any, to bring the total value of consideration paid for each Pavilion common share held in the Pavilion ESOP and 401(k) Plan to $75.00, and (3) the aggregate cash consideration to be paid in lieu of fractional shares of First Defiance common stock) and (y) the aggregate value of the First Defiance common stock to be received by Pavilion shareholders as consideration in the merger. If the aggregate value of the First Defiance common stock to be issued in connection with the merger would be less than 40% of the total consideration to be paid to Pavilion shareholders, then First Defiance may elect to increase the number of shares of First Defiance common stock that Pavilion shareholders will receive in exchange for each share of Pavilion common stock so that the aggregate value of First Defiance common stock to be issued in connection with the merger is equal to or greater than 40% of the total consideration to be paid to Pavilion shareholders.

        First Defiance may also elect to increase the exchange ratio if both of the following occur and Pavilion notifies First Defiance that Pavilion intends to terminate the merger agreement as a result:  (1) the average closing price per share of First Defiance common stock for the 20 trading days ending 10 calendar days before the closing is less than $22.08 and (2) the share price of First Defiance common stock underperforms the share prices of an established index of 16 peer companies by more than 17.5% as measured by dividing the weighted average closing prices of the peer companies on October 2, 2007 against the weighted average of the closing prices for the 20 trading days ending 10 calendar days before the closing.

Representations and warranties

        First Defiance and Pavilion have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. For information on these representations and warranties, please refer to the merger agreement attached as Annex A. The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on the parties’ business, financial condition or results of operations. See “Description of the Merger—Conditions.”

        The representations and warranties contained in the merger agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purpose of allocating risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors as statements of factual information.

Covenants

        Pavilion.        Pavilion may not solicit, initiate, or entertain any proposals or offers from any person regarding any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, Pavilion or Bank of Lenawee, except as required by the good faith exercise of the fiduciary duties of the Pavilion directors. If the merger agreement is terminated as a result, Pavilion must pay First Defiance a termination fee of $2,000,000 if Pavilion enters into or closes an acquisition transaction with any person or entity other than First Defiance at any time prior to the expiration of 12 months after the termination of the merger agreement.

        Pavilion also has agreed to do the following before completion of the merger (in some cases, Pavilion is only obligated to take these actions if requested by First Defiance):

•	dissolve Pavilion Financial Services, Inc. and Pavilion Mortgage Company;

•	terminate Pavilion's ESOP and 401(k) plan;

•	terminate Pavilion's defined benefit (pension) plan;

•	terminate its policy regarding employee “banked” paid time off and compensate employees who have accumulated paid time off to the extent payment is required; and

•	terminate the Pavilion Employee Stock Purchase Plan.

         First Defiance. First Defiance has agreed to do the following:

•	provide former Pavilion and Bank of Lenawee employees who remain employed by First Defiance or First Federal after the merger with compensation and benefits that are substantially similar to those provided to similarly situated First Federal employees;

•	assume all obligations under existing Pavilion and Bank of Lenawee employment agreements;

•	if necessary, file a listing application with NASDAQ for the First Defiance shares to be issued in the merger;

•	obtain directors' and officers' liability insurance coverage for Pavilion and Bank of Lenawee officers and directors for five years after the merger;

•	indemnify the former directors and officers of Pavilion and Bank of Lenawee;

•	select one former Pavilion director to serve on the First Defiance Board;

•	establish an advisory board of First Federal of up to six former Pavilion directors; and

•	pay a severance payment to each former Pavilion or Bank of Lenawee employee who is not covered by a written employment or severance agreement and is not offered employment by First Defiance or First Federal or is terminated without cause within 30 days after the merger.

Conduct of business pending the merger

        During the period between October 2, 2007, and the completion of the merger, Pavilion has agreed to conduct its business only in the ordinary and usual course, unless First Defiance agrees otherwise in writing. In addition, and with certain specified exceptions, Pavilion has agreed not to:

•	sell, transfer, mortgage, pledge, or subject to any lien or otherwise encumber any material amount of assets, except in the ordinary course of business;

•	make any capital expenditure that individually exceeds $10,000 or in the aggregate exceeds $50,000;

•	enter into any contract, commitment or transaction that would reasonably be likely to have a material adverse effect on Pavilion on a consolidated basis or impair or delay consummation of the transactions contemplated by the merger agreement;

•	declare or pay any dividends on the Pavilion common stock other than quarterly dividends consistent with past practice;

•	purchase, redeem, retire or otherwise acquire any Pavilion common stock, except for the redemption of shares of Pavilion common stock held in the Pavilion ESOP and 401(k) Plan;

•	issue any shares of Pavilion common stock or grant any option or right to acquire any shares of Pavilion common stock, except (a) upon the valid exercise of any outstanding options exercisable for shares of Pavilion common stock, (b) pursuant to the Pavilion Employee Stock Purchase Plan, (c) in the form of matching contributions made to the Pavilion ESOP and 401(k) Plan consistent with past practice, or (d) pursuant to the Pavilion Dividend Reinvestment and Stock Purchase Plan;

•	amend its articles of incorporation or bylaws or the articles or bylaws of its subsidiaries;

•	acquire any stock or other interest in any other entity, with certain exceptions in the ordinary course of business;

•	adopt or amend any employee or director benefit plan, pension, retirement, stock, profit sharing, or bonus plan or take any action to accelerate the vesting of any benefits, except as required by law;

•	except as otherwise provided in the merger agreement, enter into or amend any employment contract with any of their employees or increase the compensation payable to any employee or director;

•	except in the ordinary course of business consistent with past practice, borrow or agree to borrow any funds or directly guarantee or agree to guarantee any obligations of others;

•	implement or adopt any change in Pavilion's accounting principles, practices or methods, except as may be required by GAAP;

•	make or change any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to taxes;

•	originate or issue a commitment to originate any loan or note in an amount of $250,000 or more or on an aggregate basis to one borrower of $500,000 or more or modify, renew or release any collateral on an existing loan the outstanding balance of which is $250,000 or more;

•	establish any new lending programs or make any policy changes concerning who may approve loans;

•	enter into any securities transactions or purchase or otherwise acquire any investment security other than U.S. Government and agency obligations;

•	increase or decrease the rate of interest paid on time deposits or certificates of deposits except in a manner consistent with past practices and prevailing rates in Bank of Lenawee’s market;

•	foreclose upon or otherwise take title or possession of any real property without first obtaining a Phase I environmental report that indicates the absence of a recognized environmental condition; provided, however, that Bank of Lenawee will not be required to obtain such a report with respect to single-family, non-agricultural residential property of one acre or less unless it has reason to believe such property may contain pollutants, contaminants or other waste materials;

•	purchase or acquire any interest in a loan held by a third party;

•	open any new branches or loan production offices or close any branch or loan production office, except as may be agreed by First Defiance;

•	increase the number of directors on the board of directors of Pavilion or Bank of Lenawee;

•	except as permitted by the merger agreement, enter into any contract relating to the provision of advisory or consulting services to Pavilion or its subsidiaries; or

•	agree to take any of the actions described above.

        During the period between October 2, 2007 and the completion of the merger, First Defiance has agreed not to, unless Pavilion consents in writing, enter into or perform any contract, commitment or transaction, that would be reasonably likely to (a) impair in any material respect its ability to perform under the merger agreement or (b) prevent or materially delay the consummation of the merger.

Conditions

        Neither First Defiance or Pavilion will be required to complete the merger unless the following conditions are satisfied:

•	the merger agreement is approved by the holders of a majority of the outstanding shares of Pavilion common stock;

•	the parties receive regulatory approval from the OTS;

•	no governmental authority prohibits consummation of the merger;

•	the shares of First Defiance common stock to be issued in the merger have been registered with the Securities and Exchange Commission; and

•	legal counsel has provided an opinion with respect to the federal income tax consequences of the merger.

        In addition, First Defiance will not be required to complete the merger unless the following conditions are satisfied:

•	all of Pavilion's representations and warranties in the merger agreement are true in all material respects as of the effective date of the merger;

•	Pavilion satisfies, in all material respects, its obligations in the merger agreement; and

•	Pavilion obtains all consents and approvals required in connection with the transactions contemplated by the merger agreement.

        Pavilion will not be required to complete the merger unless the following conditions are satisfied:

•	all of First Defiance's representations and warranties in the merger agreement are true in all material respects as of the effective date of the merger;

•	First Defiance satisfies, in all material respects, its obligations in the merger agreement;

•	First Defiance obtains all consents and approvals required in connection with the transactions contemplated by the merger agreement; and

•	the aggregate value of First Defiance common stock to be issued in connection with the merger is at least 40% of the total consideration to be paid to Pavilion shareholders.

        First Defiance and Pavilion may waive any of these conditions unless the waiver is prohibited by law.

Termination and amendment

        First Defiance and Pavilion may agree to terminate the merger at any time before it is completed, even if the Pavilion shareholders have voted to approve the merger agreement. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by the mutual written consent of First Defiance and Pavilion;

•	by either First Defiance or Pavilion if the merger is not consummated on or before June 30, 2008;

•	by either First Defiance or Pavilion if any event occurs which would preclude satisfaction of certain conditions set forth in the merger agreement;

•	by either First Defiance or Pavilion if Pavilion executes a definitive agreement whereby some person or entity other than First Defiance will acquire all or a material amount of the assets, or any equity securities, of Pavilion, or Pavilion and such other person or entity will enter into a merger, consolidation or business combination;

•	by Pavilion if First Defiance does not increase the stock consideration to be received by Pavilion shareholders to preserve the tax-free reorganization status of the merger;

•	by Pavilion if the Pavilion board of directors reasonably determines in good faith, after consultation with Pavilion’s financial advisor and the written advice of Pavilion’s legal counsel, that failing to terminate the merger agreement could be expected to constitute a breach of its fiduciary duties to the Pavilion shareholders;

•	by First Defiance if the cost to perform any environmental remediation activities set forth in the merger agreement is expected to exceed $750,000 in the aggregate; or

•	by Pavilion if (1) the average closing price of First Defiance common shares for the 20 trading days ending 10 calendar days before the closing is less than $22.08, and (2) First Defiance common shares underperform an established index of 16 peer companies by more than 17.5% as measured by dividing the weighted average closing prices of the peer companies on October 2, 2007 against the weighted average of the closing prices for the 20 trading days ending 10 calendar days before the closing.

        If Pavilion notifies First Defiance of its intent to terminate the merger agreement because the average closing price per First Defiance drops as described in the last bullet point above, then First Defiance may pay additional consideration, in cash and/or First Defiance common stock, for each share of Pavilion common stock to avoid termination of the merger agreement. In that case, First Defiance would need to pay additional consideration so that the total consideration paid per share of Pavilion common stock is no less than the lesser of (a) $68.87 or (b) $37.50 plus the product of $38.04 multiplied by a quotient the numerator of which is the weighted average of the closing sale prices of the selected peer companies over the same 20 trading day period described above and the denominator of which is the weighted average of the closing sale prices of such peer companies on October 2, 2007.

        If the merger agreement is terminated for any reason, the merger agreement will become void and have no effect, except that the provisions of the merger agreement relating to confidentiality of information and payment of expenses will survive the termination and no party to the merger agreement will be released from any liabilities or damages arising out of its breach of any provision of the merger agreement. In some circumstances, if Pavilion enters into or closes an acquisition transaction with a company other than First Defiance within 12 months after the merger agreement is terminated, Pavilion must pay First Defiance a termination fee of $2,000,000.

        The merger agreement may be amended in writing at any time before or after the Pavilion shareholders approve the merger agreement. If the Pavilion shareholders have already approved the merger agreement, however, we will not amend the merger agreement without their approval if the amendment would materially adversely affect the shareholders. If necessary, Pavilion will seek approval of any such amendment at a subsequent meeting of shareholders.

Effective time

        Following the satisfaction or waiver of all conditions in the merger agreement, we will file certificates of merger as soon as practicable with the Ohio Secretary of State and the Michigan Department of Labor and Economic Growth in order to complete the merger. We anticipate we will complete the merger in March 2008.

Exchange of Pavilion stock certificates

        After the completion of the merger, the First Defiance exchange agent will mail to Pavilion shareholders a letter of transmittal and instructions for the exchange of their Pavilion common stock share certificates for the merger consideration.

        Until Pavilion shareholders surrender their Pavilion stock certificates for exchange after completion of the merger, Pavilion shareholders will not be paid dividends or other distributions declared after the merger with respect to any First Defiance common shares into which their Pavilion shares have been converted. When Pavilion shareholders surrender their Pavilion stock certificates, First Defiance will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Pavilion common shares. Pavilion stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

        Pavilion shareholders whose Pavilion stock certificates have been either lost, stolen or destroyed, will have to prove ownership of these certificates and verify that they were lost, stolen or destroyed before receiving any consideration for their shares. The election form will include instructions on how to provide evidence of ownership.

Employee matters

        Each Pavilion or Bank of Lenawee employee whose employment is not terminated as a result of the merger will become an employee of First Defiance or First Federal and will be eligible to participate in First Defiance’s employee plans. Service with Pavilion or Bank of Lenawee will be treated as service with First Defiance to determine eligibility and vesting, but not for purposes of benefit accrual or allocation of employer contributions, under the employee plans. Generally, each employee of Pavilion or Bank of Lenawee who does not have an employment agreement or severance agreement and who First Defiance or its subsidiaries elect not to hire or elect to terminate without cause within 30 days of the merger will be paid a severance payment equal to the product of one week of the employee’s base salary multiplied by the number of years of that employee’s service to Pavilion or Bank of Lenawee, with a minimum payment equal to 4 weeks’ salary and a maximum payment equal to 26 weeks’ salary.

Interests of directors and officers

        Directors and officers of Pavilion have interests in the merger that are in addition to, or different from, their interests solely as Pavilion shareholders.

        Stock options. Under the terms of the merger agreement, each option to purchase Pavilion common shares that is outstanding seven days before the merger, whether or not it is exercisable, will be terminated and converted into the right to receive an amount of cash equal to the product of (1) the difference between $75.00 less the exercise price of such option, multiplied by (2) the number of Pavilion common shares subject to each such option. The 11 directors and executive officers of Pavilion, as a group, hold outstanding options to purchase 22,055 Pavilion common shares with a weighted average exercise price of $50.40 per share. A total of 2,016 of these options are not presently vested or exercisable; however, if the shareholders approve the merger, all outstanding options automatically become fully vested and exercisable.

         Severance payments. Each of Richard J. DeVries and Mark D. Wolfe has entered into an employment agreement with Pavilion and Bank of Lenawee. Under the agreement with Mr. DeVries, as a result of the merger, First Defiance will be required to pay Mr. DeVries a lump sum severance payment equal to 250% of his current annual salary. In addition, First Defiance will be required to provide Mr. DeVries and his family with medical and dental insurance coverage for a period of six months after the closing of the merger (at no cost to Mr. DeVries) and to purchase his primary residence at its fair market value. Under the agreement with Mr. Wolfe, as a result of the merger, First Defiance will be required to pay Mr. Wolfe a lump sum severance payment equal to 150% of his current annual salary. In addition, First Defiance will also be required to provide Mr. Wolfe and his family with medical and dental insurance coverage for a period of six months after the closing of the merger (at no cost to Mr. Wolfe).

        These severance benefits only apply to the extent that the executive is not offered employment by First Defiance after the merger on substantially similar terms as now apply to the executive. If either Mr. DeVries or Mr. Wolfe is offered substantially similar employment, he will still be entitled to a change-in-control severance payment of 200% of current salary (in the case of Mr. DeVries) and 100% of current salary (in the case of Mr. Wolfe).

        Indemnification and insurance. After the merger is completed, First Defiance will indemnify the current and former officers and directors of Pavilion and Bank of Lenawee for their acts and omissions occurring prior to the completion of the merger to the fullest extent permitted by applicable law. This indemnification includes indemnification for claims against the officers and directors arising out of or in connection with the merger. For five years after the merger is completed, First Defiance has also agreed to provide directors’ and officers’ liability insurance to cover the directors and officers of Pavilion and Bank of Lenawee.

        Board appointment. First Defiance will select one Pavilion director to serve on the First Defiance board of directors beginning immediately after the effective time of the merger.

        Advisory board. Up to six Pavilion directors who do not become employees or directors of First Defiance or First Federal will be appointed to an advisory board of First Federal for a one-year term. As compensation for such service, each advisory board member will receive $150 for each monthly advisory board meeting attended. Each such Pavilion director will execute a non-compete agreement with a one-year term.

Resale of First Defiance common stock

        First Defiance has registered the shares of First Defiance common stock to be issued in the merger with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Shares of First Defiance common stock issued in the merger will be freely transferable, except for shares received by persons who may be deemed to be affiliates of Pavilion. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors, and shareholders beneficially owning 10% or more of the outstanding Pavilion stock. Pavilion affiliates may not sell their First Defiance common stock, except (a) in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act or (b) pursuant to an effective registration statement under the Securities Act covering their First Defiance common stock.

Material federal income tax consequences of the merger as a reorganization

        General.        The obligation of First Defiance and Pavilion to consummate the merger is conditioned on the receipt by First Defiance and Pavilion of an opinion of First Defiance’s counsel, Vorys, Sater, Seymour and Pease LLP, dated as of the closing date of the merger and substantially to the effect that the material federal income tax consequences of the merger will be as described below. The opinion is based on the Internal Revenue Code, the applicable Treasury Department regulations, judicial authorities and current administrative rulings and practices as in effect on the date of the opinion, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Opinions of counsel are not binding upon the Internal Revenue Service (“IRS”) or the courts, either of which could take a contrary position. No rulings have been, or will be, sought from the IRS in connection with the merger. The opinion of First Defiance’s counsel will rely on certain assumptions that customarily are made with respect to transactions of this kind, and on certain representations and covenants, including those contained in officers’ certificates of First Defiance and Pavilion, which representations and covenants counsel to First Defiance will assume to be true, correct and complete. If any such assumption, representation or covenant is inaccurate, the opinion could be adversely affected. The opinion of Vorys, Sater, Seymour and Pease LLP set forth as an exhibit to the registration statement of which this joint prospectus/proxy statement is a part, as well as the assumptions, representations and covenants described above, support the following discussion of the anticipated material federal income tax consequences of the merger to First Defiance, Pavilion and the Pavilion shareholders.

        This description of anticipated material federal income tax consequences of the merger assumes the following:

•	the merger will be consummated in accordance with the terms and provisions of the merger agreement, and

•	in the event that the value of the Aggregate Share Consideration (as defined below) would be less than 40% of the sum of the value of the Aggregate Cash Consideration (as defined below) and the value of the Aggregate Share Consideration, then either (i) First Defiance will elect to increase the number of shares of First Defiance common stock to be exchanged for each share of Pavilion common stock in the merger such that the value of the Aggregate Share Consideration would be at least 40% of the sum of the value of the Aggregate Cash Consideration and the value of the Aggregate Share Consideration, or (ii) Pavilion or First Defiance will elect to terminate the merger agreement and abandon the merger.

“Aggregate Share Consideration” means the aggregate value of the shares of First Defiance common stock to be issued in connection with the merger (which excludes the value of fractional shares for which cash is to be paid) based upon the closing price of First Defiance common stock as reported on Nasdaq on the trading day immediately preceding the closing date. “Aggregate Cash Consideration” means the sum of (i) the aggregate cash consideration to be paid in the merger in exchange for shares of Pavilion common stock (including the amount of the additional cash paid, if any, to bring the total value of consideration paid for each share of Pavilion common stock held by the Pavilion ESOP and 401(k) Plan to $75.00), and (ii) the cash consideration paid in lieu of fractional shares of First Defiance common stock.

        If the assumption described in the preceding paragraph does not prove to be true, then the anticipated material federal income tax consequences of the merger to Pavilion shareholders, First Defiance, and Pavilion will be different than if the assumption is true, as described below under the heading “Treatment if merger does not qualify as a reorganization”.

        This description does not address, among other matters, the following:

•	tax consequences to a Pavilion shareholder who holds shares of Pavilion common stock other than as a capital asset for federal income tax purposes;

•	any federal income tax consequences that may be relevant to Pavilion shareholders in light of their particular tax circumstances, including, without limitation, shareholders that are: (i) persons who hold shares of Pavilion common stock as part of a straddle, hedge, conversion or other risk-reduction transaction; (ii) broker-dealers; (iii) persons who have a functional currency other than the U.S. dollar; (iv) tax-exempt entities; (v) foreign persons; (vi) insurance companies; (vii) financial institutions; (viii) persons that acquired shares of Pavilion common stock pursuant to the exercise of employee stock options, stock purchase plans or otherwise as compensation; (ix) persons who receive shares of First Defiance common stock other than in exchange for shares of Pavilion common stock; (x) retirement plans, including, without limitation, the Pavilion ESOP and 401(k) Plan; or (xi) pass-through entities and investors in those entities;

•	tax consequences to the holders of options to acquire shares of Pavilion common stock;

•	any alternative minimum tax or any foreign, state or local tax consequences of the merger; and

Pavilion shareholders with special particular tax circumstances or who are subject to special tax treatment are strongly urged to consult with their tax advisors regarding their individual tax consequences.

        The merger may not qualify as a reorganization if, for example, the value of the Aggregate Share Consideration (as defined above) is less than 40% of the sum of the value of the Aggregate Cash Consideration (as defined above) and the value of the Aggregate Share Consideration. In that case, the anticipated material federal income tax consequences of the merger to Pavilion shareholders, First Defiance, and Pavilion will be different, as described below under the heading “Treatment if merger does not qualify as a reorganization”.

        Tax consequences to First Defiance and Pavilion. If the merger qualifies as a reorganization within the meaning of the Internal Revenue Code, then:

•	No gain or loss will be recognized by First Defiance or Pavilion as a result of the merger.

•	The tax basis of the assets of Pavilion in the hands of First Defiance will be the same as the tax basis of such assets in the hands of Pavilion immediately prior to the merger.

•	The holding period of the assets of Pavilion to be received by First Defiance will include the period during which such assets were held by Pavilion.

        Tax consequences to Pavilion shareholders. If the merger qualifies as a reorganization within the meaning of the Internal Revenue Code, then a Pavilion shareholder who receives a combination of cash (other than cash in lieu of fractional shares of First Defiance common stock) and shares of First Defiance common stock in exchange for their shares of Pavilion common stock will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding cash received in lieu of fractional shares of First Defiance common stock). For this purpose, a Pavilion shareholder generally must calculate gain or loss separately for each identifiable block of shares of Pavilion common stock exchanged by the shareholder in the merger, and a loss realized on one block of shares of Pavilion common stock may not be used by the shareholder to offset a gain realized on another block of the shareholder’s shares of Pavilion common stock. Shareholders should consult their tax advisors regarding the manner in which cash and shares of First Defiance common stock should be allocated among their shares of Pavilion common stock and the specific federal income tax consequences thereof.

        For purposes of determining the character of the gain recognized on account of the cash received by a Pavilion shareholder, such Pavilion shareholder will be treated as having received only shares of First Defiance common stock in exchange for such shareholder’s shares of Pavilion common stock, and as having immediately redeemed a portion of such shares of First Defiance common stock for the cash received (excluding cash received in lieu of fractional shares of First Defiance common stock). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Internal Revenue Code (to the extent of such shareholder’s ratable share of the undistributed earnings and profits of Pavilion), the gain will be capital gain if the shares of Pavilion common stock are held by such shareholder as a capital asset at the time of the merger.

        Cash in lieu of fractional shares. A Pavilion shareholder who receives cash in lieu of a fractional share of First Defiance common stock will recognize gain or loss as if such fractional share of First Defiance common stock were distributed as part of the merger and then redeemed by First Defiance, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

        Tax basis. The aggregate tax basis of the shares of First Defiance common stock received by a Pavilion shareholder in the merger (including fractional shares of First Defiance common stock, if any, deemed to be issued and redeemed by First Defiance) generally will be equal to the aggregate tax basis of the shares of Pavilion common stock surrendered in the merger, reduced by the amount of cash received by the shareholder in the merger (other than cash received in lieu of fractional shares of First Defiance common stock), and increased by the amount of gain recognized by the shareholder in the merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional shares of First Defiance common stock).

        Holding period. The holding period of the shares of First Defiance common stock received by a Pavilion shareholder will include the holding period of the shares of Pavilion common stock surrendered in exchange for the shares of First Defiance common stock in the merger, provided that the shares of Pavilion common stock were held as a capital asset at the time of the merger.

Treatment if merger does not qualify as a reorganization

        If the merger does not qualify as a reorganization within the meaning of the Internal Revenue Code, then the anticipated material federal income tax consequences to Pavilion shareholders, First Defiance, and Pavilion will be different than described in the preceding section.

        Tax consequences to First Defiance and Pavilion. If the merger does not qualify as a reorganization within the meaning of the Internal Revenue Code, then:

•	Pavilion will be treated as if it sold all of its assets for their respective fair market values and then liquidated and distributed the proceeds to shareholders. Pavilion will recognize gain or loss on the deemed sale of assets. If a gain is recognized, Pavilion will be taxed on the gain, which tax liability will be inherited by First Defiance as a result of the merger.

•	The tax basis of the assets of Pavilion in the hands of First Defiance will be equal to the cost of such assets.

•	The holding period of the assets of Pavilion to be received by First Defiance will start on the effective date of the merger, just as if the assets were purchased on that date.

        Tax consequences to Pavilion shareholders. If the merger does not qualify as a reorganization within the meaning of the Internal Revenue Code, then a Pavilion shareholder will recognize gain or loss as if the shareholder’s shares of Pavilion common stock were sold for an amount equal to the sum of (i) the amount of cash received by the shareholder in the merger, plus (ii) the value of the shares of First Defiance common stock received by the shareholder in the merger. In that case, the shareholder’s basis for the shares of First Defiance common stock received in the merger will be determined with reference to the value of such shares at the effective date of the merger, and the shareholder’ holding period of such First Defiance shares will start on the effective date of the merger, in each case, just as if the shares were purchased on that date.

        If the merger does not qualify as a reorganization within the meaning of the Internal Revenue Code, it will generally result in a higher tax liability to Pavilion shareholders. Generally, this is because Pavilion shareholders will have to include the value of the shares of First Defiance common stock received in the merger in computing the amount of gain (or loss) recognized by the shareholder in connection with the merger.

Other tax considerations

        Reporting requirements. A Pavilion shareholder owning at least 5% (by vote or value) of the total outstanding shares of Pavilion common stock, immediately before the merger, is required to file a statement with the shareholder’s U.S. federal income tax return setting forth the tax basis in the shareholder’s shares of Pavilion common stock exchanged in the merger and the fair market value determined immediately before the merger of the shares of Pavilion common stock exchanged in the merger. In addition, all Pavilion shareholders will be required to retain permanent records relating to the amount, basis and fair market value of all property transferred in the merger, and relevant facts regarding any liabilities assumed or extinguished as part of the merger.

        Backup withholding. Under certain circumstances, cash payments made to a Pavilion shareholder pursuant to the merger may be subject to backup withholding at a rate of 28%. There is no withholding for a shareholder who provides the exchange agent with such shareholder’s correct U.S. federal taxpayer identification number and who certifies that no loss of exemption from backup withholding has occurred on IRS Form W-9 or its substitute. Certain categories of Pavilion shareholders, such as corporations and some foreign individuals, are not subject to backup withholding. In order for a foreign individual to qualify as an exempt recipient, such individual generally must provide the exchange agent with a completed IRS Form W-8BEN or its substitute. Any amounts withheld from a Pavilion shareholder under the backup withholding rules are not an additional tax. Rather, any such amounts will be allowed as a credit or refund against such shareholder’s U.S. federal income tax liability provided that the shareholder furnishes to the IRS all required information.

        The discussion of material federal income tax consequences of the merger is included in this prospectus/proxy statement for general information only. Each Pavilion shareholder should consult his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the merger, including the application and effect of state, local and foreign income and other tax laws.

Accounting treatment

        The merger will be treated as a purchase for accounting purposes. Accordingly, First Defiance will record the assets and liabilities of Pavilion on its books at estimated fair value. The excess, if any, of the fair value of the liabilities assumed and consideration paid over the fair value of the assets received will be assigned to specific and unidentified intangible assets. The resulting unidentified intangible asset will not be amortized, but will be tested for impairment as prescribed under SFAS No. 142, “Goodwill and Intangible Assets.”

Regulatory approval required

        First Defiance has submitted an application to the OTS seeking approval of the merger. Although we anticipate that the OTS will approve the merger, there can be no assurance that approval will be received on a timely basis or that the OTS will not impose conditions or requirements that would so materially reduce the economic or business benefits of the merger that, had such condition or requirement been known, neither First Defiance nor Pavilion would have entered into the merger agreement. If any such conditions or requirements are imposed, each of First Defiance and Pavilion has the right to terminate the merger agreement.

COMPARISON OF RIGHTS OF FIRST DEFIANCE SHAREHOLDERS AND PAVILION SHAREHOLDERS

        Pavilion shareholders who receive First Defiance common stock as consideration in the merger will become First Defiance shareholders at the effective time of the merger. There are certain differences between the rights of First Defiance shareholders and the rights of Pavilion shareholders arising from the differences between the First Defiance articles of incorporation and code of regulations and the Pavilion articles of incorporation and bylaws and the differences between Ohio and Michigan law. However, the rights of the First Defiance shareholders and those of Pavilion shareholders are similar in most material aspects. The differences are described below.

Authorized stock

        The First Defiance articles of incorporation authorize 25,000,000 shares of common stock and 5,000,000 shares of preferred stock. The Pavilion articles of incorporation authorize 3,000,000 shares of common stock and no preferred stock.

Director nominations

        First Defiance shareholders generally must submit director nominations at least 60 days prior to the anniversary of the last annual First Defiance shareholders’ meeting. Pavilion shareholders generally must submit director nominations at least 60 days but not more than 90 days prior to the anniversary of the last annual Pavilion shareholders’ meeting.

Anti-takeover provisions

        The following is a discussion of provisions of the First Defiance articles of incorporation and code of regulations that could deter or prohibit changes in majority control of the board of directors or non-negotiated acquisitions of control of First Defiance.

        Board of directors. First Defiance’s board of directors is divided into three classes, as nearly equal in number as possible, which are elected for staggered three-year terms. First Defiance’s articles provide that a director may be removed without cause by the affirmative vote of 75% of the shares that would be entitled to elect a director in place of the director being removed.

        Limitations on call of meetings of shareholders. First Defiance’s regulations provide that shareholder meetings may only be called by First Defiance’s chairman of the board; president or, in the case of the President’s absence, death or disability, the vice president authorized to exercise the authority of the president; the board of directors; or the holders of a majority of all outstanding shares of First Defiance common stock.

        Shareholder vote required to approve business combinations with principal shareholders. First Defiance’s articles require the approval of the holders of (i) at least 80% of the outstanding shares of First Defiance’s voting stock, and (ii) at least a majority of the outstanding shares of First Defiance’s voting stock, not including shares held by a “Related Person,” to approve certain “Business Combinations” as defined therein, and related transactions. The term “Related Person” is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of First Defiance common stock. A “Business Combination” is defined to include:

•	any merger or consolidation of First Defiance with or into any Related Person;

•	any sale, lease, exchange, mortgage, transfer, or other disposition of all or more than 25% of the assets of First Defiance or its subsidiaries to any Related Person;

•	any merger or consolidation of a Related Person with First Defiance or its subsidiaries;

•	any sale, lease, exchange, transfer or other disposition of all or more than 25% of the assets of a Related Person to First Defiance or its subsidiaries;

•	the issuance of any securities of First Defiance or its subsidiaries to a Related Person;

•	the acquisition by First Defiance or its subsidiaries of any securities of the Related Person;

•	any reclassification of the First Defiance common stock, or any recapitalization involving the common stock of First Defiance; and

•	any agreement, contract or other arrangement providing for any of the above transactions.

        The following is a discussion of provisions of the Pavilion articles of incorporation and bylaws that could deter or prohibit changes in majority control of the board of directors or non-negotiated acquisitions of control of Pavilion.

        Board of directors. Pavilion’s board of directors is divided into three classes, as nearly equal in number as possible, which are elected for staggered three-year terms. Pavilion’s bylaws provide that a director may be removed with or without cause by the affirmative vote of either (i) a majority of the “continuing directors” as defined in Pavilion’s articles of incorporation and at least 80% of the Pavilion board of directors, or (ii) the holders of at least 80% of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

        Limitations on call of meetings of shareholders. Pavilion’s bylaws provide that shareholder meetings may only be called by Pavilion’s chairman of the board; president; secretary; board of directors; or the holders of a majority of the outstanding shares of Pavilion common stock.

        Restrictions on interested shareholder business combinations. Pavilion’s articles of incorporation prohibit specified business combinations between Pavilion and an interested shareholder for at least five years after the interested shareholder attains 10% ownership, absent the approval of the holders of at least 90% of the outstanding shares of Pavilion common stock entitled to vote generally in the election of directors, voting together as a single class, including at least two-thirds of the outstanding shares of voting stock not owned by any interested shareholder or an affiliate of such interested shareholder. A business combination includes any merger, consolidation, disposition of assets, share transfer, voluntary dissolution, and share reclassification. An interested shareholder is a person who owns 10% or more of the outstanding Pavilion common stock.

        After the five-year period, a business combination may take place provided that certain conditions are satisfied, including that:

•	a majority of the directors not affiliated with the interested shareholder approves the transaction;

•	the transaction is approved by the Pavilion shareholders as otherwise required by law or Pavilion's articles of incorporation; or

•	the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares of Pavilion common stock, as determined in accordance with the statute.

        Pavilion’s articles of incorporation provide that a majority of Pavilion directors not affiliated with an interested shareholder may elect to have Pavilion governed by Chapter 7A of the Michigan Business Corporation Act. See the description of Chapter 7A under the heading “Michigan merger moratorium statute” below.

Anti-takeover statutes

        Certain state laws make a change in control of First Defiance and Pavilion more difficult, even if desired by the holders of the majority of the shares of the First Defiance or Pavilion common stock. The Ohio anti-takeover statutes that govern First Defiance and the Michigan anti-takeover statutes that govern Pavilion are similar, but have substantive differences as discussed below.

        Ohio control share acquisition statute. The Ohio Revised Code provides in Section 1701.831 that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed “control share acquisition.” A control share acquisition is defined as any acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more, but less than one-third, of the voting power;

•	one-third or more, but less than a majority, of the voting power; or

•	a majority or more of the voting power.

        Assuming compliance with the notice and information filing requirements, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer and the directors and officers of the issuer. The control share acquisition statute does not apply to a corporation whose articles of incorporation or regulations so provide. First Defiance has not opted out of the application of the control share acquisition statute.

        Ohio merger moratorium statute. Chapter 1704 of the Ohio Revised Code prohibits specified business combinations and transactions between an “issuing public corporation” and an “interested shareholder” for at least three years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attains 10% ownership. An interested shareholder is a person who owns 10% or more of the shares of the corporation. An issuing public corporation is defined as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by the merger moratorium provisions include mergers, consolidations, voluntary dissolutions, the disposition of assets and the transfer of shares. After the three-year period, a moratorium transaction may take place provided that certain conditions are satisfied, including that:

•	the board of directors approves the transaction;

•	the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

•	the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares, as determined in accordance with the statute.

        Although the merger moratorium provisions may apply, a corporation may elect not to be covered by the merger moratorium provisions, or subsequently elect to be covered, with an appropriate amendment to its articles of incorporation. First Defiance has not opted out of the Ohio merger moratorium statute.

        Michigan control share acquisition statute. Chapter 7B of the Michigan Business Corporation Act provides for specified notice and informational filings and special shareholder meetings and voting procedures that may occur before or after a proposed “control share acquisition” is consummated. A control share acquisition is defined as any acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more, but less than one-third, of the voting power;

•	one-third or more, but less than a majority, of the voting power; or

•	a majority or more of the voting power.

        The acquirer may, but is not required to, submit to the issuer an acquiring person statement, identifying the acquirer, the number of issuer shares owned or control by the acquirer and the range of voting power under which the control share acquisition would fall and, if the control share acquisition has not occurred, describing the terms of the proposed control share acquisition, averring as to the acquirer’s financial ability to consummate the control share acquisition and stating the purpose of the acquisition, including any intended major change in the issuer’s business or corporate structure.

        At the next annual meeting, or at a special meeting if requested by the acquirer, the issuer’s shareholders determine the voting rights to be accorded to the shares acquired or to be acquired in the control share acquisition. Control shares acquired in a control share acquisition have the same voting rights as the shares before the control share acquisition only to the extent granted by resolution approved by a majority of the votes cast by the holders of the shares entitled to vote thereon. If consummation of the proposed control share acquisition would result in any action requiring a class or series vote, then such resolution would also require the approval by a majority of the votes cast by the holders of shares of each such class or series entitled to vote thereon.

        Pavilion’s bylaws additionally provide that control shares acquired in a control share acquisition, with respect to which no acquiring person statement is filed with Pavilion, are subject to redemption by Pavilion at any time within 60 days after the last acquisition of control shares. Pavilion’s bylaws also provide that after an acquiring person statement has been filed with Pavilion and the special shareholders meeting held, the control shares acquired in a control share acquisition are subject to redemption by Pavilion unless the shares are accorded full voting rights by the shareholders.

        The control share acquisition statute does not apply to a corporation whose articles of incorporation or bylaws so provide. Pavilion has not opted out of the application of the control share acquisition statute.

        Michigan merger moratorium statute. Chapter 7A of the Michigan Business Corporation Act prohibits specified business combinations between a Michigan corporation and an interested shareholder for at least five years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attains 10% ownership. Chapter 7A does not apply to Michigan corporations having fewer than 100 beneficial shareholders or electing not to be covered by Chapter 7A.

        Pavilion has opted out of Chapter 7A; however, Pavilion’s articles of incorporation contain substantially similar provisions, as discussed above in the subsection titled “Restrictions on interested shareholder business combinations”.

LEGAL MATTERS

        Vorys, Sater, Seymour and Pease LLP has rendered an opinion that the shares of First Defiance common stock to be issued to the Pavilion shareholders in connection with the merger have been duly authorized and, if issued pursuant to the merger agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Vorys, Sater, Seymour and Pease LLP also has delivered an opinion regarding the federal income tax consequences of the merger to First Defiance, Pavilion and the Pavilion shareholders.

EXPERTS

        First Defiance’s consolidated financial statements included in First Defiance’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, as set forth in their reports thereon included in such Annual Report and incorporated into this document by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated statements of income, changes in stockholders’ equity and cash flows of First Defiance for the year ended December 31, 2004 included in First Defiance’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated statements of income, changes in stockholders’ equity and cash flows for the year ended December 31, 2004 are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        Pavilion’s consolidated financial statements included in Pavilion’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as set forth in their report included in such Annual Report. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        First Defiance has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act for the shares of First Defiance common stock to be issued in the merger. This prospectus/proxy statement is a part of the Registration Statement on Form S-4. The rules and regulations of the Securities and Exchange Commission permit us to omit from this document information, exhibits and undertakings that are contained in the Registration Statement on Form S-4.

        First Defiance and Pavilion file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document First Defiance or Pavilion files with the Securities and Exchange Commission at its public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of these documents can also be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

        First Defiance’s reports can also be found on First Defiance’s website at www.fdef.com, and Pavilion’s reports can also be found on Pavilion’s website at www.pavilionbancorp.com.

        The Securities and Exchange Commission allows First Defiance and Pavilion to “incorporate by reference” into this prospectus/proxy statement. This means that First Defiance and Pavilion can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus/proxy statement, except for any information superseded by information contained directly in this prospectus/proxy statement. This prospectus/proxy statement incorporates by reference the other documents that are listed below that First Defiance and Pavilion have previously filed with the Securities and Exchange Commission and additional documents that First Defiance and Pavilion file with the Securities and Exchange Commission between the date of this prospectus/proxy statement and the date of the special meeting of the Pavilion shareholders. We encourage you to read these documents.

First Defiance Filings (File No. 000-26850)

Filing
Annual Report on Form 10-K

Quarterly Reports on Form 10-Q

Current Reports on Form 8-K

The description of First Defiance common stock set forth in the Registration Statement filed with the SEC on Form 8-A on September 25, 1995, including any amendment of report filed with the SEC for the purpose of updating this description.	Period of Report or Date Filed
Year ended December 31, 2006

Quarters ended March 31, June 30, and September 30, 2007

Filed on January 16, February 21, April 3, April 17, July 17, October 1, October 4, October 16, 2007, and January 22, 2008.

Pavilion Filings (File No. 000-30521)

Filings
Annual Report on Form 10-K

Quarterly Report on Form 10-Q

Current Reports on Form 8-K

The description of Pavilion's common stock set forth in the Registration Statement on Form 10 as filed with the SEC on May 1, 2000, including any amendment filed with the SEC for the purpose of updating this description.	Period of Report or Date Filed
Year ended December 31, 2006

Quarters ended March 31, June 30, and September 30, 2007

Filed on February 27, March 2, March 26, April 25, May 2, July 26, August 15, October 3, October 3, October 4, November 2, November 14, November 27, and December 21, 2007.

        You can receive the documents incorporated by reference (except for exhibits to the documents, unless the exhibits are specifically incorporated in this document by reference) without charge by calling or writing one of the following persons:

First Defiance Financial Corp. 601 Clinton Street Defiance, Ohio 43512-3272 Attention: John C. Wahl (419) 782-5015	Pavilion Bancorp, Inc. 135 East Maumee Street Adrian, Michigan 49221 Attention: Richard DeVries (517) 265-5144

        Please request documents before March 4, 2008 to receive them before the Pavilion shareholders meeting. You may also obtain copies of the documents from the Securities and Exchange Commission through its website at www.sec.gov.

        Following the merger, First Defiance will continue to be regulated by the information, reporting and proxy statement requirements of the Securities Exchange Act of 1934, as amended.

        This prospectus/proxy statement is dated as of the date set forth on the cover page. You should not assume that the information contained in this prospectus/proxy statement is accurate as of any date other than that date, and neither the mailing of this prospectus/proxy statement to you nor the issuance of First Defiance common stock in the merger shall create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

October 2, 2007

by and between

FIRST DEFIANCE FINANCIAL CORP.

and

PAVILION BANCORP, INC.

TABLE OF CONTENTS
ARTICLE ONE -- THE MERGER		Page 1

1.01.	Corporate Merger	1
1.02.	Effective Time	1
1.03.	Governing Documents of the Surviving Corporation	1
1.04.	Bank Merger	2
1.05.	Structure of Combination	2

ARTICLE TWO -- CONVERSION OF SHARES; SURRENDER OF CERTIFICATES		2

2.01.	Conversion of Pavilion Shares	2
2.02.	Exchange of Pavilion Certificates	3
2.03.	Anti-Dilution Provisions	4
2.04.	First Defiance Shares	4
2.05.	Tax Consequences	5

ARTICLE THREE -- REPRESENTATIONS AND WARRANTIES OF PAVILION		5

3.01.	Corporate Status	5
3.02.	Capitalization of Pavilion	6
3.03.	Capitalization of Subsidiaries	7
3.04.	Corporate Proceedings	8
3.05.	Authorization	8
3.06.	Financial Statements of Pavilion	8
3.07.	SEC Filings	8
3.08.	Absence of Undisclosed Liabilities	9
3.09.	Absence of Changes	9
3.10.	Loans	9
3.11.	Allowance for Loan Losses	9
3.12.	Reports and Records	9
3.13.	Taxes	10
3.14.	Property and Title	11
3.15.	Legal Proceedings	12
3.16.	Compliance with Laws and Regulations	12
3.17.	No Conflict	13
3.18.	Brokers, Finders and Others	13
3.19.	Employment Agreements	13
3.20.	Employee Benefit Plans	14
3.21.	Insurance	15
3.22.	Governmental and Third-Party Consents and Proceedings	15
3.23.	Contracts	16
3.24.	Environmental Matters	16
3.25.	Pavilion Information	17
3.26.	CRA Compliance	17
3.27.	Ownership of First Defiance Shares	17
3.28.	Fairness Opinion	17
3.29.	Real Property Interest	18
3.30.	Internal Controls	18
3.31.	Knowledge	18

ARTICLE FOUR -- REPRESENTATIONS AND WARRANTIES OF FIRST DEFIANCE		18

4.01.	Corporate Status	18
4.02.	Corporate Proceedings	19
4.03.	Capitalization of First Defiance	19
4.04.	Capitalization of First Federal	20
4.05.	Authorized and Effective Agreement	20
4.06.	No Conflict	21
4.07.	SEC Filings	21
4.08.	Financial Statements of First Defiance and First Federal	21
4.09.	Brokers, Finders and Others	22
4.10.	Governmental and Third-Party Proceedings	22
4.11.	Absence of Undisclosed Liabilities	22
4.12.	Absence of Changes	23
4.13.	Legal Proceedings	23
4.14.	Regulatory Matters	23
4.15.	Compliance with Laws and Regulations	23
4.16.	CRA Compliance	24
4.17.	Loans	24
4.18.	Allowance for Loan Losses	24

ARTICLE FIVE -- FURTHER COVENANTS OF PAVILION		24

5.01.	Operation of Business	24
5.02.	Notification	28
5.03.	Acquisition Transactions	28
5.04.	Delivery of Information	28
5.05.	Affiliates Compliance with the Securities Act	29
5.06.	Voting Agreement	29
5.07.	Amendment of Pavilion Stock Options	29
5.08.	Pavilion Meeting	29
5.09.	Tax Matters	29
5.10.	Insurance Coverage	30
5.11.	Supplemental Assurances	30
5.12.	Subsidiaries	30
5.13.	Environmental Inspection of Property	30
5.14.	Employee Benefit Plans	31

ARTICLE SIX -- FURTHER COVENANTS OF FIRST DEFIANCE		31

6.01.	Employees; Employee Benefits	32
6.02.	Exchange Listing	33
6.03.	Notification	33
6.04.	Board of Directors	33
6.05.	Advisory Board	33
6.06.	Indemnification	33
6.07.	Delivery of and Access to Information	35
6.08.	Operation of Business	35

ARTICLE SEVEN -- FURTHER OBLIGATIONS OF THE PARTIES		36

7.01.	Cooperative Action	36
7.02.	Press Releases	36
7.03.	Proxy/Prospectus; Registration Statement	36
7.04.	Regulatory Applications	37
7.05.	Confidentiality	37
7.06.	Non-Solicitation	38

ARTICLE EIGHT -- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES		38

8.01.	Conditions to the Obligations of First Defiance	38
8.02.	Conditions to the Obligations of Pavilion	39
8.03.	Mutual Conditions	40

ARTICLE NINE -- CLOSING		41

9.01.	Closing	41
9.02.	Closing Deliveries Required of First Defiance	41
9.03.	Closing Deliveries Required of Pavilion	41

ARTICLE TEN -- TERMINATION		42

10.01.	Termination	42
10.02.	Effect of Termination	44
10.03.	Termination Fee	45
10.04.	Force Majeure	45

ARTICLE ELEVEN -- MISCELLANEOUS		45

11.01.	Notices	45
11.02.	Counterparts	46
11.03.	Entire Agreement	46
11.04.	Successors and Assigns	46
11.05.	Captions	46
11.06.	Governing Law	46
11.07.	Payment of Fees and Expenses	47
11.08.	Amendment	47
11.09.	Waiver	47
11.10.	No Third-Party Rights	47
11.11.	Severability	47
11.12.	Non-Survival of Representations, Warranties and Covenants	47
11.13.	Materiality	48

Exhibit A:          Form of Voting Agreement

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of October 2, 2007, is made and entered into by and between First Defiance Financial Corp., an Ohio corporation (“First Defiance”) and Pavilion Bancorp, Inc., a Michigan corporation (“Pavilion”).

W I T N E S S E T H:

        WHEREAS, the Boards of Directors of Pavilion and First Defiance have each determined that it is in the best interests of their respective corporations and shareholders for Pavilion to merge with and into First Defiance (the “Corporate Merger”) followed by the merger of Bank of Lenawee (“Lenawee”) with First Federal Bank of the Midwest (“First Federal”) (the “Bank Merger”); and

        WHEREAS, the Boards of Directors of Pavilion and First Defiance have each approved this Agreement and the consummation of the transactions contemplated hereby;

        NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, First Defiance, and Pavilion, intending to be legally bound hereby, agree as follows:

ARTICLE ONE
THE MERGER

        1.01.        Corporate Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02), Pavilion shall merge with and into First Defiance in accordance with the Ohio General Corporation Law (the “OGCL”) and the Michigan Business Corporation Act (the “MBCA”). First Defiance shall be the continuing and surviving corporation in the Corporate Merger, shall continue to exist under the laws of the State of Ohio, and shall be the only one of First Defiance and Pavilion to continue its separate corporate existence after the Effective Time. As used in this Agreement, the term “Surviving Corporation” refers to First Defiance immediately after the Effective Time. As a result of the Corporate Merger, each of the common shares, without par value, of Pavilion (the “Pavilion Shares”), which is issued and outstanding at the Effective Time shall be converted or cancelled in the manner provided in Article Two.

        1.02.        Effective Time. The Effective Time of the Corporate Merger shall be the time on the Closing Date (as defined in Section 9.01) provided in the certificates of merger to be filed with the Ohio Secretary of State and the Michigan Department of Labor and Economic Growth.

        1.03.        Governing Documents of the Surviving Corporation. At the Effective Time, the articles of incorporation and code of regulations of First Defiance as in effect immediately prior to the Effective Time shall be the articles of incorporation and code of regulations of the Surviving Corporation.

        1.04.        Bank Merger. Immediately after the Corporate Merger, First Defiance shall cause the Bank Merger to be completed.

        1.05.        Structure of Combination. With the consent of Pavilion, which consent shall not be unreasonably withheld, First Defiance and First Federal may at any time change the method of effecting the mergers (including, without limitation, the provisions of this Article One) if and to the extent First Defiance deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or composition of the Per Share Merger Consideration (as defined in Section 2.01; (ii) be likely to materially delay or jeopardize receipt of any required regulatory approvals or materially delay or jeopardize the satisfaction of any conditions to the closing of the Corporate Merger; or (iii) adversely affect the tax consequences to the Pavilion shareholders as a result of receiving the Per Share Merger Consideration. Pavilion shall, if requested by First Defiance, enter into one or more amendments to this Agreement in order to effect any such change.

ARTICLE TWO
CONVERSION OF SHARES; SURRENDER OF CERTIFICATES

        2.01.        Conversion of Pavilion Shares. At the Effective Time, by virtue of the Corporate Merger and without any action on the part of the holder thereof:

        (a)        Subject to Sections 2.02, 2.03, 2.05 and 10.01(h)(2), and except as otherwise provided by paragraphs (c) and (d) of this Section 2.01 and by Sections 2.04 and 5.14(a), each Pavilion Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following:

(i) 1.4209 (the “Exchange Ratio”) First Defiance Shares (as defined in Section 4.03) (the “Per Share Stock Consideration”), and

(ii) a cash amount equal to $37.50 (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Per Share Merger Consideration”).

        (b)        No certificates or scrip representing fractional First Defiance Shares shall be issued. Each holder of Pavilion Shares who would otherwise be entitled to receive a fractional First Defiance Share shall receive an amount of cash equal to the product obtained by multiplying (i) the fractional First Defiance Share interest to which such holder (after taking into account all Pavilion Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) $75.00.

        (c)        Any Pavilion Shares held by Pavilion or any Pavilion Subsidiaries and any Pavilion Shares owned directly or indirectly by First Defiance or any subsidiary of First Defiance for its own account shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange. For purposes of this Agreement, “subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

        (d)        Each option to acquire Pavilion Shares (each a “Pavilion Stock Option”) that is outstanding and unexercised seven calendar days prior to the Effective Time shall be terminated at the Effective Time and each holder thereof shall be entitled to receive, in lieu of each Pavilion Share that would otherwise have been issuable upon exercise thereof, an amount in cash equal to the positive difference, if any, between $75.00 less the exercise price of such Pavilion Stock Option.

        2.02.        Exchange of Pavilion Certificates.

        (a)        As soon as practicable after the Effective Time, First Defiance shall cause the exchange agent of First Defiance (the “Exchange Agent”) to mail to each holder of record of Pavilion Shares (i) a form letter of transmittal and instructions for use in surrendering for exchange the certificates evidencing the Pavilion Shares (“Pavilion Certificates”) that will have been cancelled and extinguished as a result of the Corporate Merger. The letter of transmittal shall specify that the risk of loss and title to the Pavilion Certificates shall pass only upon delivery of such certificates as specified in the letter of transmittal.

        (b)        Upon surrender of a Pavilion Certificate for cancellation, together with a properly completed letter of transmittal, the holder of such Pavilion Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole First Defiance Shares and/or the amount of cash into which the aggregate number of Pavilion Shares previously represented by such surrendered Pavilion Certificate shall have been converted pursuant to this Agreement, and the Pavilion Certificate so surrendered shall thereafter be cancelled. All payments made upon the surrender of Pavilion Certificates pursuant to this Article Two shall be deemed to have been made in full satisfaction of all rights pertaining to the shares evidenced by such Pavilion Certificates, provided that such payments have been made in accordance with this Agreement.

        (c)        If any Pavilion Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Pavilion Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or First Defiance in its sole discretion, the posting by such person of a bond in such amount as the Exchange Agent may require, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Pavilion Certificate the cash and First Defiance Shares deliverable in respect thereof.

        (d)        None of First Defiance, Pavilion, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of Pavilion Shares for any payment of the Per Share Merger Consideration, any cash in lieu of a fractional First Defiance Share interest or any dividends or distributions with respect to First Defiance Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

        (e)        No dividends or other distributions declared after the Effective Time with respect to First Defiance Shares and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Pavilion Certificate until it is surrendered by the holder thereof. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Pavilion Certificate, the record holder thereof shall be entitled to receive any dividends or other distributions, without any interest thereon, which became payable after the Effective Time with respect to the First Defiance Shares issued in exchange for such Pavilion Certificate.

        (f)        After the Effective Time, there shall be no further registration or transfer of Pavilion Shares on the stock transfer books of Pavilion. In the event that, after the Effective Time, Pavilion Certificates are presented for transfer, they shall be cancelled and exchanged as provided in this Article Two.

        (g)        First Defiance or the Exchange Agent shall be entitled to deduct and withhold from the Per Share Merger Consideration such amounts as First Defiance or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by First Defiance or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Pavilion Certificates.

        (h)        First Defiance may from time to time waive one or more of the rights provided to it in this Article Two to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

        2.03.        Anti-Dilution Provisions. The Exchange Ratio shall be adjusted to reflect any occurrence subsequent to the date of this Agreement but prior to the Effective Time, pursuant to which the outstanding First Defiance Shares shall have been or will be increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in First Defiance’s capitalization.

        2.04.        First Defiance Shares. Each First Defiance Share issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and unaffected by the Corporate Merger.

        2.05.        Tax Consequences.

        (a)        For federal income tax purposes, the Corporate Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Department regulation sections 1.368-2(g) and 1.368-3(a).

        (b)        Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Corporate Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the aggregate value of the First Defiance Shares to be issued in connection with the Corporate Merger (excluding the value of fractional shares for which cash is to be paid pursuant to Section 2.01(b)) based upon the closing price of the First Defiance Shares as reported on The Nasdaq Stock Market (“Nasdaq”) on the trading day immediately preceding the Closing Date (the “Aggregate Share Consideration”) would be less than 40% of the sum of the Aggregate Cash Consideration (defined below) and the Aggregate Share Consideration, then First Defiance may, in its sole discretion, increase the Exchange Ratio so that the aggregate value of the First Defiance Shares to be issued in connection with the Corporate Merger is equal to 40% of the sum of the Aggregate Share Consideration and the Aggregate Cash Consideration. For purposes of this Agreement, the term “Aggregate Cash Consideration” shall mean the sum of (i) the aggregate cash consideration to be paid in exchange for Pavilion Shares and (ii) the aggregate cash consideration to be paid in lieu of fractional First Defiance Shares pursuant to Section 2.01(b).

ARTICLE THREE
REPRESENTATIONS AND WARRANTIES
OF PAVILION

        Except as set forth on a disclosure schedule prepared by Pavilion (the “Pavilion Disclosure Schedule”), Pavilion represents and warrants to First Defiance that each of the following statements is true and accurate:

        3.01.        Corporate Status.

        (a)        Pavilion is a Michigan corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHCA”), and regulated by the Board of Governors of the Federal Reserve System (“Federal Reserve”). Pavilion is duly organized, validly existing and in good standing under the laws of the State of Michigan and has the full corporate power and authority to own its property, to carry on its business as presently conducted, and to enter into and, subject to the required approval of this Agreement by the Pavilion shareholders and the obtaining of appropriate approvals of Governmental Authorities (as defined below) and Regulatory Authorities (as defined below), perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. Pavilion is not qualified to do business in any other jurisdiction or required to be so qualified to do business in any other jurisdiction except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on Pavilion and the Subsidiaries (as defined below) on a consolidated basis. Pavilion has provided to First Defiance true and complete copies of the articles of incorporation and bylaws of Pavilion, in each case as amended to the date of this Agreement.

        (b)        Lenawee is a Michigan bank and is regulated by the Michigan Office of Financial and Insurance Services (“OFIS”), the Federal Reserve and the Federal Deposit Insurance Corporation (“FDIC”). Lenawee is duly organized, validly existing and in good standing under the laws of the State of Michigan and has full power and authority, corporate or otherwise, to own its property and to carry on its business as presently conducted. Lenawee is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction, except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on Pavilion and the Subsidiaries on a consolidated basis. Pavilion has provided to First Defiance and First Federal true and complete copies of the articles of incorporation and bylaws of Lenawee, in each case as amended to the date of this Agreement.

        (c)        Each of Pavilion Financial Services, Inc. and Pavilion Mortgage Company (i) is a Michigan corporation, duly organized, validly existing and in good standing under the laws of the State of Michigan, (ii) has the full corporate power and authority to own its property and to carry on its business as presently conducted, (iii) is not qualified to do business in any other jurisdiction or required to be so qualified to do business in any other jurisdiction except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis, and (iv) is wholly owned by Lenawee. Pavilion has provided to First Defiance true and complete copies of the articles of incorporation and bylaws of each of Pavilion Financial Services, Inc. and Pavilion Mortgage Company, as amended to the date of this Agreement.

        (d)        Lenawee, Pavilion Financial Services, Inc. and Pavilion Mortgage Company (collectively, the ” Subsidiaries”) are the only direct or indirect subsidiaries of Pavilion.

        (e)        Except as disclosed in Section 3.01(e) of the Pavilion Disclosure Schedule, none of Pavilion nor any of its Subsidiaries beneficially owns 10% or more of the stock or other ownership interests in any other entity or venture. Section 3.01(e) of the Pavilion Disclosure Schedule contains a detailed description of the percentage of ownership held, type of entity or venture, state of incorporation, description of business and copy of each of the incorporation or other governing documents of such entity or venture, if any.

        3.02.        Capitalization of Pavilion.

        (a)        The authorized capital stock of Pavilion consists only of 3,000,000 Pavilion Shares, of which 725,864 are issued and outstanding. All outstanding Pavilion Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. All outstanding Pavilion Shares issued have been issued in compliance in all material respects with all applicable federal and state securities laws.

        (b)        Except as disclosed in Section 3.02(b) of the Pavilion Disclosure Schedule, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Pavilion is a party or by which it is bound, obligating Pavilion to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Pavilion Shares or obligating Pavilion to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as disclosed in Section 3.02(b) of the Pavilion Disclosure Schedule, there are no outstanding contractual obligations of Pavilion to repurchase, redeem or otherwise acquire any Pavilion Shares.

        (c)        Except as disclosed in Section 3.02(c) of the Pavilion Disclosure Schedule, since June 30, 2007, Pavilion has not (A) issued or permitted to be issued any Pavilion Shares, or securities exercisable for or convertible into Pavilion Shares; (B) repurchased, redeemed or otherwise acquired, directly or indirectly, any Pavilion Shares; or (C) declared, set aside, made or paid to the shareholders of Pavilion dividends or other distributions on the outstanding Pavilion Shares.

        (d)        No bonds, debentures, notes or other indebtedness of Pavilion having the right to vote on any matters on which Pavilion shareholders may vote are issued or outstanding.

        3.03.        Capitalization of Subsidiaries.

        (a)        The authorized capital of Lenawee consists solely of 182,174 shares of common stock, $10.00 par value per share. All of the issued and outstanding shares of Lenawee are held by Pavilion.

        (b)        All shares of the Subsidiaries have been duly authorized and are validly issued, fully paid and non-assessable, were not issued in violation of the preemptive rights of any person, and have been issued in compliance in all material respects with all applicable federal and state securities laws.

        (c)        As of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which any Subsidiary is a party or by which it is bound, obligating a Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of a Subsidiary or obligating the Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of a Subsidiary to repurchase, redeem or otherwise acquire any shares of a Subsidiary.

        (d)        No Subsidiary has issued or permitted to be issued any shares of such Subsidiary, or securities exercisable for or convertible into shares of such Subsidiary, other than shares issued to its parent corporation.

        (e)        No bonds, debentures, notes or other indebtedness of a Subsidiary having the right to vote on any matters on which the Subsidiary shareholders may vote are issued or outstanding.

        3.04.        Corporate Proceedings.

        (a)        This Agreement (i) has been duly executed and delivered by Pavilion and (ii) has been approved by the board of directors of Pavilion.

        (b)        Subject to the approval of this Agreement by the holders of at least a majority of the issued and outstanding Pavilion Shares at a meeting of the Pavilion shareholders (the “Pavilion Meeting”) and to the receipt of all requisite regulatory approvals, Pavilion has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder.

        3.05.        Authorization. This Agreement has been duly executed and delivered by Pavilion, and assuming the due authorization, execution and delivery by First Defiance, constitutes a valid and binding obligation of Pavilion, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

        3.06.        Financial Statements of Pavilion. The audited consolidated financial statements of Pavilion, consisting of consolidated statements of financial condition as of December 31, 2006, 2005 and 2004, and the related consolidated statements of earnings, shareholders’ equity and cash flows for the three years then ended, including the related notes and the reports thereon of Plante & Moran, PLLC, and the unaudited interim consolidated statements of Pavilion, consisting of a consolidated statement of financial condition as of June 30, 2007 (the “Pavilion Balance Sheet Date”),and the related unaudited consolidated statements of earnings and cash flows, for the six months ended June 30, 2007 of Pavilion, including the related notes thereto (collectively, all of such audited and unaudited consolidated financial statements are referred to as the “Pavilion Financial Statements”), copies of which have recently been provided to First Defiance, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except in the case of unaudited interim financial statements, for normal, recurring year-end adjustments) and present fairly, in all material respects, the consolidated financial condition, earnings and cash flows of Pavilion and the Subsidiaries as of the dates and for the periods then ended, as indicated in such Pavilion Financial Statements.

        3.07.        SEC Filings. Since January 1, 2002, Pavilion has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), except for any failures to file that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis and would not disqualify Pavilion from meeting the requirements of General Instruction I.A. of Form S-3. All such filings, at the time of filing, complied in all material respects with SEC rules and regulations. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        3.08.        Absence of Undisclosed Liabilities. Except as set forth in Section 3.08 of the Pavilion Disclosure Schedule and except as arising hereunder, Pavilion and the Subsidiaries have no liabilities or obligations (whether accrued, absolute, contingent or otherwise) as of the date hereof, other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis, that are not reflected in the Pavilion Financial Statements. All debts, liabilities, guarantees and obligations of Pavilion and the Subsidiaries incurred since the Pavilion Balance Sheet Date, except for those incurred in connection with the transactions contemplated by this Agreement, have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

        3.09.        Absence of Changes. Since the Pavilion Balance Sheet Date there has not occurred any event that has had a material adverse effect on the business, operations, or financial condition of Pavilion and the Subsidiaries taken as a whole, and, to the knowledge of Pavilion, no fact or condition exists that Pavilion believes will cause such a material adverse effect in the future.

        3.10.        Loans. Except for such insufficiencies as would not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis, the documentation (“Loan Documentation”) governing or relating to the loan and credit-related assets (“Loan Assets”) of Pavilion or any of the Subsidiaries is legally sufficient for the purposes intended thereby and creates enforceable rights of Pavilion or any of the Subsidiaries in accordance with the terms of such Loan Documentation, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). All loans and extensions of credit that have been made by Pavilion or any of the Subsidiaries comply in all material respects with applicable regulatory limitations and procedures. Any loans sold have been sold without recourse or any other obligation to repurchase such loan at any future date. Except as set forth in Section 3.10 of the Pavilion Disclosure Schedule, neither Pavilion or any of the Subsidiaries is a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Pavilion or Lenawee, or any person, corporation or enterprise controlling, controlled by or under common control with either Pavilion or Lenawee.

        3.11.        Allowance for Loan Losses. Except as set forth in Section 3.11 of the Pavilion Disclosure Schedule, as of August 31, 2007, there is no loan which is reflected as an asset in the Pavilion Financial Statements that (a) is 90 days or more delinquent, (b) has been classified as “substandard,” “doubtful” or “loss,” or (c) has been designated as “special mention.” Pavilion’s allowance for loan losses has been determined in accordance with GAAP and in accordance with all rules and regulations applicable to Pavilion and Lenawee.

        3.12.        Reports and Records. Since January 1, 2002, Pavilion and the Subsidiaries have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the OFIS, the Federal Reserve and the FDIC, except where the failure to file such reports or maintain such records individually or in the aggregate would not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis. All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein. None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        3.13.        Taxes.

        (a)        Pavilion and the Subsidiaries have timely filed (after consideration of applicable extensions) all returns, amended returns, statements, reports and forms (including, without limitation, elections, declarations, disclosures, schedules, estimates and information returns) (collectively, the “Tax Returns”) with respect to all federal, state, local and foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, gains, premium, sales, use, ad valorem, goods and services, capital, production, disability, employer health, estimated, unemployment, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupancy, license, lease, environmental, customs, duties, property, windfall profits and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever (including, without limitation, any interest, penalties or additions to tax with respect thereto) and any transferee liability in respect of any such items (individually a “Tax,” and collectively, “Taxes”) required to be filed with the appropriate tax authority. Such Tax Returns were true, correct and complete in all material respects. Pavilion and the Subsidiaries have paid and discharged all Taxes due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately accrued as shown on the Pavilion Financial Statements or have arisen in the ordinary course of business since the Pavilion Balance Sheet Date.

        (b)        Neither Pavilion nor any Subsidiary has knowledge of, or has received any notice from the Internal Revenue Service (the “IRS”) or any other taxing agency or authority, domestic or foreign, of the assertion against Pavilion or any of the Subsidiaries of any deficiency or claim for additional Taxes. No federal, state, local, or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Pavilion or any of the Subsidiaries and, to the knowledge of Pavilion, no such audit or proceeding is threatened. No extension of time within which to file any Tax Return (for a period with respect to which the statute of limitations has not expired) has been filed, or has been requested or granted. There are no unexpired waivers by Pavilion or any of the Subsidiaries of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the Pavilion Financial Statements are adequate in all material respects for the periods covered. Pavilion and the Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of Pavilion or any of the Subsidiaries, other than liens for current Taxes not yet due and payable. Neither Pavilion nor any of the Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code.

        (c)        Except as set forth in Section 3.13(c) of the Pavilion Disclosure Schedule, neither Pavilion nor any of the Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.

        (d)        Neither Pavilion nor any of the Subsidiaries (i) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Pavilion is or was the common parent corporation, or (ii) has any liability for the Taxes of any other person or entity under Treasury Department Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

        (e)        No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

        (f)        As of the date hereof, Pavilion has no reason to believe that any conditions exist that might prevent or impede the Corporate Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        3.14.        Property and Title.

        (a)        Section 3.14(a) of the Pavilion Disclosure Schedule identifies all real property, and any leasehold interest in real property, owned or held by Pavilion or any of the Subsidiaries (collectively, the “Pavilion Real Properties”). Copies of all leases of Pavilion Real Properties have been provided to First Defiance. Such leasehold interests have not been assigned or subleased. All Pavilion Real Properties which are owned by Pavilion or any of the Subsidiaries are free and clear of all mortgages, liens, security interests, defects, encumbrances, easements, restrictions, reservations, conditions, covenants, agreements, encroachments, rights of way and zoning laws, except (i) those set forth in Section 3.14(a) of the Pavilion Disclosure Schedule; (ii) easements, restrictions, reservations, conditions, covenants, rights of way, zoning laws and other defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and (iii) liens for current Taxes not yet due and payable.

        (b)        Pavilion and the Subsidiaries own, and are in rightful possession of, and have good title to, all of the other assets indicated in the Pavilion Financial Statements as being owned by Pavilion or the Subsidiaries, free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except those assets disposed of in the ordinary course of business consistent with past practices.

        (c)        The assets of Pavilion on a consolidated basis are adequate to continue to conduct the businesses of Pavilion and the Subsidiaries as such businesses are presently being conducted.

        3.15.        Legal Proceedings. Except as set forth in Section 3.15 of the Pavilion Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of Pavilion, threatened in any court, before any governmental agency or instrumentality or in any arbitration proceeding against or by Pavilion or any of the Subsidiaries.

        3.16.        Compliance with Laws and Regulations.

        (a)        None of Pavilion, any of the Subsidiaries nor their respective properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority, including any such agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities (including, without limitation, the OFIS, Federal Reserve, the FDIC, and the SEC) or the supervision or regulation of Pavilion or any of the Subsidiaries (collectively, the “Regulatory Authorities”). Neither Pavilion nor any of the Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any new or additional order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

        (b)        Each of Pavilion and the Subsidiaries has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Federal Community Reinvestment Act, as amended, the Home Mortgage Disclosure Act, as amended, the Bank Secrecy Act, as amended, the USA Patriot Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis.

        (c)        Each of Pavilion and the Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, each Regulatory Authority and administrative agency or commission or other federal, state or local government authority or instrumentality (each, a “Governmental Authority”) that is required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened in writing.

        (d)        The savings accounts and deposits of Lenawee are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and Lenawee has paid all assessments and filed all reports required by the Federal Deposit Insurance Act and BHCA.

        3.17.        No Conflict. Subject to the required approval of this Agreement by the shareholders of Pavilion, receipt of the required approvals of Governmental Authorities and Regulatory Authorities, expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Pavilion does not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to Pavilion or the Subsidiaries or any of their respective properties; (ii) the articles of incorporation or bylaws of Pavilion, or the charter, bylaws or other governing instruments of any of the Subsidiaries; (iii) any material agreement, indenture or instrument to which Pavilion or any of the Subsidiaries is a party or by which any of their properties or assets may be bound; or (iv) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority; (b) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of Pavilion or any of the Subsidiaries; or (c) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Pavilion or any of the Subsidiaries.

        3.18.        Brokers, Finders and Others. Except for (i) fees and expenses that are payable to Donnelly Penman & Partners (“Pavilion’s Financial Advisor”) pursuant to the engagement letter included in Section 3.18 of the Pavilion Disclosure Schedule, (ii) the ordinary and customary legal and accounting fees and (iii) fees paid to third parties for conducting diligence and similar services in connection with the transactions described in this Agreement, which do not exceed $25,000 in the aggregate, there are no fees or commissions of any sort whatsoever claimed by, or payable by Pavilion or any of the Subsidiaries to, any broker, finder, intermediary, attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby.

        3.19.        Employment Agreements. Except as set forth in Section 3.19 of the Pavilion Disclosure Schedule, neither Pavilion nor any of the Subsidiaries is a party to any employment, change in control, severance or consulting agreement. Neither Pavilion Mortgage Company nor Pavilion Financial Services, Inc. has ever had any employees who were entitled to receive compensation for services. Neither Pavilion nor Lenawee is a party to, bound by or negotiating, any collective bargaining agreement, nor are any of their respective employees represented by any labor union or similar organization. Each of Pavilion and Lenawee is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours other than with respect to any noncompliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis. Neither Pavilion nor Lenawee has engaged in any unfair labor practice, other than practices that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis.

        3.20.        Employee Benefit Plans.

        (a)        Section 3.20(a) of the Pavilion Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Pension Plans defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, “welfare plans” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (i) Pavilion or Lenawee and in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”), officer or former officer (the “Officers”), or director or former director (the “Directors”) of Pavilion or any of the Subsidiaries participates or to which any such Employees, Consultants, Officers or Directors are parties or (ii) any ERISA Affiliate (as defined below) (collectively, the “Compensation and Benefit Plans”). Neither Pavilion nor any of the Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except to the extent required by law.

        (b)        Each Compensation and Benefit Plan has been operated and administered substantially in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan (whether an individually designed or prototype plan) that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS. Neither Pavilion nor Lenawee has received notice from the IRS, and Pavilion does not have knowledge of any circumstances likely to result in the revocation by the IRS, of the plan’s favorable determination letter. There is no material pending or, to the knowledge of Pavilion, threatened, legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Pavilion nor any of the Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Pavilion or any of the Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

        (c)        None of Pavilion or any of the Subsidiaries, or any entity which is considered one employer with Pavilion or Lenawee under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (an “ERISA Affiliate”), (i) has ever sponsored, maintained or been obligated to contribute to any Pension Plan subject to either Title IV of ERISA or the funding requirements of Section 412 of the Code; or (ii) has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980. There is no pending investigation or enforcement action by the PBGC, the Department of Labor, the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.

        (d)        All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate plan or any employee benefit arrangements under any collective bargaining agreement to which Pavilion or any of the Subsidiaries is a party have been timely made or have been reflected on the Pavilion Financial Statements.

        (e)        Except as set forth in Section 3.20(e) of the Pavilion Disclosure Schedule, neither Pavilion nor any of the Subsidiaries has any obligations to provide retiree health and retiree life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.

        (f)        Pavilion and any of the Subsidiaries do not maintain any foreign Compensation and Benefit Plans.

        (g)        With respect to each Compensation and Benefit Plan, if applicable, Pavilion or Lenawee has provided to First Defiance, true and complete copies of: (i) Compensation and Benefit Plan documents and all subsequent amendments thereto; (ii) trust instruments and insurance contracts and all subsequent amendments thereto; (iii) the most recent annual returns (Forms 5500) and financial statements; (iv) the most recent summary plan descriptions and all subsequent summaries of material modifications; (v)  the most recent determination letter issued by the IRS with respect to each Compensation and Benefit Plan that is intended to comply with Code § 401(a); and (vi) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed with the IRS within the twelve months ending immediately before the date hereof.

        (h)        Except as disclosed in Section 3.20(h) of the Pavilion Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (i) except as provided in Section 6.01(d) of this Agreement, entitle any Employee, Officer, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (iii) result in any material increase in benefits payable under any Compensation and Benefit Plan.

        3.21.        Insurance. Section 3.21 of the Pavilion Disclosure Schedule lists (a) all of the insurance policies, binders or bonds maintained by Pavilion or the Subsidiaries and (b) describes all claims filed by Pavilion or the Subsidiaries pursuant to any such policy since January 1, 2004. All such insurance policies are in full force and effect, neither Pavilion nor any of the Subsidiaries is in material default thereunder and all claims thereunder have been filed properly and timely.

        3.22.        Governmental and Third-Party Consents and Proceedings. Except as set forth in Sections 5.08, 7.03 and 7.04 of this Agreement and Section 3.22 of the Pavilion Disclosure Schedule, no consent, approval, authorization of, notice to, or registration with, any court, Governmental Authority, Regulatory Authority, borrower or any other third party is required to be made or obtained by Pavilion or any of the Subsidiaries in connection with the execution, delivery or performance by Pavilion of this Agreement or the consummation by Pavilion of the transactions contemplated hereby.

        3.23.        Contracts. Section 3.23 of the Pavilion Disclosure Schedule describes all contracts, whether written or oral, in existence as of the date of this Agreement and quantifies all termination or cancellation fees and penalties due thereunder (other than those contracts which (a) may be terminated without penalty and upon no more than 30 days’ prior notice or (b) involve the payment by or to Pavilion or any of the Subsidiaries of less than $10,000 per year and have a term of less than one year) in connection with the purchase of property or goods or the performance of services. True, complete and correct copies of all such contracts have been delivered to First Defiance. Neither Pavilion nor any of the Subsidiaries, nor, to the knowledge of Pavilion, any other party thereto, is in default under any such contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except for such defaults that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Pavilion on a consolidated basis.

        3.24.        Environmental Matters.

        (a)        Except as set forth in Section 3.24 of the Pavilion Disclosure Schedule, neither the conduct nor operation of Pavilion or the Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or to Pavilion’s knowledge on which any of them holds a lien, violates or violated Environmental Laws (as defined below) and to Pavilion’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.

        (b)        To Pavilion’s knowledge: (i) neither Pavilion nor any of the Subsidiaries has received any notice from any person or entity that Pavilion or any of the Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxics wastes, substances or materials at, on, beneath, or originating from any such property (ii) none of the Pavilion Real Properties or improvements thereon or any of the real properties in respect of which Pavilion or any of the Subsidiaries has foreclosed or holds a mortgage or mortgages (hereinafter referred to as the “Real Estate Collateral”) or improvements thereon has been used for the treatment, storage or disposal of Hazardous Substances or has been contaminated by Hazardous Substances, (iii) none of the business operations of Pavilion or the Subsidiaries have contaminated lands, waters or other property of others with Hazardous Substances, except routine, office-generated solid waste, or (iv) none of the Pavilion Real Properties or improvements thereon, or the Real Estate Collateral or improvements thereon have in the past or presently contain underground storage tanks, friable asbestos materials or PCB-containing equipment.

        For purposes of this Agreement, (a) “Environmental Law” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts, and (b) “Hazardous Substances” means, at any time: (i) any “hazardous substance” as defined in §101(14) of CERCLA or regulations promulgated thereunder; (ii) any “solid waste,” “hazardous waste,” or “infectious waste,” as such terms are defined in any other Environmental Law as of the date of this Agreement; and (iii) friable asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.

        3.25.        Pavilion Information. True and complete copies of all documents listed in the Pavilion Disclosure Schedule have been made available or provided to First Defiance. The books of account, stock record books and other financial and corporate records of Pavilion and the Subsidiaries, all of which have been made available to First Defiance, are complete and correct in all material respects. Notwithstanding the foregoing, the representations and warranties set forth in this Section 3.25 do not apply to any records (including portions of various meetings) that relate specifically to the consideration of the sale or merger of Pavilion.

        3.26.        CRA Compliance. Neither Pavilion nor Lenawee has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder, and Lenawee received a CRA rating of “satisfactory” or better on each of its last three examinations. Pavilion does not know of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Lenawee to receive any notice of non-compliance with such provisions or cause the CRA rating of Lenawee to fall below satisfactory.

        3.27.        Ownership of First Defiance Shares. As of the date hereof, neither Pavilion nor any of the Subsidiaries nor, to the knowledge of Pavilion, any of their affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, more than 1,500 First Defiance Shares in the aggregate or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any First Defiance Shares.

        3.28.        Fairness Opinion. The Board of Directors of Pavilion has received the opinion of Pavilion’s Financial Advisor dated the date of this Agreement to the effect that, as of the date of such opinion and subject to the qualifications and assumptions contained therein, the consideration to be received by the Pavilion shareholders in connection with the Corporate Merger pursuant to this Agreement is fair, from a financial point of view, to the Pavilion shareholders.

        3.29.        Real Property Interest. Pavilion Shares are not U.S. real property interests within the meaning of Section 897(c) of the Code.

        3.30.        Internal Controls. The Chief Executive Officer and Chief Financial Officer of Pavilion have evaluated the effectiveness of Pavilion’s disclosure controls and procedures and internal controls over financial reporting as of the end of the periods covered by the Pavilion Financial Statements. Based on such evaluations, Pavilion has disclosed to First Defiance: (i) all significant deficiencies and material weaknesses in the design or operation of the disclosure controls and procedures and internal controls over financial reporting which are reasonably likely to adversely affect Pavilion’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Pavilion’s internal control over financial reporting. Pavilion has provided to First Defiance access to all documentation related to Pavilion’s internal control over financial reporting.

        3.31.        Knowledge. When “knowledge” is used in this Agreement with respect to Pavilion, it means the actual knowledge after reasonable investigation by any executive officer of Pavilion or any of its Subsidiaries.

ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES OF FIRST DEFIANCE

        First Defiance hereby represents and warrants to Pavilion that each of the following statements is true and accurate:

        4.01.        Corporate Status.

        (a)        First Defiance is an Ohio corporation and a unitary savings and loan holding company registered under the Home Owner’s Loan Act, as amended (“HOLA”), and regulated by the Office of Thrift Supervision (“OTS”). First Defiance is in the process of converting to a bank holding company, which conversion is expected to be completed in connection with the Corporate Merger. First Defiance is duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own its property, to carry on its business as presently conducted and to enter into and, subject to the obtaining of appropriate approvals of Governmental Authorities and Regulatory Authorities, perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate could not reasonably be expected to have a material adverse effect on First Defiance. First Defiance has provided to Pavilion true and complete copies of its articles of incorporation and code of regulations, in each case as amended to the date of this Agreement.

        (b)        First Federal is a federal savings bank and is regulated by the OTS and the FDIC. First Federal intends to convert to a national bank charter in connection with the Bank Merger. First Federal is duly organized, validly existing and in good standing under the laws of the United States of America and has the full corporate power and authority to own its property and to carry on its business as presently conducted. First Federal is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction except where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate could not reasonably be expected to have a material adverse effect on First Federal. First Defiance has provided to Pavilion true and complete copies of First Federal’s charter and bylaws, in each case as amended to the date of this Agreement.

        (c)        First Federal Bank of the Midwest, First Defiance Loan Servicing Company, First Defiance Service Company, and First Insurance & Investments, Inc. are the only direct or indirect subsidiaries of First Defiance.

        4.02.        Corporate Proceedings. All corporate proceedings of First Defiance necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken. This Agreement (i) has been duly executed and delivered by First Defiance and (ii) has been approved by the Board of Directors of First Defiance. This Agreement and the transactions contemplated by this Agreement do not require the approval or adoption of the holders of First Defiance Shares.

        4.03.        Capitalization of First Defiance.

        (a)        The authorized capital stock of First Defiance consists only of (i) 25,000,000 common shares, $0.01 par value per share (the “First Defiance Shares”) of which 7,095,240 shares are outstanding, and 4,607,395 shares are held in treasury, and (ii) 5,000,000 preferred shares, $0.01 par value per share, none of which are outstanding. The outstanding First Defiance Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. All First Defiance Shares issued have been issued in compliance in all material respects with all applicable federal and state securities laws. As of the date of this Agreement, 423,632 First Defiance Shares are reserved for issuance upon the exercise of outstanding stock options (the “First Defiance Stock Options”) granted under First Defiance’s stock option plans (the “First Defiance Stock Option Plans”) and 223,000 First Defiance Shares are available for future grants of stock options under the First Defiance Stock Option Plans. As of the date of this Agreement, except for the First Defiance Stock Options, and the shares issuable to Pavilion’s shareholders pursuant to this Agreement, First Defiance has no other commitment or obligation to issue, deliver or sell any First Defiance Shares. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of First Defiance, and no securities or other instruments or obligations of First Defiance, the value of which is in any way based upon or derived from any capital or voting stock of First Defiance, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of First Defiance may vote. Except as set forth above, as of the date of this Agreement, there are no contracts of any kind to which First Defiance is a party or by which First Defiance is bound obligating First Defiance to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, First Defiance or obligating First Defiance to issue, grant, extend or enter into any such security, option, warrant, call, right or contract other than pursuant to First Defiance Stock Option Plans. As of the date of this Agreement, there are no outstanding material contractual obligations of First Defiance to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, First Defiance.

        (b)        The First Defiance Shares to be issued in exchange for Pavilion Shares in the Corporate Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will not be subject to any preemptive or other statutory right of shareholders and will be issued in compliance with applicable United States federal and state securities laws. The authorized capital stock of First Defiance is sufficient to issue the Per Share Stock Consideration in the Corporate Merger.

        4.04.        Capitalization of First Federal.

        (a)        The authorized capital of First Federal consists solely of (i) 5,000,000 shares of preferred stock, without par value, none of which is issued or outstanding, and (ii) 20,000,000 shares of common stock, $.01 par value per share, of which 100 shares are issued and outstanding as of the date of this Agreement.

        (b)        All shares of First Federal have been duly authorized and are validly issued, fully paid and non-assessable, were not issued in violation of the preemptive rights of any person, and have been issued in compliance in all material respects with all applicable federal and state securities laws.

        (c)        As of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which First Federal is a party or by which it is bound, obligating First Federal to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of First Federal or obligating First Federal to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of First Federal to repurchase, redeem or otherwise acquire any shares of First Federal.

        (d)        No bonds, debentures, notes or other indebtedness of First Federal having the right to vote on any matters on which First Federal shareholders may vote are issued or outstanding.

        4.05.        Authorized and Effective Agreement. This Agreement has been duly executed and delivered by First Defiance, and assuming the due authorization, execution and delivery by Pavilion, constitutes the legal, valid and binding obligation of First Defiance, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. First Defiance has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the obtaining of appropriate approvals by Governmental Authorities and Regulatory Authorities and the expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, to perform its obligations under this Agreement.

        4.06.        No Conflict. Subject to the receipt of the required approvals of Governmental Authorities and Regulatory Authorities, the expiration of applicable regulatory waiting periods and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by First Defiance does not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to First Defiance or any of its properties; (ii) the articles of incorporation or code of regulations of First Defiance or the charter or bylaws of First Federal; (iii) any material agreement, indenture or instrument to which First Defiance or First Federal is a party or by which it or its properties or assets may be bound; or (iv) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to First Defiance or First Federal other than, in the case of clauses (i), (iii) and (iv) any such conflicts, violations, breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material effect on First Defiance on a consolidated basis; (b) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of First Defiance or First Federal, other than such security interests, mortgage, options, claims, liens, charges or encumbrances that individually or in the aggregate would not reasonably be expected to have a material adverse effect on First Defiance on a consolidated basis; or (c) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by First Defiance or First Federal other than such violations, cancellations, modifications, revocations or suspensions that individually or in the aggregate would not reasonably be expected to have a material effect on First Defiance on a consolidated basis.

        4.07.        SEC Filings. Since January 1, 2002, First Defiance has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Exchange Act. All such filings, at the time of filing, complied in all material respects as to form. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        4.08.        Financial Statements of First Defiance and First Federal. First Defiance has furnished to Pavilion (a) the audited consolidated financial statements of First Defiance consisting of consolidated balance sheets as of December 31, 2006, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the three years ended December 31, 2006, including accompanying notes and the report thereon of Crowe Chizek and Company LLC, and (b) the unaudited interim consolidated statements of First Defiance, consisting of consolidated statements of financial condition as of June 30, 2007 (the “First Defiance Balance Sheet Date”), the related unaudited consolidated statements of earnings, shareholders’ equity, and cash flows including the related notes thereto for the three months ended June 30, 2007, of First Defiance (collectively, all of such audited and unaudited consolidated financial statements are referred to as the “First Defiance Financial Statements”). The First Defiance Financial Statements were prepared in conformity with GAAP applied on a consistent basis and present fairly, in all material respects, the consolidated financial condition of First Defiance at the dates, and the consolidated results of operations and cash flows for the periods, stated therein.

        4.09.        Brokers, Finders and Others. Except for fees and expenses payable to Keefe, Bruyette and Woods, Inc., and customary legal and accounting fees, there are no fees or commissions of any sort whatsoever claimed by, or payable by First Defiance to, any broker, finder, intermediary attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, and customary legal and accounting fees. First Defiance’s obligation to complete the Corporate Merger is not contingent upon the receipt of a fairness opinion or other report of or from Keefe, Bruyette and Woods, Inc.

        4.10.        Governmental and Third-Party Proceedings. Except as set forth in Sections 7.03 and 7.04 of this Agreement, no consent, approval, authorization of, notice to, or registration or filing with, any court, Governmental or Regulatory Authority or any other third party is required to be made or obtained by First Defiance or First Federal in connection with the execution, delivery or performance by First Defiance of this Agreement or the consummation by First Defiance of the transactions contemplated hereby, the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a material effect on First Defiance on a consolidated basis.

        4.11.        Absence of Undisclosed Liabilities. Except as set forth in publicly available documents filed by First Defiance with the SEC prior to the date of this Agreement (the “First Defiance Filed SEC Documents”) and in the First Defiance Financial Statements, and except as arising hereunder, First Defiance has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) as of the date of this Agreement, other than liabilities and obligations that individually or in the aggregate would not reasonably be expected to have a material adverse effect on First Defiance, on a consolidated basis. Except as set forth in the First Defiance Filed SEC Documents, all debts, liabilities, guarantees and obligations of First Defiance and First Federal incurred since June 30, 2007, have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate. Neither First Defiance nor First Federal is in default or breach of any material agreement to which First Defiance or First Federal is a party other than any such breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material adverse effect on First Defiance on a consolidated basis. To the knowledge of First Defiance, no other party to any material agreement to which First Defiance or First Federal is a party is in default or breach of such agreement, which breach or default would reasonably be expected to have a material adverse effect on First Defiance on a consolidated basis.

        4.12.        Absence of Changes. Except (a) as set forth in the First Defiance Filed SEC Documents, (b) as otherwise publicly disclosed in press releases issued by First Defiance, or (c) in the ordinary course of business consistent with past practice, since December 31, 2006, there has not been any material adverse change in the business, operations, assets or financial condition of First Defiance on a consolidated basis, and, to the knowledge of First Defiance, no fact or condition exists that First Defiance believes will cause such a material adverse change in the future.

        4.13.        Legal Proceedings. Except as set forth in the First Defiance Filed SEC Documents, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of First Defiance, threatened in any court, before any Governmental Authority or instrumentality or in any arbitration proceeding (a) against First Defiance or First Federal which, if adversely determined against First Defiance or First Federal, would have a material adverse effect on First Defiance on a consolidated basis; or (b) against or by First Defiance or First Federal which, if adversely determined against First Defiance or First Federal, would prevent the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

        4.14.        Regulatory Matters. None of First Defiance, First Federal or the respective properties of First Defiance and First Federal is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities. Neither First Defiance nor First Federal has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

        4.15.        Compliance with Laws and Regulations.

        (a)        Each of First Defiance and First Federal has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Federal Community Reinvestment Act, as amended, the Home Mortgage Disclosure Act, as amended, the Bank Secrecy Act, as amended, the USA Patriot Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on First Defiance or First Federal.

        (b)        Each of First Defiance and First Federal has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, each Regulatory Authority and Governmental Authority that is required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on First Defiance or First Federal; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened in writing.

        (c)        The savings accounts and deposits of First Federal are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and First Federal has paid all assessments and filed all reports required by the Federal Deposit Insurance Act and HOLA.

        4.16.        CRA Compliance. Neither First Defiance nor First Federal has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and First Federal received a CRA rating of “satisfactory” or better on each of its last three examinations. Neither First Defiance nor First Federal knows of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause First Defiance or First Federal to receive any notice of non-compliance with such provisions or cause the CRA rating of First Defiance or First Federal to fall below satisfactory.

        4.17.        Loans. Except for such insufficiencies as would not reasonably be expected to have a material adverse effect on First Defiance on a consolidated basis, the Loan Documentation governing or relating to the Loan Assets of First Defiance or First Federal is legally sufficient for the purposes intended thereby and creates enforceable rights of First Defiance or First Federal in accordance with the terms of such Loan Documentation, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). All loans and extensions of credit that have been made by First Defiance or First Federal comply in all material respects with applicable regulatory limitations and procedures. Any loans sold have been sold without recourse or any other obligation to repurchase such loan at any future date.

        4.18.        Allowance for Loan Losses. First Defiance’s allowance for loan losses has been determined in accordance with GAAP and in accordance with all rules and regulations applicable to First Defiance and First Federal.

ARTICLE FIVE
FURTHER COVENANTS OF PAVILION

        5.01.        Operation of Business. Pavilion covenants to First Defiance that, throughout the period from the date of this Agreement to and including the Closing (as defined in Section 9.01), except as expressly contemplated or permitted by this Agreement or to the extent that First Defiance shall otherwise consent in writing:

        (a)        Pavilion will conduct, and will cause the Subsidiaries to conduct, their respective businesses only in the ordinary and usual course consistent with past practice, and neither Pavilion nor the Subsidiaries shall take any action that would be inconsistent with any representation, warranty or covenant of Pavilion set forth in this Agreement or which would cause a breach of any such representation or warranty if made at or immediately following such action, except as may be required by applicable law or regulation.

        (b)        Notwithstanding the foregoing, neither Pavilion nor the Subsidiaries will:

        (i)       sell, transfer, mortgage, pledge or subject to any lien or otherwise encumber any of the assets of Pavilion or the Subsidiaries, tangible or intangible, which are material, individually or in the aggregate, to Pavilion on a consolidated basis, except for loans sold in the ordinary course of business consistent with past practices;

(ii) make any capital expenditures which individually exceed $10,000 or in the aggregate exceed $50,000;

        (iii)       become bound by, enter into, or perform any contract, commitment or transaction that would be reasonably likely to (A) have a material adverse effect on Pavilion on a consolidated basis, (B) impair in any material respect the ability of Pavilion or any of the Subsidiaries to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

        (iv)       declare, pay or set aside for payment any dividends or make any distributions on Pavilion shares other than regular quarterly dividends to be paid in a manner consistent with its historical dividend payment practices;

        (v)       purchase, redeem, retire or otherwise acquire any Pavilion Shares, except for the redemption of Pavilion Shares held in the Pavilion 401(k) Plan in accordance with the plan’s terms and applicable law;

        (vi)       issue any Pavilion Shares, except (A) upon the valid exercise of any outstanding Pavilion Stock Option, (B) pursuant to the Pavilion Bancorp, Inc. Employee Stock Purchase Plan, (C) in the form of matching contributions made to the Pavilion 401(k) Plan consistent with past practices, or (D) pursuant to the Pavilion Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan, or grant any option or right to acquire any of its capital shares;

(vii) amend or propose to amend any of the governing documents of Pavilion or any the Subsidiaries;

        (viii)       reorganize or acquire all or any portion of the assets, business, deposits or properties of any other entity other than in the ordinary and usual course of business consistent with past practice (A) by way of foreclosures or (B) by acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith;

        (ix)       enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Director, Officer or Employee of Pavilion or Lenawee, or take any action (other than execution and performance of this Agreement) to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; provided, however, that Pavilion or Lenawee may take such actions in order to satisfy either applicable law or contractual obligations, including those arising under its benefit plans, existing as of the date hereof and disclosed in Section 3.20 of the Pavilion Disclosure Schedule, or regular annual renewals of insurance contracts;

        (x)       announce or pay any general wage or salary increase or bonus except for normal increases not exceeding 3.5% in the aggregate for Employees made in the ordinary course of business, consistent with past practices, or enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Officer, Director or Employee of Pavilion or Lenawee, except for changes that are required by applicable law, provided that this subsection shall not limit or prevent Pavilion or any Subsidiary from paying out year-end bonuses in accordance with the cash bonus plans set forth in Section 3.20 of the Pavilion Disclosure Schedule;

        (xi)       except in the ordinary course of business and consistent with past practices, borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others;

(xii) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

        (xiii)       make or change any Tax election or Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes;

        (xiv)       originate or issue a commitment to originate any loan or note in a principal amount of $250,000 or more or on an aggregate basis to one borrower of $500,000 or more, except for loans originated for sale in compliance with Fannie Mae, Freddie Mac, or Federal Home Loan Bank of Indianapolis guidelines, or modify, renew, or release any collateral on any existing loan the outstanding balance of which, including principal, interest and fees, is $250,000 or more;

(xv) establish any new lending programs or make any changes in its policies concerning which persons may approve loans;

(xvi) enter into any securities transactions or purchase or otherwise acquire any investment security other than U.S. Government and U.S. agency obligations;

        (xvii)       increase or decrease the rate of interest paid on time deposits or certificates of deposits, except in a manner and pursuant to policies consistent with past practices in relation to rates prevailing in Lenawee’s market;

        (xviii)       foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I Environmental Report thereon which indicates an absence of a “recognized environmental condition;” provided, however, that Lenawee shall not be required to obtain such a report with respect to single-family, non-agriculture residential property of one acre or less to be foreclosed upon unless it has reason to believe such property may contain any such pollutants, contaminants, waste materials including asbestos or petroleum products;

(xix) purchase or otherwise acquire any interest in a loan held by a third party;

(xx) open any new branches or loan production offices or close any branches or loan production offices in existence on the date of this Agreement;

(xxi) increase the number of directors currently serving as of the date of this Agreement on Pavilion or Lenawee’s Board of Directors;

        (xxii)       become bound by or enter into any contract related to the provision of advisory or consulting services to Pavilion or any Subsidiary, except (A) in connection with the transactions contemplated by this Agreement and (B) for customary legal and accounting engagements; or

(xxiii) enter into any agreement to do any of the foregoing.

        (c)        Pavilion and each of the Subsidiaries shall use their commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

        (d)        Pavilion and each of the Subsidiaries shall perform all of their obligations under all agreements relating to or affecting their respective properties, rights and businesses.

        (e)        Pavilion and each of the Subsidiaries shall use their commercially reasonable efforts to maintain and preserve their respective business organizations intact, to retain present key Employees and to maintain the respective relationships of customers, suppliers and others having business relationships with them.

        (f)        Pavilion and the Subsidiaries shall afford to First Defiance and to its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, Pavilion and the Subsidiaries shall make available to First Defiance upon reasonable request (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (ii) all other information concerning its business, properties and personnel as First Defiance may reasonably request (including the financial and Tax work papers of independent auditors and financial consultants), provided that First Defiance shall not unreasonably interfere with the business operations of Pavilion or Lenawee and Pavilion may, in its discretion, limit the access of First Defiance to the employees, consultants or advisors of Pavilion whose work product Pavilion reasonably wishes to keep confidential.

        5.02.        Notification. Between the date of this Agreement and the Closing Date, Pavilion promptly shall notify First Defiance in writing if Pavilion obtains knowledge of any fact or condition that (a) causes or constitutes a breach of any of the representations and warranties of Pavilion set forth in this Agreement, or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Pavilion Disclosure Schedule, Pavilion will promptly deliver to First Defiance a supplement to the Pavilion Disclosure Schedule specifying such change (“Updated Pavilion Disclosure Schedule”); provided, however, that the disclosure of such change in the Updated Pavilion Disclosure Schedule shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement unless consented to in writing by First Defiance. During the same period, Pavilion will promptly notify First Defiance of (i) the occurrence of any breach of any of the covenants of Pavilion contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to Pavilion, to result in a material adverse effect with respect to Pavilion on a consolidated basis.

        5.03.        Acquisition Transactions. Pavilion and the Subsidiaries shall (a) not, directly or indirectly, solicit or initiate any proposals or offers from any person or entity, or discuss or negotiate with any such person or entity, regarding any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, Pavilion or Lenawee (collectively, “Acquisition Transactions”), (b) not disclose to any person any information not customarily disclosed publicly or provide access to its properties, books or records or otherwise assist or encourage any person in connection with any of the foregoing in connection with an Acquisition Transaction, and (c) give First Defiance prompt notice of any such inquiries, offers or proposals. The foregoing sentence shall not apply however to the consideration, negotiation and consummation of an Acquisition Transaction not solicited by Pavilion or Lenawee or any of their respective officers, directors, agents or affiliates if, and to the extent that, the Board of Directors of Pavilion (as constituted as of the date of this Agreement, except for any director resignations after the date of this Agreement which would not require disclosure pursuant to Item 5.02(a) of Form 8-K) reasonably determines in good faith after consultation with Pavilion’s Financial Advisor and upon written advice of counsel to Pavilion that failure to consider such Acquisition Transaction could reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of Pavilion; provided, however, that Pavilion shall give First Defiance prompt notice of any such proposal of an Acquisition Transaction and keep First Defiance promptly informed regarding the substance thereof and the response of the Board of Directors of Pavilion thereto.

        5.04.        Delivery of Information. Pavilion and Lenawee shall furnish to First Defiance promptly after such documents are available: (a) all reports, proxy statements or other communications by Pavilion to its shareholders, (b) all press releases relating to any transactions and (c) all filings made with the SEC.

        5.05.        Affiliates Compliance with the Securities Act. No later than the 15th day prior to the mailing of the Proxy/Prospectus (as defined in Section 7.03 below), Pavilion shall deliver to First Defiance a schedule of all persons whom Pavilion reasonably believes are, or are likely to be, as of the date of the Pavilion Meeting, deemed to be “affiliates” of Pavilion as that term is used in Rule 145 under the Securities Act (the “Rule 145 Affiliates”). Thereafter and until the Effective Time, Pavilion shall identify to First Defiance each additional person whom Pavilion reasonably believes to have thereafter become a Rule 145 Affiliate.

        5.06.        Voting Agreement. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to First Defiance’s willingness to enter into this Agreement, each of the directors and executive officers of Pavilion and Lenawee shall enter into a Voting Agreement in the form attached hereto as Exhibit A. If any person shall become a director or executive officer of Pavilion or Lenawee after the date of this Agreement and until the Effective Time, Pavilion and Lenawee shall cause each such person to execute a Voting Agreement.

        5.07       Amendment of Pavilion Stock Options. Pavilion shall use its best efforts to require each holder of a Pavilion Stock Option to enter into an agreement not to exercise his rights under such Pavilion Stock Option within seven calendar days prior to the Effective Time and to accept the consideration set forth in Section 2.01(d) of the Agreement in exchange for any Pavilion Stock Options that are unexercised at the Effective Time.

        5.08       Pavilion Meeting. Pavilion shall establish a record date for, duly call, give notice of, convene and, no later than 45 days after the effectiveness of the Registration Statement, hold the Pavilion Meeting unless otherwise agreed to by First Defiance and Pavilion. The Board of Directors shall recommend to its shareholders that they approve this Agreement, and shall include such recommendation in the Proxy/Prospectus, unless the Board of Directors determines in good faith after consultation with Pavilion’s Financial Advisor and upon written advice of counsel to Pavilion that such a recommendation could reasonably be expected to constitute a breach of the Board of Directors’ fiduciary duties to the shareholders of Pavilion.

        5.09        Tax Matters.

        (a)        Without the prior written consent of First Defiance, neither Pavilion nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Pavilion or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Pavilion or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing.

        (b)        Pavilion and its Subsidiaries shall (i) prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) on or before the Closing Date, and (ii) pay any Tax shown, or required to be shown, on any such Tax Return.

        (c)        Except as otherwise set forth herein, each of First Defiance and Pavilion agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of Pavilion and its shareholders to characterize the Corporate Merger as a tax-free reorganization under Section 368(a) of the Code, and each of First Defiance and Pavilion agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Corporate Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.

        5.10         Insurance Coverage. Pavilion shall cause the policies of insurance listed in the Pavilion Disclosure Schedule (or comparable coverage, in the case of policies that are up for renewal prior to the Effective Time) to remain in effect between the date of this Agreement and the Effective Time.

        5.11        Supplemental Assurances.

        (a)        On the date the Registration Statement becomes effective and on the Closing Date, Pavilion shall deliver to First Defiance a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers’ knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of Pavilion, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        (b)        On the date the Registration Statement becomes effective and on the Closing Date, First Defiance shall deliver to Pavilion a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers’ knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of Pavilion) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        5.12         Subsidiaries. If requested by First Defiance, but after the receipt of the last to be obtained of the approval of this Agreement at the Pavilion Meeting and requisite approvals of any Government Authorities and Regulatory Authorities, Pavilion shall cause the proper and lawful dissolution and winding up prior to the Effective Time of Pavilion Financial Services, Inc. and Pavilion Mortgage Company. Pavilion may delay any such dissolution and winding up until immediately prior to the Effective Time.

        5.13         Environmental Inspection of Property. Pavilion shall engage a third party reasonably acceptable to First Defiance to conduct, at Pavilion’s expense, a Phase I environmental site assessment on each of the Pavilion Real Properties owned by Pavilion or its Subsidiaries and for which Pavilion has not provided to First Defiance a previously completed Phase I that is reasonably acceptable to First Defiance. Such Phase I assessments shall be conducted within 30 days of the date of this Agreement. Pavilion shall provide First Defiance with a copy of each Phase I assessment as soon as it becomes available. In the event that any of the Phase I assessments reveals a “recognized environmental condition,” Pavilion shall conduct, in consultation with First Defiance, such other environmental inspections as may be necessary. In the event that any remediation or further action is necessary, no such remediation or further action shall take place until after the Effective Time. If the cost to perform such remediation activities is expected to exceed $750,000 in the aggregate, First Defiance shall have the right to terminate this Agreement.

        5.14        Employee Benefit Plans.

        (a)        Prior to the Closing Date, but after the receipt of the last to be obtained of the approval of this Agreement at the Pavilion Meeting and requisite approvals of any Government Authorities, and Regulatory Authorities, the board of directors of Pavilion shall adopt a resolution approving the termination of the Pavilion 401(k) Plan effective as of a date prior to the Closing Date. Following the adoption of the resolution, Pavilion shall (i) amend the Pavilion 401(k) Plan to provide for distributions in cash only as permitted by Section 411(d)(6)(C) of the Code, (ii) begin the process of requesting from the IRS a determination that the termination of the Pavilion 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”), and (iii) prior to the Closing Date, repurchase any Pavilion Shares owned by the Pavilion 401(k) Plan in exchange for cash in the amount of $75.00 per share. Following the receipt of the Determination Letter, Pavilion shall distribute benefits under the Pavilion 401(k) Plan to plan participants. First Defiance agrees to take all steps necessary or appropriate to accept roll-overs of benefits from the Pavilion 401(k) Plan to the First Defiance 401(k) plan for Continuing Employees.

        (b)        Prior to the Closing Date, but after the receipt of the last to be obtained of the approval of this Agreement at the Pavilion Meeting and requisite approvals of any Government a Authorities and Regulatory Authorities, the board of directors of Pavilion shall adopt a resolution freezing the accrual of benefits under the Pavilion Defined Benefit Plan as of a date that is not later than the Closing Date and approving the termination of the plan as of a date that is not later than 120 days after the date the resolution is adopted. Subsequent to the adoption of the resolution, Pavilion shall (i) begin the process of terminating the plan in a “standard termination” with the Pension Benefit Guaranty Corporation, and (ii) request a Determination Letter from the IRS regarding the Pavilion Defined Benefit Plan. After obtaining such approvals, Pavilion shall begin the process of distributing benefits from the plan to plan participants. First Defiance agrees to take all steps necessary or appropriate to accept roll-overs of benefits from the Pavilion Defined Benefit Plan to the First Defiance 401(k) plan for Continuing Employees.

        (c)        If requested by First Defiance, prior to the Closing Date, but after the receipt of the last to be obtained of the approval of this Agreement at the Pavilion Meeting and requisite approvals of any Government Authorities and Regulatory Authorities, Pavilion shall terminate its policy pertaining to “banked” paid time off and shall compensate employees who have accumulated paid time off to the extent payment is required by applicable law or by the policy set forth in Pavilion’s employee manual as of the date of this Agreement.

        (d)        Prior to the Closing Date, but after the receipt of the last to be obtained of the approval of this Agreement at the Pavilion Meeting and requisite approvals of any Government Authorities, and Regulatory Authorities, the board of directors of Pavilion shall adopt a resolution approving the termination of the Pavilion Employee Stock Purchase Plan.

ARTICLE SIX
FURTHER COVENANTS OF FIRST DEFIANCE

        6.01        Employees; Employee Benefits.

        (a)        First Defiance or First Federal shall provide Continuing Employees (as defined in Section 6.01(b)) with compensation and benefits that are substantially similar to the compensation and benefits provided to similarly situated employees of First Federal (as of the date any such compensation or benefit is provided). This Agreement shall not be construed to limit the ability of First Defiance to terminate the employment of any employee or review employee benefits programs from time to time and to make such changes as First Defiance deems appropriate.

        (b)        All employees of Pavilion or Lenawee as of the date of this Agreement who are actively employed by Pavilion or Lenawee as of the Effective Time shall be at will employees of First Defiance or First Federal (“Continuing Employees”). Continuing Employees will be eligible to participate in First Defiance’s benefit plans on the earliest date permitted by such plan, with full credit for years of service with Pavilion or any Subsidiary for the purpose of eligibility and vesting (but not for the purpose of accrual of benefits or allocation of employer contributions).

        (c)        First Defiance shall (i) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under Pavilion’s equivalent plan) and eligibility waiting periods under group health plans to be waived with respect to each Continuing Employee and his or her eligible dependents, (ii)  take all necessary and appropriate steps to ensure that each Continuing Employee does not suffer a lapse in health, dental, vision, life or long-term disability plan coverage in connection with the transactions described in this Agreement, (iii) recognize medical or other health expenses incurred by any Continuing Employee in the year that includes the Effective Time for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, or vision plan of First Defiance or any of its subsidiaries for each Continuing Employee who submits documentation reasonably acceptable to First Defiance that demonstrates such medical or other health expenses were incurred and qualified toward the deductible of the Pavilion health care plans.

        (d)        First Defiance shall pay to each employee of Pavilion or any Subsidiary that is not covered by a written employment or severance agreement and either (i) not offered continued employment by First Defiance or First Federal after the Effective Time, or (ii) is a Continuing Employee whose employment is terminated by First Defiance or any of its subsidiaries, without cause, within 30 days following the Effective Time, a severance payment equal to one week of his or her then current base salary multiplied by the number of total completed years of service with Pavilion and/or any Subsidiary; provided, however, that the minimum severance payment shall equal four weeks of his or her base salary and the maximum severance payment shall not exceed 26 weeks of his or her base salary.

        (e)        First Defiance expressly assumes and agrees to discharge all obligations of Pavilion and Lenawee pursuant to the Employment Agreements listed on the Pavilion Disclosure Schedule. This Section 6.01(d) is for the benefit of each person who is a party to any such Employment Agreement and shall be enforceable by each such person.

        6.02.        Exchange Listing. If required, First Defiance shall file a listing application with Nasdaq for the First Defiance Shares to be issued to the former holders of Pavilion Shares in the Corporate Merger at the time prescribed by applicable rules and regulations of Nasdaq, and shall use all commercially reasonable efforts to cause the First Defiance Shares to be issued in connection with the Corporate Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

        6.03.        Notification. Between the date of this Agreement and the Closing Date, First Defiance will promptly notify Pavilion in writing if First Defiance obtains knowledge of any fact or condition that (a) causes or constitutes a breach of any of the representations and warranties of First Defiance set forth in this Agreement or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, First Defiance will promptly notify Pavilion of (i) the occurrence of any breach of any of the covenants of First Defiance contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to First Defiance, to result in a material adverse effect with respect to First Defiance.

        6.04        Board of Directors. First Defiance will select one individual from the Board of Directors of Pavilion in existence on the date of this Agreement to serve on the Board of Directors of First Defiance beginning immediately after the Effective Time. First Defiance shall take all action necessary to cause the director selected and nominated pursuant to this Section 6.04 to be elected or appointed to fill a vacancy on the Board of Directors of First Defiance as of the Effective Time.

        6.05.        Advisory Board. First Defiance agrees to take all action necessary to appoint up to six individuals from the Board of Directors of Pavilion in existence on the date of this Agreement who are not serving on the Board of Directors of First Defiance or First Federal and who are not employees of First Defiance or First Federal, effective as of the Effective Time, to an advisory board. First Federal shall pay the members of the advisory board a fee of $150.00 per meeting attended. The advisory board shall meet monthly during the first year following the Corporate Merger and quarterly thereafter, if permitted by Regulatory Authorities. Each individual who agrees to serve on the advisory board shall be required to execute a non-compete and non-disclosure agreement that extends for the duration of the individual’s service on the advisory board.

        6.06        Indemnification.

        (a)        To the fullest extent permitted by applicable law, from and after the Effective Time, First Defiance shall indemnify, defend, and hold harmless, and provide advancement of expenses to, any individual who is now, or has been at any time prior to the Effective Time, a director or officer of Pavilion or any Subsidiary or who is or was serving at the request of Pavilion or any Subsidiary as a director or officer of another person (each, an “Indemnified Person”) against all losses, claims, damages, costs, expenses (including fees and expenses of counsel), fines, penalties, liabilities, or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative (each, a “Claim”) based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Pavilion or any Subsidiary or served at the request of Pavilion or any Subsidiary as an officer or director of another person and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, at, or after, the Effective Time (including matters, acts, or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement) or taken at the request of or with the consent of First Defiance. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Person as provided in the articles of incorporation or bylaws of Pavilion shall survive the Corporate Merger and the Bank Merger and shall continue in full force and effect in accordance with their terms, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or code of regulations of First Defiance.

        (b)        As a condition to receiving the indemnification described in Section 6.06(a) above, the Indemnified Person shall assign to First Defiance, by separate writing, all right, title and interest in and to the proceeds of the Indemnified Person’s applicable insurance coverage, if any, including insurance maintained or provided by First Defiance or Pavilion or any of the Subsidiaries to the extent of such indemnity. No person shall be entitled to such indemnification with respect to a claim (i) if such person fails to reasonably cooperate in the defense and investigation of such claim as to which indemnification may be made, or (ii) made by such person against First Defiance, its subsidiaries, Pavilion or any of the Subsidiaries arising out of or in connection with this Agreement, the transactions contemplated hereby or the conduct of the business of First Defiance, its subsidiaries, Pavilion or any of the Subsidiaries, except to the extent specifically set forth in Section 6.06(a) above.

        (c)        First Defiance shall cause the persons currently serving or having served as an officer or director of Pavilion or any Subsidiary immediately prior to the Effective Time to be covered for a period of at least five years from and after the Effective Time by the directors’ and officers’ liability insurance policy or policies maintained by First Defiance (the “Current Coverage”) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such (including matters, acts, or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions described in this Agreement). First Defiance may substitute, for such Current Coverage, (a) coverage under policies maintained by First Defiance that offer comparable or better coverage and amounts, and that contain terms and conditions that are not less advantageous than pursuant to such Current Coverage, and (b) an undertaking by First Defiance to maintain such alternative coverage for the remaining period of the five year period provided for by this Section 6.06(c). In no event shall First Defiance be required to expend more than 150% of the annual amount expended by Pavilion and Lenawee for 2007 to maintain or procure the coverage described in this Section 6.06(c) (such limitation referred to as the “Insurance Amount”), provided that First Defiance shall obtain as much comparable insurance as is available for the Insurance Amount. If First Defiance does not advise Pavilion in writing prior to the receipt of the last of the approvals referenced in Section 3.04(b) of this Agreement, that it has procured the coverage required by this Section 6.06(c) (and, if applicable, made the undertakings required by this Section 6.06(c)), Pavilion shall be permitted, in lieu of receiving the foregoing insurance coverage, to procure tail coverage for past acts and omissions for a single premium amount not in excess of the Insurance Amount.

        (d)        This Section 6.06 is for the benefit of each Indemnified Person and shall be enforceable by each such Indemnified Person.

        (e)        If First Defiance or any of its successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving entity of such consolidation or merger or transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of First Defiance or surviving entity, as the case may be, shall assume all of the obligations of First Defiance set forth in this Section 6.06.

        6.07.        Delivery of and Access to Information.

        (a)        Upon request by Pavilion, First Defiance shall furnish to Pavilion promptly after receipt of such request, a copy of the following: (i) any reports, proxy statements or other communications by First Defiance to its shareholders, (ii) any press releases relating to any transactions and (iii) any filings made with the SEC.

        (b)        First Defiance and its subsidiaries shall afford to Pavilion and to its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, First Defiance and its subsidiaries shall make available to Pavilion upon reasonable request (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (ii) all other information concerning its business, properties and personnel as Pavilion may reasonably request, provided that Pavilion shall not unreasonably interfere with the business operations of First Defiance or First Federal and either First Defiance or First Federal may, in its discretion, limit the access of Pavilion to the employees of First Defiance or First Federal whose work product First Defiance or First Federal wishes to keep confidential.

        6.08.        Operation of Business. First Defiance covenants to Pavilion that, throughout the period from the date of this Agreement to and including the Closing (as defined in Section 9.01), except as expressly contemplated or permitted by this Agreement or to the extent that Pavilion shall otherwise consent in writing, neither First Defiance nor any of its subsidiaries will become bound by, enter into, or perform any contract, commitment or transaction, or otherwise take any action, that would be reasonably likely to (A) impair in any material respect the ability of First Defiance or any of its subsidiaries to perform its obligations under this Agreement or (B) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

ARTICLE SEVEN
FURTHER OBLIGATIONS OF THE PARTIES

        7.01.        Cooperative Action. Subject to the terms and conditions of this Agreement, each of Pavilion and First Defiance agrees to use its best efforts to satisfy all of the conditions to this Agreement and to cause the consummation of the transactions described in this Agreement, and to take, or cause to be taken, all further actions and execute all additional documents, agreements and instruments which may be reasonably required, in the opinion of counsel for Pavilion (“Pavilion’s Counsel”) and counsel for First Defiance (“First Defiance’s Counsel”), to satisfy all legal requirements of the States of Ohio and Michigan and of the United States, so that this Agreement and the transactions contemplated hereby will become effective as promptly as practicable.

        7.02.        Press Releases. Neither First Defiance nor Pavilion shall make any press release or other public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto as to the form and contents of such press release or public announcement, except to the extent that such press release or public announcement may be required by law or Nasdaq rules to be made before such consent can be obtained.

        7.03.        Proxy/Prospectus; Registration Statement.

        (a)        As promptly as reasonably practical following the date hereof, Pavilion and First Defiance shall prepare mutually acceptable proxy and prospectus material that will constitute the proxy statement/prospectus (including all amendments or supplements thereto, the “Proxy/Prospectus”) relating to the matters to be submitted to the Pavilion shareholders for the Pavilion Meeting, and First Defiance shall file with the SEC a registration statement with respect to the issuance of First Defiance Shares in the Corporate Merger (such registration statement, which shall include the Proxy/Prospectus and all amendments or supplements thereto, the “Registration Statement”). Each of Pavilion and First Defiance agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. First Defiance also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Pavilion agrees to promptly furnish to First Defiance all information concerning Pavilion, the Subsidiaries and the Officers, Directors and shareholders of Pavilion as First Defiance reasonably may request in connection with the foregoing. Each of Pavilion and First Defiance shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement and shall promptly provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto), mailing the Proxy/Prospectus (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, each of Pavilion and First Defiance, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by such other party, and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other’s approval, which approval shall not be unreasonably withheld or delayed.

        (b)        Each of Pavilion and First Defiance agrees that none of the information to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy/Prospectus and any amendment or supplement thereto will, as of the date such Proxy/Prospectus is mailed to shareholders of Pavilion and up to and including the date of Pavilion Meeting to which such Proxy/Prospectus relates, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading.

        (c)        Each of Pavilion and First Defiance agrees to promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement if it obtains knowledge prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading.

        (d)        First Defiance agrees to advise Pavilion, promptly after First Defiance receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Defiance Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        7.04.        Regulatory Applications. As promptly as reasonably practicable following the date of this Agreement, First Defiance will prepare and cause to be filed at its expense such applications and other documents with the Regulatory Authorities and Governmental Authorities as are required to secure the requisite approval to the consummation of the transactions provided for in this Agreement. Pavilion agrees that it will, as promptly as practicable after request and at its own expense, provide First Defiance with all information and documents concerning Pavilion and the Subsidiaries as shall be required in connection with preparing any applications, registration statements and other documents that are to be prepared and filed by First Defiance and in connection with regulatory approvals required to be obtained by First Defiance hereunder.

        7.05.        Confidentiality. The parties to this Agreement acknowledge the confidential and proprietary nature of the information as hereinafter described which has heretofore been exchanged and which will be received from each other hereunder (the “Information”) and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party’s employees or agents. Such Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement, or Information which is required to be furnished or used in connection with legal proceedings. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction, except as may be required by applicable laws. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party’s business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon the written request of the disclosing party, upon termination of this Agreement, the other parties will promptly return or destroy Information in their possession and certify to the disclosing party that the party has done so.

        7.06.        Non-Solicitation. First Defiance agrees that, if this Agreement is terminated pursuant to Article Ten, neither it nor any of its subsidiaries will, for a period of three consecutive years beginning on the effective date of the termination, directly or indirectly solicit any employee of Pavilion or any Subsidiary to leave the employment of Pavilion or such Subsidiary; provided, however, that this covenant shall not prevent First Defiance or any of its subsidiaries from continuing its general employee recruitment efforts in accordance with their past practices.

ARTICLE EIGHT
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

        8.01.        Conditions to the Obligations of First Defiance. The obligations of First Defiance under this Agreement shall be subject to the satisfaction, or written waiver by First Defiance prior to the Closing Date, of each of the following conditions precedent:

        (a)        The representations and warranties of Pavilion set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except (i) as expressly contemplated or permitted by this Agreement, and (ii) that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and First Defiance shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of Pavilion and Lenawee to such effect.

        (b)        Pavilion shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the Closing and the closing deliveries required by Section 9.03 of this Agreement, and First Defiance shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of Pavilion to such effect.

        (c)        Pavilion shall have obtained the consent or approval of each person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on First Defiance on a consolidated basis.

        8.02.        Conditions to the Obligations of Pavilion. The obligations of Pavilion under this Agreement shall be subject to satisfaction, or written waiver by Pavilion prior to the Closing Date, of each of the following conditions precedent:

        (a)        The representations and warranties of First Defiance set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except (i) as expressly contemplated or permitted by this Agreement, and (ii) that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and Pavilion shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of First Defiance and First Federal to such effect.

        (b)        First Defiance shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those related to the Closing and the closing deliveries required by Section 9.02 of this Agreement, and Pavilion shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of First Defiance and First Federal to such effect.

        (c)        First Defiance shall have obtained the consent or approval of each person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on First Defiance on a consolidated basis.

        (d)        Pavilion shall have received from Pavilion’s Financial Advisor an opinion, dated as of the date of the Proxy/Prospectus, to the effect that, as of the date of such opinion and subject to the qualifications and assumptions contained therein, the consideration to be received by the Pavilion shareholders in connection with the Corporate Merger pursuant to this Agreement is fair to the Pavilion shareholders, from a financial point of view.

        (e)        If the Aggregate Share Consideration would be less than 40% of the sum of the Aggregate Share Consideration and the Aggregate Cash Consideration, First Defiance shall have increased the Exchange Ratio, pursuant to Section 2.05(b), so that the aggregate value of the First Defiance Shares to be issued in connection with the Corporate Merger is equal to 40% of the sum of the Aggregate Share Consideration and the Aggregate Cash Consideration.

        8.03.        Mutual Conditions. The obligations of Pavilion and First Defiance under this Agreement shall be subject to the satisfaction, or written waiver by the parties prior to the Closing Date, of each of the following conditions precedent:

        (a)        The shareholders of Pavilion shall have duly approved this Agreement by the required vote.

        (b)        All approvals of Governmental Authorities and Regulatory Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule or order shall contain, other than divestitures or dispositions required to satisfy antitrust requirements, any conditions, restrictions or requirements that would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the First Defiance on a consolidated basis.

        (c)        No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Corporate Merger shall be in effect. No Governmental Authority or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable or entered any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by this Agreement or making the Corporate Merger illegal.

        (d)        The Registration Statement shall have become effective under the Securities Act and no stop-order or similar restraining order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC.

        (e)        Each of First Defiance and Pavilion shall have received the written opinion of First Defiance’s Counsel, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Corporate Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In rendering its opinion, First Defiance’s Counsel will require and rely upon customary representations contained in letters from First Defiance and Pavilion that First Defiance’s Counsel reasonably deems relevant.

ARTICLE NINE
CLOSING

        9.01.        Closing. The closing of the Corporate Merger pursuant to this Agreement (the “Closing”) shall take place at a date and time designated by First Defiance based on the scheduling of the data processing conversion as soon as practicable after the satisfaction or waiver of the last of the conditions to the Corporate Merger set forth in Article Eight of this Agreement to be satisfied. Notwithstanding the foregoing, if the Closing has not occurred within 30 days after the conditions specified in Sections 8.03(a), 8.03(b) and 8.03(d) have been satisfied, then the Closing shall occur on the date specified by Pavilion upon at least ten Business Days’ (as defined below) written notice to First Defiance. The date of the Closing is sometimes herein called the “Closing Date.”

        9.02.        Closing Deliveries Required of First Defiance. At the Closing, First Defiance and First Federal shall cause all of the following to be delivered to Pavilion:

        (a)        The certificate of First Defiance contemplated by Section 8.02(a) and (b) of this Agreement.

        (b)        Copies of all resolutions adopted by the directors of First Defiance, approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or assistant secretary of First Defiance dated as of the Closing Date, and certifying (i) the date and manner of adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

        9.03.        Closing Deliveries Required of Pavilion. At the Closing, Pavilion shall cause all of the following to be delivered to First Defiance:

        (a)        The certificate of Pavilion contemplated by Sections 8.01(a) and (b) of this Agreement.

        (b)        Copies of all resolutions adopted by the directors and the shareholders of Pavilion approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or the assistant secretary of Pavilion, as applicable, dated as of the Closing Date, and certifying (i) the date and manner of the adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

        (c)        A written agreement from each Rule 145 Affiliate identified by Pavilion pursuant to Section 5.05 in which such Rule 145 Affiliate confirms that the First Defiance Shares received by such Rule 145 Affiliate pursuant to the Corporate Merger will be transferable only in accordance with Rule 145 of the Securities Act.

        (d)        A properly executed statement of Pavilion satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (and complying with Treasury Regulations Section 1.897-2(h)) in a form reasonably acceptable to First Defiance.

ARTICLE TEN
TERMINATION

        10.01.        Termination. This Agreement may be terminated, and the Corporate Merger may be abandoned, at any time prior to the Effective Time, whether prior to or after this Agreement has been adopted by the shareholders of Pavilion:

        (a)        By mutual written agreement of Pavilion and First Defiance duly authorized by action taken by or on behalf of their respective Boards of Directors;

        (b)        By either Pavilion or First Defiance upon written notification to the non-terminating party:

        (i)       at any time after June 30, 2008, if the Corporate Merger shall not have been consummated on or prior to such date and such failure to consummate the Corporate Merger is not caused by a breach of this Agreement by the terminating party;

(ii) if any event occurs which, in the reasonable opinion of either First Defiance or Pavilion, would preclude satisfaction of any of the conditions set forth in Section 8.03 of this Agreement; or

(iii) if, in compliance with the provisions of Section 5.03 of this Agreement, Pavilion executes a definitive agreement in connection with, or closes, an Acquisition Transaction;

        (c)        By Pavilion upon written notice to First Defiance if any event occurs which, in the reasonable opinion of Pavilion, would preclude satisfaction of any of the conditions set forth in Section 8.02 of this Agreement;

        (d)        By Pavilion upon written notice to First Defiance if, pursuant to Section 2.05(b), First Defiance, in its sole discretion, does not increase the Exchange Ratio to preserve the status of the Corporate Merger as a tax-free reorganization;

        (e)        By Pavilion if the Board of Directors of Pavilion reasonably determines in good faith after consultation with Pavilion’s Financial Advisor and upon the written advice of Pavilion’s counsel, that the failure to agree to or endorse an Acquisition Transaction and terminate this Agreement could be expected to constitute a breach of its fiduciary duties to the shareholders of Pavilion;

        (f)        By First Defiance upon written notice to Pavilion if any event occurs which, in the reasonable opinion of First Defiance, would preclude satisfaction of any of the conditions set forth in Section 8.01 of this Agreement;

        (g)        By First Defiance if the cost to perform any environmental remediation activities set forth in Section 5.13 is expected to exceed $750,000, in the aggregate.

        (h)        by Pavilion at any time during the five calendar day period commencing on the Determination Date, if both of the following conditions are satisfied: (i) the Average Closing Price shall be less than $22.08 and (ii) (A) the quotient obtained by dividing the Average Closing Price by $26.77 (the “First Defiance Ratio”) shall be less than (B) the Index Ratio minus 0.175.

        Subject to the following:

        (1)       Pavilion must give written notice of its election to terminate this Agreement pursuant to this Section 10.01(h) to First Defiance, which notice may be withdrawn at any time prior to the lapse of the five-day period commencing on the Determination Date;

        (2)       during the five-day period commencing upon First Defiance’s receipt of such notice, First Defiance shall have the option of paying additional consideration, at First Defiance’s election, in either the form of First Defiance Shares, cash or a combination thereof (the “Additional Consideration”) in compliance with the following sentence. Specifically, First Defiance shall pay such Additional Consideration so that the value of the Per Share Stock Consideration together with the Additional Consideration (whether in cash or shares) shall be valued at an amount which is no less than the lesser of: (i)  the product of $22.08 multiplied by the Exchange Ratio, or (ii) the product of the Index Ratio, multiplied by $26.77, multiplied by the Exchange Ratio; and

        (3)       the election contemplated by clause (2) of this Section 10.01(h) shall be made by First Defiance giving notice to Pavilion of such election and the form and amount of the Additional Consideration, whereupon no termination shall be deemed to have occurred pursuant to this 10.01(h), and this Agreement shall remain in effect in accordance with its terms (except as the Per Share Stock Consideration shall have been so adjusted), and any references in this Agreement to “Per Share Cash Consideration” or “Per Share Stock Consideration” shall thereafter be deemed to refer to the adjusted amount pursuant to this Section 10.01(h).

        For purposes of this Section 10.01(h), the following terms shall have the following meanings:

        “Average Closing Price” shall mean the average closing price per share of First Defiance Shares on the Nasdaq Global Market for the twenty trading days ending on the last trading date prior to the Determination Date.

        “Determination Date” shall mean the tenth calendar day preceding the Closing Date (the tenth day to be determined by counting the day preceding the Closing Date as the first day).

        “Index Group” shall mean the sixteen holding companies listed below (each a “Peer Company”). In the event that: (i) the common stock of any Peer Company is no longer publicly traded on the Determination Date; or (ii) after the Starting Date and prior to the Determination Date, any Peer Company issues a public announcement of a proposal to be acquired by or to acquire another company in a transaction with a value exceeding 25% of the Peer Company’s market capitalization, such Peer Company shall be removed from the Index Group, and the weights (which have been determined based upon market capitalization) shall be redistributed proportionately for purposes of determining the Index Price. The Peer Companies and the percentage weighting attributed to each of them are as follows:

Peer Company	Percentage Weightings

Camco Financial Corporation (CAFI)	3.1%
CFS Bancorp, Inc. (CITZ)	4.9%
Citizens First Bancorp, Inc. (CTZN)	4.7%
Dearborn Bancorp, Inc. (DEAR)	3.5%
First Financial Corporation (THFF)	13.2%
Firstbank Corporation (FBMI)	3.9%
German American Bancorp, Inc. (GABC)	4.6%
Horizon Bancorp (HBNC)	2.7%
Lakeland Financial Corporation (LKFN)	9.3%
LNB Bancorp, Inc. (LNBB)	3.4%
Macatawa Bank Corporation (MCBC)	7.7%
MainSource Financial Group, Inc. (MSFG)	10.8%
MBT Financial Corp. (MBTF)	6.2%
Mercantile Bank Corporation (MBWM)	5.8%
Peoples Bancorp Inc. (PEBO)	9.0%
United Community Financial Corp. (UCFC)	7.2%

100.0%

        “Index Price” shall mean the weighted average (weighted in accordance with the Index Group’s percent weighting listed above) of the closing sales prices of the Peer Companies determined as of the Starting Date or Determination Date, whichever is applicable, based on the closing price per share (as reported by The Wall Street Journal) for the twenty trading days ending on the last trading date prior to the Starting Date or Determination Date, whichever is applicable.

        “Index Ratio” shall be the Index Price as determined on the Determination Date divided by the Index Price as determined on the Starting Date.

        “Starting Date” shall mean the date of this Agreement.

        10.02.        Effect of Termination. If this Agreement is validly terminated by either Pavilion or First Defiance pursuant to Section 10.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of Pavilion or First Defiance except that (i) the provisions of Sections 7.05, 7.06 and 11.07 and this Article Ten will continue to apply following any such termination, and (ii) except as set forth in Section 10.04, nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement.

        10.03.        Termination Fee. In the event Pavilion executes a definitive agreement in connection with, or closes, an Acquisition Transaction at any time after this Agreement is terminated pursuant to Section 10.01(e) until the expiration of twelve months from the date of such termination, Pavilion shall pay to First Defiance in immediately available funds the sum of $2,000,000 within five calendar days after the earlier of such execution or closing.

        10.04.        Force Majeure. Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war or terrorism, and provided no party has failed to observe the material obligations of such party under this Agreement, no party shall be obligated to pay to the other party to this Agreement any fees or expenses or otherwise be liable hereunder.

ARTICLE ELEVEN
MISCELLANEOUS

        11.01.        Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand or by telecopy, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested. All notices thereunder shall be delivered to the following addresses:

If to Pavilion, to:

Pavilion Bancorp, Inc. 135 East Maumee Street Adrian, Michigan 49221 Attn: Richard J. DeVries, President and Chief Executive Officer Fax: 517-265-4485

With a copy to:

Kimberly Baber, Esq. Varnum, Riddering, Schmidt & Howlett LLP 333 Bridge St., NW, Suite 1700 Grand Rapids, Michigan 49504 Fax: 616-336-7000

If to First Defiance, to:

First Defiance Financial Corp. 601 Clinton Street Defiance, Ohio 43512 Attn: William J. Small, Chairman, President and Chief Executive Officer Fax: (419) 782-5145

With a copy to:

Terri R. Abare, Esq. Vorys, Sater, Seymour and Pease LLP Suite 2000, Atrium Two 221 East Fourth Street Cincinnati, Ohio 45202 Fax: (513) 852-7810

        Any party to this Agreement may, by notice given in accordance with this Section 11.01, designate a new address for notices, requests, demands and other communications to such party. As used in this Agreement, “Business Day” means any day other than a day on which Nasdaq is closed.

        11.02.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument.

        11.03.        Entire Agreement. This Agreement (including the exhibits, documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

        11.04.        Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and assigns) of the parties hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

        11.05.        Captions. The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as part of this Agreement.

        11.06.        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to principles of conflicts or choice of laws (except to the extent that mandatory provisions of federal law are applicable).

        11.07.        Payment of Fees and Expenses. Except as otherwise agreed in writing, each party hereto shall pay all of its own costs and expenses, including legal and accounting fees, and all expenses relating to its performance of, and compliance with, its undertakings herein. All fees to be paid to Governmental Authorities and Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be borne by First Defiance. The foregoing notwithstanding, in no event shall the Per Share Merger Consideration be adjusted for any expenses associated with the transactions contemplated by this Agreement, including (but not limited to) investment banking fees, legal fees, accounting fees, and any change of control agreement payments related to such transactions.

        11.08.        Amendment. From time to time and at any time prior to the Effective Time, this Agreement may be amended only by an agreement in writing executed in the same manner as this Agreement, except that after the Pavilion Meeting, this Agreement may not be amended if it would violate the MBCA.

        11.09.        Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

        11.10.        No Third-Party Rights. Except as specifically set forth herein, nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

        11.11.        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        11.12.        Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of First Defiance and Pavilion set forth in this Agreement, or in any document delivered pursuant to the terms hereof or in connection with the transactions contemplated hereby, shall not survive the Closing and the consummation of the transactions referred to herein, other than covenants which by their terms are to survive or be performed after the Effective Time (including, without limitation, those set forth in Article Two, Article Six, Article Seven and this Article Eleven); except that the Surviving Corporation and any director, officer or controlling person thereof may rely on such representations, warranties or covenants in any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Pavilion or First Defiance.

        11.13.        Materiality. As used in this Agreement, (i) any reference to any event, change, effect, development, circumstance or occurrence being “material” with respect to any entity means an event, change, effect, development, circumstance or occurrence that is or is reasonably likely to be material in relation to the financial condition, businesses or results of operations of such entity and its subsidiaries taken as a whole, and (ii) the term “material adverse effect” means, with respect to any entity, an event, change, effect, development, circumstance or occurrence that, individually or together with any other event, change, effect, development, circumstance or occurrence, (A) has or would be reasonably likely to have a material adverse effect on the financial condition, businesses, or results of operations of such entity and its subsidiaries, taken as a whole, or (B) materially impairs the ability of such entity to perform its obligations under this Agreement or to consummate the Corporate Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, the impact of the following shall not be included in any determination of materiality or the existence of a material adverse effect: (a) changes in GAAP or regulatory accounting requirements generally applicable to financial institutions and their holding companies, (b) change in laws, rules or regulations, or interpretations thereof, (c) actions or omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party, (d) changes in economic conditions generally affecting financial institutions and their holding companies, and (e) reasonable fees and expenses incurred in connection with this Agreement and which are incurred or paid without violation of the representations, warranties or covenants set forth in this Agreement.

        IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of First Defiance and Pavilion to be effective as of the date set forth in the first paragraph above.

ATTEST: /s/ John W. Boesling —————————————— John W. Boesling, Secretary	FIRST DEFIANCE FINANCIAL CORP. By: /s/ William J. Small —————————————— William J. Small, Chairman of the Board

ATTEST: /s/ Eileen Loveland —————————————— Eileen Loveland, Secretary	PAVILION BANCORP, INC. By: /s/ Richard DeVries —————————————— Richard DeVries, President and CEO

EXHIBIT A

Voting Agreement

        THIS VOTING AGREEMENT (this “Agreement”) is entered into this _____ day of ________, 2007, between the undersigned shareholder (the “Shareholder”) of Pavilion Bancorp, Inc., a Michigan corporation (“Pavilion”), and First Defiance Financial Corp., an Ohio corporation (“First Defiance”).

RECITALS

        A.        The Shareholder owns or has the power to vote, other than in a fiduciary capacity, _______ common shares, without par value, of Pavilion (together with all other shares of Pavilion that the Shareholder may subsequently acquire or obtain the power to vote, other than in a fiduciary capacity, the “Shares”).

        B.        Pavilion has entered into an Agreement and Plan of Merger by and between First Defiance and Pavilion of even date herewith (the “Merger Agreement”).

        C.        Under the terms of the Merger Agreement, Pavilion has agreed to call a meeting of its shareholders for the purpose of voting upon the adoption of the Merger Agreement (together with any adjournments thereof, the “Pavilion Meeting”).

        D.        The parties to the Merger Agreement have made it a condition to their entering into the Merger Agreement that certain shareholders of Pavilion, including the Shareholder, agree to vote their shares of Pavilion in favor of the adoption of the Merger Agreement.

AGREEMENT

        Accordingly, the parties hereto agree as follows:

        1.        Agreement to Vote. The Shareholder agrees, subject to Section 2 below, to vote the Shares as follows:

(a) in favor of the adoption of the Merger Agreement;

        (b)       against the approval of any proposal relating to a competing merger or business combination involving an acquisition of Pavilion or the purchase of all or a substantial portion of the assets of Pavilion by any person or entity other than First Defiance or an affiliate of First Defiance; and

(c) against any other transaction which is inconsistent with the obligations of Pavilion under the Merger Agreement.

        2.        Limitation on Voting Power. It is expressly understood and acknowledged that nothing contained herein is intended to restrict the Shareholder from voting on any matter, or otherwise from acting, in the Shareholder’s capacity as a director or officer of Pavilion with respect to any matter, including but not limited to, the management or operation of Pavilion.

        3.        Termination. This Agreement shall terminate on the earlier of (a) the date on which the Merger Agreement is terminated in accordance with Article Ten of the Merger Agreement, (b) the date on which the merger contemplated by the Merger Agreement is consummated, or (c) the death of the Shareholder.

        4.        Representations, Warranties, and Additional Covenants of the Shareholder. The Shareholder hereby represents and warrants to First Defiance that (a) the Shareholder has the capacity and all necessary power and authority to vote the Shares, and (b) this Agreement constitutes a legal, valid, and binding obligation of the Shareholder, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws affecting enforcement of creditors rights generally. The Shareholder further agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of First Defiance, which consent shall not be unreasonably withheld, sell, pledge, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote the Shares or which would be inconsistent with this Agreement. Notwithstanding the foregoing, the Shareholder may transfer all or a portion of the Shares to an immediate family member, but only if the transferee executes an identical Voting Agreement.

        5.        Specific Performance. The undersigned hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Shareholder shall be specifically enforceable and that First Defiance shall be entitled to injunctive or other equitable relief upon such a breach by the Shareholder. The Shareholder further agrees to waive any bond in connection with obtaining any such injunctive or equitable relief. This provision is without prejudice to any other rights that First Defiance may have against the Shareholder for any failure to perform his obligations under this Agreement.

        6.        Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan without regard to any of its conflict of laws principles.

        7.        Capitalized Terms. Capitalized terms used herein without definition shall have the meanings attributed to such terms in the Merger Agreement.

        IN WITNESS WHEREOF, the undersigned have executed or caused to be executed this Agreement as of the day and year first above written.

SHAREHOLDER ————————————————— Print Name: ————————————	FIRST DEFIANCE FINANCIAL CORP. By: —————————————— Name: —————————————— Title: ——————————————

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

        THIS AMENDMENT (this “Amendment”) to the Agreement and Plan of Merger, dated as of October 2, 2007 (the “Agreement”), by and between First Defiance Financial Corp. (“First Defiance”) and Pavilion Bancorp, Inc. (“Pavilion”) (collectively referred to herein as the “Parties”), is made and entered into as of January 21, 2008, by and among the Parties. Capitalized terms not defined herein shall have the meanings given to them in the Agreement.

WITNESSETH:

        WHEREAS, the Parties have determined that the Pavilion shares owned by the Pavilion 401(k) Plan (as defined in the Agreement) should be exchanged for a combination of First Defiance shares and cash;

        WHEREAS, Section 11.08 of the Agreement provides that the Agreement may be amended prior to the Pavilion Meeting (as defined in the Agreement) by an agreement in writing executed in the same manner as the Agreement; and

        WHEREAS, the Boards of Directors of each of the Parties to the Agreement have authorized the execution of this Amendment;

        NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions set forth hereinafter and in the Agreement, the Parties, intending to be legally bound hereby, agree as follows:

1.	Section 5.14(a) of the Agreement shall be amended by replacing it in its entirety with the following:

(a) Prior to the Closing Date, the board of directors of Pavilion shall (i) adopt a resolution approving the termination of the Pavilion Bancorp, Inc. Employee Stock Ownership and 401(k) Savings Plan (the “Pavilion 401(k) Plan”) effective as of a date prior to the Closing Date, (ii) amend the Pavilion 401(k) Plan to provide that the 2007 contribution shall be made in cash only, (iii) amend the Pavilion 401(k) Plan to provide plan participants with expanded diversification and investment direction rights, and (iv) begin the process of requesting from the IRS a determination that the termination of the Pavilion 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”). At the Effective Time, each Pavilion Share owned by the Pavilion 401(k) Plan shall be exchanged for the Per Share Stock Consideration and the Per Share Cash Consideration; provided, however, that if the value of the Per Share Stock Consideration based on the closing price of a First Defiance Share on the last trading day prior to the Closing Date is less than $37.50, then the cash paid for each Pavilion Share owned by the Pavilion 401(k) Plan shall be increased so that the total value paid for each Pavilion Share owned by the Pavilion 401(k) Plan equals $75.00, based on the closing price of a First Defiance Share on the last trading day prior to the Closing Date. Following the receipt of the Determination Letter, Pavilion shall distribute benefits under the Pavilion 401(k) Plan to plan participants. First Defiance agrees to take all steps necessary or appropriate to accept roll-overs of benefits from the Pavilion 401(k) Plan to First Defiance benefit plans for Continuing Employees.

2.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument.

        IN WITNESS WHEREOF, this Amendment has been executed on behalf of the Parties to be effective as of the date set forth in the first paragraph above.

ATTEST: /s/ Danielle Norden ——————————————	FIRST DEFIANCE FINANCIAL CORP. By: /s/ William J. Small —————————————— William J. Small, Chairman of the Board

ATTEST: /s/ Eileen Loveland ——————————————	PAVILION BANCORP, INC. By: /s/ Richard DeVries —————————————— Richard DeVries, President and CEO

ANNEX B

February 5, 2008

Board of Directors
Pavilion Bancorp, Inc.
135 East Maumee
Adrian, MI 49221

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Pavilion Bancorp, Inc. (“Pavilion”), holding company for Bank of Lenawee, of the exchange ratio and per share consideration provided for pursuant to the Agreement and Plan of Merger, dated as of October 2, 2007 and as amended January 21, 2008 (the “Agreement”), to which First Defiance Financial Corp. (“First Defiance”) will acquire Pavilion (the “Merger”). In accordance with the terms of the Agreement, Bank of Lenawee will merge with and into First Federal Bank of the Midwest, a wholly-owned subsidiary of First Defiance. Per the terms of the Agreement, each share of Pavilion common stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive 1.4209 shares of First Defiance common stock and $37.50 in cash. On October 1, 2007 the closing price was $25.83 per share for First Defiance, representing total consideration of $74.20 per share. Also, as part of the Merger, Pavilion’s outstanding options will be cashed out at a fixed amount of $75.00. On October 1, 2007 we issued an oral opinion to the Board of Directors stating that the exchange ratio and related per share cash consideration to be received by Pavilion shareholders under the Agreement was fair, from a financial point of view, to the shareholders of Pavilion. The oral opinion was updated with a written opinion dated October 2, 2008. On February 4, 2008 the closing price was $21.59 per share for First Defiance representing total consideration of $68.18 per share. Based on the fixed exchange ratio, the total consideration could be higher or lower than the amounts indicated above based on the price of First Defiance.

In anticipation of the mailing of the prospectus and proxy statement, you have requested that we update our opinion as of the date hereof.

Donnelly Penman & Partners (“Donnelly”) is an investment-banking firm of recognized standing. As part of our investment banking services, we are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for stock plans, corporate and other purposes. We are acting as financial advisor to Pavilion in connection with the Merger and will receive a fee from Pavilion for our services pursuant to the terms of our engagement letter with Pavilion, dated as of May 25, 2007.

In arriving at its written opinion delivered hereby, Donnelly reviewed:

•	the Agreement and Plan of Merger dated October 2, 2007 and the amendment dated January 21, 2008;

•	the prospectus and proxy statement draft dated January 31, 2008;

•	certain publicly-available information for Pavilion, including each of the Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2004, 2005 and 2006 and the quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 in addition to Pavilion management’s unaudited balance sheet and statement of income for the twelve months ended December 31, 2007;

•	certain information, including financial forecasts and projections (and the assumptions and bases therefore which were deemed reasonable by management), relating to earnings, assets, liabilities and prospects of Pavilion as a stand alone company with the management of Pavilion. Donnelly confirmed with management that such forecasts and projections reflected the best currently available estimates and judgments of management;

•	certain publicly-available information for First Defiance, including each of the Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2004, 2005 and 2006 and the quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•	press release dated January 21, 2008 covering First Defiance’s fourth quarter and annual earnings for fiscal year 2007;

•	transcript of First Defiance's fourth quarter and fiscal year 2007 earnings conference call on January 22, 2008;

•	certain information, including financial forecasts and projections (and the assumptions and bases therefore which were deemed reasonable by management), relating to earnings, assets, liabilities and prospects of First Defiance with the management of First Defiance. Donnelly confirmed with management that such forecasts and projections reflected the best currently available estimates and judgments of management;

•	the historical stock prices and trading volumes of Pavilion's common stock;

•	the historical stock prices and trading volumes of First Defiance's common stock;

•	the terms of acquisitions of banking organizations which Donnelly deemed generally comparable to Pavilion;

•	the amount and timing of the cost savings, income from additional growth, and other expenses and adjustments expected to result from the Merger furnished by senior management of First Defiance and deemed reasonable by them;

•	the financial condition and operating results of First Defiance compared to the financial conditions and operating results of certain other financial institutions that Donnelly deemed comparable; and

•	such other information, financial studies, analyses and investigations and such other factors that Donnelly deemed relevant for the purposes of its opinion.

Donnelly also prepared a dividend discount analyses for Pavilion on a stand-alone basis and on a combined basis with First Defiance.

In conducting its review and arriving at its opinion, as contemplated under the terms of its engagement by Pavilion, Donnelly, with the consent of First Defiance and Pavilion, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by First Defiance and Pavilion or upon publicly-available information. Donnelly participated in meetings and telephone conferences with certain members of First Defiance’s and Pavilion’s senior management to discuss First Defiance’s and Pavilion’s past and current business operations, regulatory standing, financial condition and future prospects, including any potential operating efficiencies and synergies that may arise as a result of the Merger. With respect to anticipated transactions costs, purchase accounting adjustments, expected cost savings and other synergies and other information prepared by and/or reviewed with the management of First Defiance and used in our analyses, First Defiance’s management confirmed to us that they reflected the best currently available estimates and judgments of management with respect to such information. With respect to anticipated earnings of Pavilion and other information prepared by and/or reviewed with the management of Pavilion and used by us in our analyses, Pavilion’s management confirmed to us that they reflected the best currently available estimates and judgments of management with respect to such information. Donnelly did not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. Donnelly further relied upon the assurance of management of First Defiance and Pavilion that they were unaware of any facts that would make the information provided or available to Donnelly incomplete or misleading in any respect. Donnelly did not make any independent evaluations, valuations or appraisals of the assets or liabilities of First Defiance or Pavilion. Donnelly is not an expert in the evaluation of loan portfolios or the allowance for loan losses and did not review any individual credit files of First Defiance or Pavilion and assumed for purposes of this opinion that the aggregate allowances for credit losses for First Defiance and Pavilion were and are adequate under current economic conditions to cover such losses. Donnelly’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and evaluated by Donnelly on the date of its opinion. Donnelly does not have any obligation to update its opinion, unless requested by Pavilion in writing to do so, and Donnelly expressly disclaims any responsibility to do so in the absence of any written request by Pavilion.

No limitations were imposed by Pavilion on Donnelly on the scope of Donnelly’s investigation or the procedures to be followed by Donnelly in rendering this opinion. The form and amount of the consideration to be paid to Pavilion or its shareholders were determined through arms length negotiations between First Defiance and Pavilion.

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of First Defiance and Pavilion. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in our analyses was identical to Pavilion, First Defiance or the proposed merged company. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of First Defiance or companies to which it is being compared. None of the analyses performed by us was assigned a greater significance than any other.

We have been retained by the Board of Directors of Pavilion to determine whether the consideration offered to Pavilion shareholders as provided for in the Agreement is fair, from a financial point of view, as of the date hereof. This opinion does not constitute a recommendation to any stockholder of Pavilion as to how such shareholder should vote at any meeting of the stockholders called to consider and vote upon the Merger. We have also assumed that there has been no material change to our analysis of First Defiance’s or Pavilion’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us.

Donnelly will receive a fee for its services, a substantial portion of which is due upon the consummation of the Merger. Prior to this transaction, Donnelly did not have an investment banking relationship with First Defiance. However, Donnelly has had an investment banking relationship with Pavilion, but not in the last two years. Donnelly may solicit investment banking business from First Defiance in the future.

We hereby consent to the reference to our opinion in the prospectus and proxy statement to be issued pursuant to the Agreement and to the inclusion of the foregoing opinion in the prospectus and proxy statement relating to the meeting of stockholders of Pavilion. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Further, we express no view as to the price or trading range for shares of the common stock of First Defiance following the consummation of the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of February 5, the exchange ratio and related per share cash consideration to be received by Pavilion shareholders under the Agreement is fair, from a financial point of view, to the shareholders of Pavilion.

Very truly yours,

/s/ Donnelly Penman & Partners

Donnelly Penman & Partners